    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2001

                                            REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               CONTOUR ENERGY CO.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               1311                              76-0447267
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                            1001 MCKINNEY, SUITE 900
                              HOUSTON, TEXAS 77002
                                 (713) 652-5200
  (Address, including ZIP Code, and telephone number, including area code, of registrants' principal executive offices)
                             ---------------------
                                 RICK G. LESTER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            1001 MCKINNEY, SUITE 900
                              HOUSTON, TEXAS 77002
                                 (713) 652-5200
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                   JARED D. NIELSEN                                       SAMUEL N. ALLEN
                  CONTOUR ENERGY CO.                                  PORTER & HEDGES, L.L.P.
               1001 MCKINNEY, SUITE 900                                 700 LOUISIANA STREET
                 HOUSTON, TEXAS 77002                                   HOUSTON, TEXAS 77002
                    (713) 652-5200                                         (713) 226-0600

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and following receipt of the written consents required to make the reclassification described herein effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $.10 par value.................   4,095,519 shares         $.41667           $1,706,466.25           $426.62
---------------------------------------------------------------------------------------------------------------------------------
$7.25 redeemable cash equivalent preferred
  stock, $1.50 par value.....................   1,365,173 shares          $7.25            $9,897,504.25          $2,474.38
---------------------------------------------------------------------------------------------------------------------------------
Total........................................          --                   --             $11,603,970.50         $2,901.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of Common Stock, $.10 par value, and $7.25 redeemable cash equivalent preferred stock, $1.50 par value, to be issued pursuant to a proposed reclassification of each outstanding share of $2.625 convertible exchangeable preferred stock, $1.50 par value.

(2) Pursuant to Rule 457(f)(1), (f)(2), (f)(3) and (c) of the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the last trade price of the $2.625 preferred stock on the OTC Bulletin Board on October 3, 2001 ($8.50 per share), less the cash to be paid by the registrant in connection with the transaction ($7.25 per share), and with respect to the redeemable cash equivalent preferred stock its cash value of $7.25 per share for which it will be immediately redeemable on issue.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS, CONSENT SOLICITATION AND INFORMATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS, CONSENT SOLICITATION AND INFORMATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PROSPECTUS AND CONSENT SOLICITATION
STATEMENT AND INFORMATION STATEMENT

                               CONTOUR ENERGY CO.

         CONSENT SOLICITATION TO RECLASSIFY 1,365,173 SHARES OF $2.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK INTO 4,095,519 SHARES OF COMMON STOCK
   AND 1,365,173 SHARES OF $7.25 REDEEMABLE CASH EQUIVALENT PREFERRED STOCK, WHICH WILL BE IMMEDIATELY REDEEMED UPON ISSUE FOR CASH AT A REDEMPTION PRICE OF
                                $7.25 PER SHARE

     This prospectus, consent solicitation and information statement relates to the proposed reclassification of each share of our $2.625 convertible exchangeable preferred stock into three shares of our common stock, par value $.10 per share and one share of our $7.25 redeemable cash equivalent preferred stock, par value $1.50 per share.

     This statement serves three purposes. It is:

     - our prospectus relating to the issuance of shares of our common stock and $7.25 redeemable cash equivalent preferred stock to be issued in connection with the reclassification;

     - the consent solicitation statement to be used in soliciting consents to the proposed reclassification from $2.625 preferred stockholders; and

     - an information statement for holders of common stock informing them of the proposed reclassification. WE ARE NOT SOLICITING THE CONSENTS OF HOLDERS OF COMMON STOCK. COMMON STOCKHOLDERS SHOULD NOT SEND CONSENTS.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

     The record date for determining the holders of our $2.625 preferred stock entitled to vote on the reclassification is October 12, 2001. We are first
mailing this document on or about November   , 2001, to our stockholders of
record as of the close of business on the record date.

     TO CONSENT TO THE RECLASSIFICATION, COMPLETE AND SIGN THE ACCOMPANYING FORM OF CONSENT AND FORWARD IT TO THE CONSENT SOLICITATION AGENT TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY THE INSTRUCTIONS TO THE CONSENT.

     Our common stock is quoted on the OTC Bulletin Board under the symbol CONC.OB. The last trade price for our common stock on the OTC Bulletin Board on October 4, 2001, was $1.10 per share. The $2.625 preferred stock is quoted on the OTC Bulletin Board under the symbol CONCP.OB. The last trade price for our $2.625 preferred stock on the OTC Bulletin Board on October 4, 2001, was $8.50 per share.

     The redeemable cash equivalent preferred stock to be issued upon the reclassification will be redeemed for cash immediately upon issue and will not be traded on any market.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, CONSENT SOLICITATION STATEMENT AND INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this statement is October   , 2001.

                               TABLE OF CONTENTS

Summary.....................................................    1
Summary Financial Information...............................    7
Summary Reserve and Operating Data..........................   10
Risk Factors................................................   11
Capitalization..............................................   16
Trading and Market Prices...................................   16
Unaudited Pro Forma Consolidated Financial Information......   18
Selected Consolidated Financial Information.................   21
Cautionary Statement Regarding Forward-Looking Statements...   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
The Reclassification........................................   32
Business and Properties.....................................   39
Management..................................................   54
Security Ownership of Certain Beneficial Owners and
  Management................................................   58
Certain Relationships and Related Transactions..............   59
Description of Capital Stock................................   59
Certain Federal Income Tax Considerations...................   62
Certain Bankruptcy and Insolvency Considerations............   65
Legal Opinions..............................................   66
Experts.....................................................   66
Where You Can Find More Information.........................   66
Index to Financial Statements...............................  F-1
Independent Auditors' Report................................  F-2
Appendix A -- The Reclassification Amendment................  A-1
Appendix B -- Article 4 of Contour Energy Co.'s Current
  Certificate of Incorporation..............................  B-1
Appendix C -- Certificate of Designation of Preferred Stock
  of Kelley Oil & Gas Corporation...........................  C-1
Appendix D -- Opinion of Houlihan Lokey Howard & Zukin
  Financial Advisors, Inc. .................................  D-1

                                    SUMMARY

     The following is a summary of certain information contained in this prospectus, consent solicitation statement and information statement and is qualified in its entirety by the more detailed information, consolidated financial statements, including the notes thereto, and pro forma information contained elsewhere in this statement, all of which you should review carefully.

                                  THE COMPANY

     We incorporated in Delaware in 1994 under the name Kelley Oil & Gas Corporation and changed our name to Contour Energy Co. in July 1999. We are engaged in the exploration, development, acquisition and production of oil and natural gas. Our strategy is to increase reserves, production and cash flows in a cost efficient manner through a program of balanced exploration and development activities and strategic acquisitions. Our executive offices are located at 1001 McKinney, Suite 900, Houston, Texas 77002, and our telephone number is (713) 652-5200.

THE RECLASSIFICATION

     This statement relates to the proposed reclassification of each share of our $2.625 convertible exchangeable preferred stock into three shares of our common stock, par value $.10 per share and one share of our $7.25 redeemable cash equivalent preferred stock, par value $1.50 per share.

WHAT $2.625 PREFERRED STOCKHOLDERS WILL GIVE UP    WHAT $2.625 PREFERRED STOCKHOLDERS WILL RECEIVE
-----------------------------------------------    -----------------------------------------------
Each share of $2.625 convertible exchangeable      Three shares of common stock; and
preferred stock, including all accumulated and
unpaid dividends                                   One share of redeemable cash equivalent
                                                   preferred stock, which will be immediately
                                                   redeemed upon issue for cash at a redemption
                                                   price of $7.25 per share.

     At November 1, 2001, accumulated and unpaid dividends on the $2.625 preferred stock (for the 16 previous quarters) will aggregate $14.3 million ($10.50 per share). On October 4, 2001, the closing price of our common stock on the OTC Bulletin Board was $1.10 per share and the closing price of our $2.625 preferred stock was $8.50 per share. Based on these closing prices, the consideration to be paid on redemption of the $2.625 preferred stock represents a market premium to holders of $2.625 preferred stock; however, the value of this consideration is substantially below the liquidation preference of the $2.625 preferred stock, consisting of $25.00 plus accrued and unpaid dividends of $10.50 per share as of November 1, 2001. However, there is no assurance the holders would receive such amounts if the reclassification does not occur.

BACKGROUND

     We have not paid dividends on our $2.625 preferred stock since April 30, 1998 to conserve cash for debt service requirements and ongoing operations. Additionally, the covenants of our current debt facilities do not allow us to pay dividends, including past and accrued dividends on our $2.625 preferred stock. We believe we will be able to continue to service our debt obligations in the near term, but we do not foresee the ability to pay past accumulated and unpaid dividends or future dividends on our $2.625 preferred stock. The reclassification would give holders of our $2.625 preferred stock an immediate cash return (although far short of its liquidation or redemption value) as well as an opportunity to participate in possible future growth of the company as common stockholders.

PURPOSES AND EFFECTS OF THE RECLASSIFICATION

     The primary purposes of the reclassification are to:

     - eliminate the senior and preferred claim on our equity of the $2.625 preferred stock, including elimination of the accumulated and unpaid dividends;

     - increase our common stock equity capital;

     - provide more flexibility for future equity financings or strategic transactions; and

     - allow our holders of $2.625 preferred stock to realize immediate value for their shares at higher than recent market prices.

     As a result of the reclassification:

     - each outstanding share of $2.625 preferred stock (including all accumulated and unpaid dividends) will be reclassified into three shares of common stock and one share of redeemable cash equivalent preferred stock;

     - each share of redeemable cash equivalent preferred stock will be mandatorily and automatically redeemed for $7.25 in cash;

     - the accumulated and unpaid dividends on the $2.625 preferred stock will be canceled and the holders of the $2.625 preferred stock will forfeit their right to receive those dividends;

     - the number of shares of common stock outstanding will increase from 13,210,995 (based on shares outstanding on the record date) to 17,306,514. Former holders of our $2.625 preferred stock will own approximately 24% of our common stock after the reclassification; and

     - because the $2.625 preferred stock will be eliminated by the reclassification, the existing right of its holders to elect two directors to our board of directors will be extinguished and such directors will resign from the board.

RECORD DATE

     Holders of $2.625 preferred stock of record at the close of business on October 12, 2001 are entitled to notice of this consent solicitation and to give consent. On the record date, there are issued and outstanding 13,210,995 shares of common stock and 1,365,173 shares of $2.625 preferred stock.

CONSENT PROCEDURES

     Holders of $2.625 preferred stock as of the record date electing to consent to the reclassification must sign and date the form of consent accompanying this statement in accordance with the instructions contained therein and forward it to the solicitation agent at its address shown on the back cover of this statement or request a broker or bank to effect the transaction for them. Holders of $2.625 preferred stock whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact the registered holder promptly if they wish to give their consents.

SOLICITATION PERIOD

     The consent solicitation will be open for a period of 20 days ending on
December   , 2001 unless extended by us. We will effect the reclassification promptly after the consent solicitation closes only if we have received consents of the holders of two-thirds of the outstanding shares of $2.625 preferred stock.

WITHDRAWAL OF CONSENTS

     Consents may be withdrawn by the person entitled to give the consent at any time before the consent solicitation is closed by any written instruction signed by the record holder and sent to the solicitation agent or us stating that a consent is no longer effective.

HOW TO GET YOUR COMMON STOCK AND CASH

     Upon approval of the reclassification, we will distribute letters of transmittal pursuant to which you may exchange your $2.625 preferred stock certificates for common stock certificates and cash from the immediate redemption of the redeemable cash equivalent preferred stock. Certificates for shares of redeemable cash equivalent preferred stock will not be issued.

FAIRNESS OPINION

     Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has delivered an opinion, dated October 3, 2001, to our board of directors to the effect that as of the date of the opinion, and based upon and subject to certain matters stated in the opinion, the common stock and redeemable cash equivalent preferred stock into which the $2.625 preferred stock will be reclassified is fair from a financial point of view to the holders of the $2.625 preferred stock. The full text of the fairness opinion, which sets forth the assumptions and matters considered and limitations on the review undertaken, is attached to this statement as Appendix D and should be read in its entirety.

WE ARE NOT SOLICITING CONSENTS FROM HOLDERS OF COMMON STOCK

     Since we have already obtained the consent to the reclassification from holders of a majority of the common stock, the reclassification will be approved if we receive the vote of two-thirds of the $2.625 preferred stock voting as a single class. We are not soliciting consents from holders of our common stock.

THE SOLICITATION AGENT

     The solicitation agent in connection with the consent solicitation and in connection with the reclassification is D. F. King & Co., 77 Water Street, New York, New York 10005, (800) 628-8532 or (212) 269-5550 (banks and brokers).

BOARD OF DIRECTORS RECOMMENDATIONS

     Our board of directors, including the two directors elected by the holders of the $2.625 preferred stock, have unanimously approved the reclassification and recommend the adoption of the reclassification by the holders of our common stock and $2.625 preferred stock. In evaluating the reclassification, our board of directors considered many factors, including the fairness opinion of Houlihan Lokey Howard & Zukin, and:

     - the current and historical market prices of our common stock and our $2.625 preferred stock;

     - the lack of liquidity of our $2.625 preferred stock;

     - the relatively greater liquidity of our common stock (although it is also somewhat illiquid);

     - the right of holders of $2.625 preferred stock to convert each share into .347 shares of common stock;

     - commitments to consent to the reclassification from unrelated holders of our $2.625 preferred stock representing 28.8% of the class; and

     - approval and support of both directors elected by holders of our $2.625 preferred stock.

VOTE REQUIRED

     The reclassification proposal requires:

     - the approval of the holders of a majority of our outstanding shares of common stock and $2.625 preferred stock voting together as a single class pursuant to which each share thereof has one vote; and

     - the approval of the holders of two-thirds of our outstanding shares of $2.625 preferred stock, voting as a separate class pursuant to which each share thereof has one vote.

     Each share of $2.625 preferred stock is entitled to one vote per share pursuant to the consent solicitation. Holders of such shares as of October 12, 2001, the record date, are entitled to consent. As of the record date there were 1,365,173 shares of $2.625 preferred stock outstanding and entitled to consent to the reclassification. On the record date there were 13,210,995 shares of common stock outstanding.

     We have obtained consents to the reclassification from certain of our affiliates who own in excess of a majority of our common stock and commitments to provide consents for 392,850 shares (28.8%) of our $2.625 preferred stock. Therefore, the reclassification will be approved if we obtain consents from these shareholders plus an additional 517,311 shares (37.9%) of our $2.625 preferred stock.

FEDERAL INCOME TAX CONSEQUENCES

     Common stock and cash you will receive in the reclassification may give rise to tax liabilities. We strongly urge you to consult your tax advisor to determine your particular United States federal, state or local or foreign income tax consequences resulting from the reclassification with respect to your individual circumstances.

NO APPRAISAL RIGHTS

     No dissenters' or appraisal rights are available to you with respect to any aspect of the reclassification.

NO REGULATORY APPROVALS

     We are not aware of any regulatory approvals necessary to complete the reclassification.

CERTAIN RISK FACTORS

     Investment in the common stock issuable in the reclassification involves a high degree of risk. See "Risk Factors" for a description of various risk factors.

COMPARISON OF $2.625 PREFERRED STOCK AND COMMON STOCK

     The following is a comparison of the principal features of our $2.625 preferred stock and our common stock. These comparisons are summaries and do not purport to be complete. The documents governing the rights of holders of $2.625 preferred stock and common stock are included in Appendices B and C. Because the redeemable cash equivalent preferred stock will be outstanding only for an instant after the reclassification, and will be immediately redeemed upon the effectiveness of the reclassification, its features are not compared.

                                  $2.625 PREFERRED STOCK               COMMON STOCK
                                  ----------------------               ------------
Dividends....................  Cumulative annual dividends     Dividends, when and as
                               of $2.625 per share, payable    declared by the board of
                               on February 1, May 1, August    directors, but only out of
                               1 and November 1 of each year   funds legally available
                               ($14.3 million in arrears at    therefor, subject to the
                               November 1, 2001), but only     rights of the holders of
                               when, as and if declared by     shares ranking before common
                               the board of directors out of   stock as to dividends and
                               funds legally available         distributions. Ranks junior
                               therefor. Ranks senior to the   to the $2.625 preferred stock
                               common stock as to dividends.   as to dividends. Under our
                               Under our indentures, we are    indentures, we are prohibited
                               restricted from paying cash     from paying cash dividends on
                               dividends on the $2.625         the common stock.
                               preferred stock.

                                  $2.625 PREFERRED STOCK               COMMON STOCK
                                  ----------------------               ------------
Rights on Failure to Pay
  Dividends..................  If we fail to pay dividends     None.
                               on the $2.625 preferred stock
                               for at least six quarters
                               (whether or not consecutive),
                               the holders of the $2.625
                               preferred stock, voting
                               together as a single class,
                               have the right to elect two
                               additional members to the
                               board of directors. As of
                               November 1, 2001, we will
                               have omitted dividends on the
                               $2.625 preferred stock for a
                               total of 16 quarters. The
                               holders of the $2.625
                               preferred stock elected their
                               representatives to the board
                               of directors on July 25,
                               2000.
Liquidation Rights...........  Liquidation preference of $25   After the amounts payable
                               per share, plus accumulated     upon liquidation on any
                               and unpaid dividends, before    outstanding preferred stock
                               any distribution of assets is   (currently only the $2.625
                               made to holders of common       preferred stock) have been
                               stock. If assets available      paid, our remaining net
                               for distribution are            assets, if any, would be
                               insufficient to pay the full    distributable pro rata to the
                               liquidation preference, the     holders of common stock.
                               holders of such shares are
                               entitled to share ratably in
                               any distribution.
Voting Rights................  One vote per share, voting      One vote per share for all
                               together as a single class      purposes.
                               with the holders of shares of
                               common stock, on all matters
                               on which the shares of common
                               stock may vote, including
                               elections of directors.
                               Holders of two-thirds of the
                               outstanding shares, voting as
                               a separate class, are
                               required among other matters:
                               (i) to authorize or increase
                               the authorized amount of any
                               additional class of stock
                               ranking prior or senior to
                               the $2.625 preferred stock,
                               or (ii) to amend, alter or
                               repeal any provisions of our
                               certificate of incorporation
                               (including any
                               reclassification of our
                               shares) or by-laws so as to
                               affect the rights of the
                               $2.625 preferred stock in any
                               respect adverse to the
                               holders thereof.

                                  $2.625 PREFERRED STOCK               COMMON STOCK
                                  ----------------------               ------------
Optional Redemption..........  At our option, on a pro rata    None.
                               basis, currently at $25.53
                               per share plus accumulated
                               and unpaid dividends
                               (totaling $10.50 per share at
                               November 1, 2001), but only
                               out of funds legally
                               available therefor.
Mandatory Redemption or Offer
  to Purchase................  None.                           None.
Conversion...................  Convertible, at the option of   None.
                               the holder, into .347 shares
                               of common stock for each
                               share of $2.625 preferred
                               stock, subject to adjustment.
                               In the event of certain
                               fundamental changes or a
                               change of control, the
                               conversion ratio would, for a
                               45-day period, be adjusted to
                               .625 shares of common stock
                               for each share of $2.625
                               preferred stock.
Stock Exchange Listing.......  None. Traded on the OTC         None. Traded on the OTC
                               Bulletin Board.                 Bulletin Board.

                         SUMMARY FINANCIAL INFORMATION

     The following tables present summary historical consolidated financial data and unaudited pro forma consolidated financial data to give effect to the reclassification. The historical financial information for the years ended December 31, 1998, 1999 and 2000 is derived from our audited financial statements. The historical financial information for the six months ended June 30, 2000 and 2001 is derived from our unaudited financial statements. The unaudited pro forma data are derived from the unaudited pro forma consolidated financial information included elsewhere in this registration statement. The unaudited pro forma income statement data gives effect to the reclassification as if it occurred on January 1, 2000. The unaudited pro forma balance sheet data as of June 30, 2001 gives effect to the reclassification as if it occurred on June 30, 2001. The pro forma financial information presented below is unaudited and is not necessarily indicative of financial results that would have occurred had the reclassification occurred on January 1, 2000 and June 30, 2001, and should not be viewed as indicative of operations in future periods. This information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this document.

                                               YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                      ------------------------------------------   ------------------------------
                                        1998       1999       2000       2000       2000       2001       2001
                                      --------   --------   --------   ---------   -------   --------   ---------
                                                                       PRO FORMA                        PRO FORMA
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Oil and gas revenues................  $ 84,584   $ 57,552   $ 73,360   $ 73,360    $33,706   $ 56,138    $56,138
Interest and other income...........       505      1,974      1,618      1,123        690        782        535
Gain on sale of properties(1).......        --     25,863      7,310      7,310      7,335          5          5
Unrealized gain on derivative
  instruments.......................        --         --         --         --         --      4,164      4,164
                                      --------   --------   --------   --------    -------   --------    -------
        Total revenues..............    85,089     85,389     82,288     81,793     41,731     61,089     60,842
                                      --------   --------   --------   --------    -------   --------    -------
Production expenses.................    25,312     18,986     14,025     14,025      6,548      6,982      6,982
Exploration expenses................    12,034      5,736      8,034      8,034      4,467      8,539      8,539
General and administrative
  expenses..........................     7,077      7,463      7,112      7,112      3,458      5,258      5,258
Interest and other debt expenses....    33,333     38,002     34,402     34,402     17,357     17,160     17,160
Depreciation, depletion and
  amortization......................    38,602     35,986     25,100     25,100     14,137     11,218     11,218
Impairment of oil and gas
  properties(2).....................    25,738         --      5,156      5,156         --         --         --
                                      --------   --------   --------   --------    -------   --------    -------
Net (loss) income before income
  taxes and extraordinary item......   (57,007)   (20,784)   (11,541)   (12,036)    (4,236)    11,932     11,685
                                      --------   --------   --------   --------    -------   --------    -------
Income taxes........................        --         --         --         --         --         --         --
                                      --------   --------   --------   --------    -------   --------    -------
Net (loss) income before
  extraordinary item................   (57,007)   (20,784)   (11,541)   (12,036)    (4,236)    11,932     11,685
                                      --------   --------   --------   --------    -------   --------    -------
Extraordinary gain(3)...............        --     11,051         --         --         --         --         --
                                      --------   --------   --------   --------    -------   --------    -------
        Net (loss) income...........  $(57,007)  $ (9,733)  $(11,541)  $(12,036)   $(4,236)  $ 11,932    $11,685
                                      ========   ========   ========   ========    =======   ========    =======
Basic (loss) income per common share
  before extraordinary item(4)(5)...  $  (4.89)  $  (1.94)  $  (1.14)  $  (0.93)   $ (0.46)  $   0.77    $  0.68
                                      --------   --------   --------   --------    -------   --------    -------
Diluted (loss) income per common
  share before extraordinary
  item(4)(5)........................  $  (4.89)  $  (1.94)  $  (1.14)  $  (0.93)   $ (0.46)  $   0.76    $  0.67
                                      --------   --------   --------   --------    -------   --------    -------
Basic (loss) income per common
  share(4)(5).......................  $  (4.89)  $  (1.08)  $  (1.14)  $  (0.93)   $ (0.46)  $   0.77    $  0.68
                                      --------   --------   --------   --------    -------   --------    -------
Diluted (loss) income per common
  share(4)(5).......................  $  (4.89)  $  (1.08)  $  (1.14)  $  (0.93)   $ (0.46)  $   0.76    $  0.67
                                      --------   --------   --------   --------    -------   --------    -------
Basic weighted average common shares
  outstanding(5)....................    12,578     12,871     13,212     17,308     13,212     13,211     17,307
                                      --------   --------   --------   --------    -------   --------    -------
Diluted weighted average common
  shares outstanding(5).............    12,578     12,871     13,212     17,308     13,212     13,295     17,391
                                      --------   --------   --------   --------    -------   --------    -------

                                               YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                      ------------------------------------------   ------------------------------
                                        1998       1999       2000       2000       2000       2001       2001
                                      --------   --------   --------   ---------   -------   --------   ---------
                                                                       PRO FORMA                        PRO FORMA
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
Ratio of earnings to combined fixed
  charges and preferred
  dividends(6)......................       N/A        N/A        N/A        N/A        N/A        1.7        1.7
EBITDAX(7)..........................  $ 52,700   $ 33,675   $ 53,841   $ 53,346    $24,390   $ 44,680    $44,433
CASH FLOW DATA:
Cash provided by (used in) operating
  activities........................  $ 22,302   $ (8,471)  $ 16,376        N/A    $ 3,134   $ 30,897        N/A
Cash (used in) provided by investing
  activities........................  $(39,216)  $ 67,338   $    340        N/A    $11,733   $(27,404)       N/A
Cash provided by (used in) financing
  activities........................  $ 25,187   $(56,932)  $ (8,655)       N/A    $(8,655)        --        N/A

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 21,924    $ 12,026
Property and equipment, net.................................    135,790     135,790
Long term debt, excluding current maturities................    257,393     257,393
Stockholders' deficit.......................................    (69,392)    (79,290)
Total assets................................................    215,086     205,188

---------------

(1) Primarily reflects the gain on the sale of properties to Phillips Petroleum Company in May 1999, and the gain on the sale of a portion of our volumetric overriding royalty interest in March 2000. See "Business and Properties", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

(2) Reflects noncash impairment charges against the carrying value of proved and unproved properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

(3) The 1999 extraordinary gain of $11.1 million was related to debt repurchases and refinancings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements."

(4) Accumulated dividends, whether or not declared, on our $2.625 preferred stock are deducted from "Net (Loss) Income Before Extraordinary Item" and "Net (Loss) Income" in calculating related per common share amounts and amounted to $4.6 million, $4.2 million and $3.6 million for the years ended December 31, 1998, 1999, and 2000, respectively, and $1.8 million for each of the six months ended June 30, 2000 and 2001. On a pro forma basis, the undeclared dividends have been added back to net (loss) income along with the excess value attributable to the consideration issued (cash consideration and common stock issued in excess of preferred stock conversion requirements) to derive net (loss) income applicable to common shareholders and basic and diluted (loss) income per common share.

(5) Reflects, for all periods, our 1 for 10 reverse stock split in 1999. See "Note 5 in Notes to Consolidated Financial Statements."

(6) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of pre-tax income from continuing operations, plus fixed charges. Fixed charges consist of interest expense and other debt expenses and interest within rental expense of $0.2 million, $0.2 million, $0.2 million, $0.1 million and $0.1 million for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001, respectively, and $0.2 million and $0.1 million for the year ended December 31, 2000, pro forma, and the six months ended June 30, 2000, pro forma, respectively. For the years ended December 31, 1998, 1999 and 2000, and the six months ended June 30, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $57.0 million, $20.7 million, $11.5 million and $4.3 million, respectively, and $12.0 million for the year ended December 31, 2000 pro forma.

(7) EBITDAX is calculated as (loss) income before extraordinary items, excluding interest expense and other debt expenses, income taxes, exploration expenses, depletion, depreciation, amortization, unrealized gain on derivative instruments, gain on sale of oil and gas properties, impairment of oil and gas properties and other non-cash charges of $0.6 million in 1999. EBITDAX is not a measure of performance or cash flow as determined by generally accepted accounting principles ("GAAP") in the United States of America. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDAX. We use EBITDAX as a measure to gauge our operating performance, with emphasis placed on revenue and cost trends, changes from period to period and variances from forecasts. We have excluded exploration expenses, which we believe provide more consistency in measuring operating performance of comparable companies, regardless whether the comparable companies use full cost accounting (and therefore do not expense exploration costs) or successful efforts accounting. In conjunction with EBITDAX, we use GAAP and other operating measures to evaluate our operating performance. We do not, and did not during any of the periods presented above, use any single specific measure, including EBITDAX, to evaluate or modify the conduct of our operations. In addition, EBITDAX is a measure used by certain investors in evaluating the operating performance of comparable oil and gas exploration and production companies. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. EBITDAX is not necessarily comparable to a similarly titled measure of another company.

                       SUMMARY RESERVE AND OPERATING DATA

     The following table shows certain summary reserve and operating data for each of the three years in the period ended December 31, 2000. Our estimated net proved reserves for each of the three years in the period ended December 31, 2000 are based on a reserve report prepared by H.J. Gruy & Associates, Inc., independent petroleum engineers. Detailed additional information concerning our oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the Notes to Consolidated Financial Statements.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       --------   --------   --------
ESTIMATED PROVED RESERVES (PERIOD-END):
Oil and other liquid hydrocarbons (Mbbls)............     5,294      7,623      7,362
Natural gas (Mmcf)...................................   283,559    158,700    137,303
Natural gas equivalent (Mmcfe).......................   315,323    204,438    181,475
  % proved developed.................................       64%        68%        67%
PV-10 Value(1) (in thousands)........................  $234,284   $241,091   $888,661
                                                       --------   --------   --------

PRODUCTION DATA:
Oil and other liquid hydrocarbons (Mbbls)............       375        367        467
Natural gas (Mmcf)...................................    35,557     22,392     17,773
Natural gas equivalent (Mmcfe).......................    37,807     24,594     20,575
                                                       --------   --------   --------

AVERAGE SALES PRICE PER UNIT(2):
Oil and other liquid hydrocarbons (per Bbl)..........  $  13.09   $  16.77   $  27.39
Natural gas (per Mcf)................................      2.25       2.27       3.39
Natural gas equivalent (per Mcfe)....................      2.24       2.32       3.55
                                                       --------   --------   --------

AVERAGE PRODUCTION EXPENSES (PER MCFE)(3)............  $   0.67   $   0.78   $   0.68
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE).......  $   0.19   $   0.30   $   0.35

---------------

(1) Calculated on a before-tax basis. PV-10 Value is not necessarily indicative of actual future cash flows. See "Business and Properties -- Uncertainties in Estimating Reserves and Future Net Cash Flows".

(2) Includes the effects of hedging activities.

(3) Transportation and compression expenses were reclassed in accordance with Emerging Issues Task Force Issue No. 00-10. See Note 10 to Consolidated Financial Statements.

                                  RISK FACTORS

     The reclassification is subject to risks, including those discussed below. Before deciding whether to consent to the reclassification, you should carefully consider the following risk factors, together with all other information set forth in this statement. Risk factors have been listed in three sections:

     - risk factors for all securityholders;

     - risk factors relevant especially for holders of $2.625 preferred stock;
       and

     - risk factors for holders of common stock.

RISK FACTORS FOR ALL SECURITYHOLDERS

  SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR CURRENT INDEBTEDNESS.

     We have a significant amount of indebtedness. The following chart shows certain important credit statistics (with dollar amounts shown in thousands):

                                                               JUNE 30,
                                                                 2001
                                                               --------
Total debt per balance sheet................................   $257,393
Stockholders' deficit.......................................   $(69,392)
Debt to equity ratio........................................       (3.7)

                                                          2002      2003       2006
                                                         ------   --------   --------
Debt repayment obligations.............................  $4,120   $100,720   $155,000

     Our substantial indebtedness could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our debt instruments, among other things, our ability to borrow additional funds. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

  ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     A significant portion of our debt must be repaid or refinanced by April 2003. We cannot assure that our business will generate sufficient cash flow from operations to service our outstanding debt. Neither can we assure that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or refinance our indebtedness on commercially reasonable terms or at all.

  WE WILL REQUIRE SUBSTANTIAL CAPITAL TO FUND OUR EXPLORATION AND PRODUCTION ACTIVITIES.

     Historically, we have financed our operational activities (including acquisitions, exploration and development of oil and natural gas properties) primarily through the issuance of debt and equity securities and with internally generated funds. We do not currently have ready access to additional sources of financing for these activities outside of internally generated cash flows and proceeds from asset sales. Therefore, no assurance can be given that we will have adequate funds available to fund our operational activities and carry out our strategy. While one purpose of the reclassification is to improve our access to possible additional equity financing, there is no assurance that we will be able to obtain any such financing, particularly in light of our significant outstanding debt and because of credit risk. The terms of our current debt instruments severely restrict our ability to incur additional debt and also significantly restrict our ability to engage in asset sales without applying at least some of the proceeds to the repayment of existing debt.

  WE MAY NOT BE ABLE TO REPLACE OUR RESERVES.

     Without successful exploration, development or acquisition activities, our reserves and revenues will decline over time. Exploration, the continuing development of reserves and acquisition activities will require significant expenditures. Funds for these expenditures are currently provided only from cash on hand and cash flow from operations. Our cash flows are heavily dependent on natural gas prices and our ability to maintain or increase production levels. A deterioration in either or both of these key factors could hinder our ability to replace reserves.

  VOLATILE OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR FINANCIAL
  RESULTS.

     Our financial results are affected significantly by the prices received for our crude oil and natural gas production. Historically, including in recent years, the markets for crude oil and natural gas have been volatile. Recently, both natural gas and crude oil prices have been severely affected by world events and softness in demand. We try to manage price volatility risks by entering into oil and gas hedging arrangements, but such arrangements do not provide full protection. Our future financial condition and results of operations will depend upon the prices received for our oil and natural gas production, as well as the costs of finding, acquiring, developing and producing reserves.

  OPERATING RISKS; INSURANCE -- OUR BUSINESS COULD BE ADVERSELY AFFECTED BY CERTAIN OPERATING RISKS, AND OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.

     Our operations are subject to many hazards. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering, fires and damage to the environment. In addition, we are subject to seasonal risks caused by adverse weather conditions such as rain, flooding and high winds. These hazards and risks could cause the suspension of operations, damage to or destruction of equipment and the property of others and injury or death to field personnel. Like most companies in our industry, we have experienced some of these incidents in our operations. The frequency and severity of these incidents affect our operating costs and our relationships with customers, employees and regulators. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards, could affect our ability to obtain insurance and could have a material adverse effect on our business. We have insurance, customary in the industry, to protect against these liabilities. However, this insurance is capped at $51 million per incident and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. To the extent our liability for any particular loss or liability exceeds the $51 million cap, we would incur costs for the excess. Moreover, the cost of obtaining insurance increased dramatically in 2001 for the industry as a whole. Our cost more than doubled in 2001 from the prior year. Recent catastrophic events may cause the insurance market to continue to tighten. As a result, we may not be able to maintain insurance at adequate levels or at reasonable rates and particular types of coverage may not be available in the future.

  OUR OPERATIONS ARE SUBJECT TO MANY HAZARDS THAT ARE UNIQUE TO THE OIL AND GAS INDUSTRY.

     Oil and gas drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas production will be obtained. Many of these risks are beyond our control. Our decisions to purchase, explore or develop a prospect or property will depend in part on our evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells often is uncertain, and overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Technical problems encountered in actual drilling, completion and workover activities can delay those activities and add substantial costs to a project. Further, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices and limitations in the market for products.

  THE MARKETABILITY OF OUR PRODUCTION MAY BE LIMITED.

     The availability of a ready market for our oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be partially or totally shut in for lack of a market or because of inadequacy or unavailability of natural gas processing, pipeline or gathering system capacity.

  WE ENCOUNTER RISK IN OUR HEDGING ACTIVITIES.

     In order to manage our exposure to price risks in the marketing of oil and natural gas, we have in the past and expect to continue to enter into oil and gas hedging arrangements. These arrangements may include futures contracts on the New York Mercantile Exchange, fixed price delivery contracts and financial swaps. These hedging arrangements may apply to only a portion of our production and provide only partial price protection against a decline in oil or natural gas prices. While intended to reduce the effects of volatility of the price of oil and natural gas, hedging transactions may limit potential gains if oil and natural gas prices rise substantially over the price established by the hedging transaction. Also, our hedging activities may not protect against a widening of price differentials between delivery points for our production and the delivery point assumed in the arrangement. In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     - production is less than expected; or

     - the counter parties to our hedge contracts fail to perform under the contracts.

RISK FACTORS FOR HOLDERS OF $2.625 PREFERRED STOCK

  COMPLETION OF THE RECLASSIFICATION MAY NOT NECESSARILY HAVE THE DESIRED FINANCIAL EFFECTS.

     A significant purpose of the reclassification is to improve our financial condition by eliminating the senior equity preference of the $2.625 preferred stock, including eliminating approximately $14.3 million in accumulated but unpaid dividends. These provisions of the reclassification are designed to increase our flexibility for possible future equity financings or a strategic transaction such as a combination with another company. However, both of these activities are heavily influenced by outside factors, so there is no assurance that we will be able to consummate any future equity financing or consummate any strategic combination even if the reclassification becomes effective. Even if the reclassification is approved, we will still be dependent upon our cash flow from operations to service our existing debt. Our ability to repay or refinance our existing debt may not be improved by the reclassification. In addition, the reclassification will not assure that we will be able to avoid liquidation or bankruptcy proceedings in the future. In the event of bankruptcy or insolvency proceedings, our common stockholders, including holders of $2.625 preferred stock who become common stockholders pursuant to the reclassification, may receive nothing or nominal amounts.

  IF THE RECLASSIFICATION IS APPROVED, HOLDERS OF THE $2.625 PREFERRED STOCK WILL LOSE ALL RIGHTS TO RECEIVE ACCRUED BUT UNPAID DIVIDENDS.

     At November 1, 2001, there will be $14.3 million ($10.50 per share) of accumulated and unpaid dividends on the $2.625 preferred stock. As a result of the reclassification, all accumulated and unpaid dividends on the $2.625 preferred stock will be extinguished. The value of the consideration to be received by holders of $2.625 preferred stock is much less than the aggregate liquidation or redemption prices for that stock, which would include accumulated but unpaid dividends thereon.

  IF THE RECLASSIFICATION IS APPROVED, HOLDERS OF THE $2.625 PREFERRED STOCK WILL BECOME COMMON STOCKHOLDERS, AND THEREFORE, WILL LOSE THEIR PREFERENCE UPON OUR LIQUIDATION OR BANKRUPTCY.

     Our $2.625 preferred stock ranks senior to our common stock upon our liquidation or bankruptcy. Following the reclassification, in the event of our liquidation or bankruptcy, former holders of $2.625 preferred stock will share pro rata with other holders of common stock in any distributions to be made to those holders and, therefore, may recover less than they would have recovered absent the reclassification. In addition, following the reclassification and the extinguishing of the $2.625 preferred stock, we would have the right under our charter to establish, without stockholder consent, one or more new series of preferred stock with a liquidation preference over the common stock, although we currently have no intention of establishing such a series of preferred stock.

  IF THE RECLASSIFICATION IS APPROVED, THE CURRENT HOLDERS OF THE $2.625 PREFERRED STOCK WILL LOSE THE RIGHT TO ELECT DIRECTORS IN A SEPARATE CLASS VOTE.

     Under the terms of the $2.625 preferred stock, the holders as a single class elected two additional members to the board of directors due to our failure to pay dividends for six or more quarters. If the reclassification is consummated, the $2.625 preferred stock will cease to exist and, therefore, the two director positions held by directors elected by $2.625 preferred stockholders will be eliminated.

  FRAUDULENT TRANSFER -- THE PAYMENT OF CASH IN THE RECLASSIFICATION COULD BE DEEMED A FRAUDULENT TRANSFER THAT COULD ALLOW A COURT TO INVALIDATE AND TO RECOVER IT FROM THE FORMER HOLDERS OF $2.625 PREFERRED STOCK.

     Under relevant federal and state fraudulent transfer or conveyance statutes, generally stated, if a court found that we, in effectively paying cash to the holders of $2.625 preferred stock pursuant to the reclassification:

     - intended to hinder, delay or defraud creditors; or

     - were insolvent or rendered insolvent by reason of the payment;

     - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could take action that could include, under certain circumstances, invalidating the payment or recovering all or part of it from the former holders of $2.625 preferred stock or otherwise unwind the reclassification. We do not believe the cash payments would constitute a fraudulent transfer on any of the grounds described above, but there is no assurance that a court would agree with our belief or that an action seeking that result will not be brought. The measure of insolvency for purposes of the foregoing tests for a fraudulent transfer will vary depending upon the law of the jurisdiction that is being applied, and we are unable to determine which law might apply at the present time.

     We have received an opinion from Houlihan Lokey Howard and Zukin Financial Advisors, Inc. that the Company is solvent.

  HOLDERS OF $2.625 PREFERRED STOCK MAY REALIZE TAX LIABILITIES UPON RECEIPT OF THE CASH PAYMENT IN EXCHANGE FOR THEIR $2.625 PREFERRED STOCK.

     Holders of $2.625 preferred stock that have a tax basis in such shares that is less than the consideration to be received pursuant to the reclassification may be required to recognize gain from the reclassification up to the amount of the $7.25 cash received pursuant to the reclassification.

RISK FACTORS FOR HOLDERS OF COMMON STOCK

  THE ISSUANCE OF COMMON STOCK AND THE RECLASSIFICATION WILL RESULT IN SIGNIFICANT DILUTION TO THE EXISTING COMMON STOCKHOLDERS.

     If the reclassification is completed, 4,095,519 additional shares of common stock will be issued to holders of $2.625 preferred stock, representing approximately 24% of the common stock to be outstanding after the reclassification. Accordingly, approval of the reclassification will result in dilution to holders of common stock.

     The reclassification will result in approximately $10.0 million in payments to $2.625 preferred stockholders and costs of the transaction. These funds would otherwise be available for other purposes, including exploration and development activities.

                                 CAPITALIZATION

     The following table shows our consolidated capitalization as of June 30, 2001 on a historical basis and pro forma to give effect to the reclassification as if it had occurred on June 30, 2001.

                                                               AS OF JUNE 30, 2001
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................   $ 21,924    $ 12,026
                                                               ========    ========
Long-term debt, including current maturities:
  14% Senior Secured Notes due 2003.........................    102,276     102,276
  10 3/8% Senior Subordinated Notes due 2006................    155,117     155,117
                                                               --------    --------
     Total long-term debt, including current maturities.....    257,393     257,393
Stockholders' deficit.......................................    (69,392)    (79,290)
                                                               --------    --------
     Total capitalization...................................   $188,001    $178,103
                                                               ========    ========

                           TRADING AND MARKET PRICES

     The common stock and $2.625 preferred stock are traded on the OTC Bulletin Board under the symbols "CONC.OB" and "CONCP.OB". On August 30, 1999, at market close, the common stock and $2.625 preferred stock, which previously traded under the symbols of CONCC and CONCP, were delisted from the NASDAQ SmallCap Market. These actions were taken as a result of our failure to meet the requirements for continued listing on this exchange. On August 31, 1999, at market open, our stock began trading on the OTC Bulletin Board. The price ranges presented below represent high and low sale prices for each quarter, as reported by the NASDAQ Stock Market, NASDAQ SmallCap Market and the OTC Bulletin Board. Over-the-counter market quotations reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                  COMMON STOCK       PREFERRED STOCK
                                               ------------------   ------------------
                                                 HIGH       LOW       HIGH       LOW
                                               --------   -------   --------   -------
1999:
First quarter................................  $10.3125   $ 4.375   $10.5000   $3.6875
Second quarter...............................    8.7500    2.1875     6.0000    3.3750
Third quarter................................    5.0000    1.0000     6.5000    3.2500
Fourth quarter...............................    1.3125    0.3750     5.7500    1.0000
2000:
First quarter................................  $ 1.8750   $0.4844   $ 4.0000   $1.7500
Second quarter...............................    2.6250    1.0312     7.0000    2.8750
Third quarter................................    2.7500    1.7812     8.0000    6.0000
Fourth quarter...............................    2.2500    0.8750     7.5000    4.0000
2001:
First quarter................................  $ 2.3438   $1.2188   $10.3750   $6.5000
Second quarter...............................    3.9900    1.8438    12.7500    8.2500
Third quarter................................    2.1000    1.0100    10.0500    7.2500

     As of the record date, there were approximately [          ] record holders
of common stock and [                 ] record holders of $2.625 preferred
stock.

     No dividends have ever been paid on our common stock.

     Dividends on the $2.625 preferred stock accumulate quarterly at the rate of $.65625 per share. In January 1996, we announced the suspension of dividend payments on the $2.625 preferred stock to conserve cash. On April 15, 1997, the board of directors declared a dividend of $2.625 per share of $2.625 preferred stock (approximately $4.6 million), which was paid on May 1, 1997. On April 14, 1998, we declared a dividend of $2.625 per share of $2.625 preferred stock (approximately $4.6 million), which was paid on April 30, 1998. No dividends have been paid on the $2.625 preferred stock since that date. Further dividends on the $2.625 preferred stock are restricted under indentures governing our 10 3/8% senior subordinated notes and our 14% senior secured notes. As of November 1, 2001, the total amount of dividend payments in arrears will be $14.3 million covering 16 quarters.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of June 30, 2001 gives effect to the reclassification as if it had occurred on June 30, 2001. The following statements of operations for the year ended December 31, 2000, and for the six months ended June 30, 2001 give effect to the reclassification as if it had occurred on January 1, 2000. The unaudited pro forma consolidated balance sheet as of June 30, 2001 and statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 are based upon the financial statements included elsewhere in this document.

     The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma financial information does not purport to represent what our results of operations or financial position would actually have been had the reclassification in fact occurred on the assumed dates. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of our future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this statement.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                 (IN THOUSANDS)

                                                              HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                              ----------   -----------     ---------
ASSETS:
Cash and cash equivalents...................................  $  21,924      $(9,898)(a)   $  12,026
Accounts receivable.........................................     25,791           --          25,791
Accounts receivable -- drilling programs....................         15           --              15
Prepaid expenses and other current assets...................      9,072           --           9,072
                                                              ---------      -------       ---------
          Total current assets..............................     56,802       (9,898)         46,904
                                                              ---------      -------       ---------
Unproved properties.........................................     20,302           --          20,302
Properties subject to amortization..........................    428,762           --         428,762
Pipelines and other transportation assets, at cost..........      1,582           --           1,582
Furniture, fixtures and equipment...........................      3,606           --           3,606
                                                              ---------      -------       ---------
          Total property and equipment......................    454,252           --         454,252
Less: Accumulated depreciation, depletion and
  amortization..............................................   (318,462)          --        (318,462)
                                                              ---------      -------       ---------
          Total property and equipment, net.................    135,790           --         135,790
Restricted cash.............................................     13,800           --          13,800
Other non-current assets, net...............................      8,694           --           8,694
                                                              ---------      -------       ---------
          Total assets......................................  $ 215,086      $(9,898)      $ 205,188
                                                              =========      =======       =========
LIABILITIES:
Accounts payable and accrued expenses.......................  $  26,800      $    --       $  26,800
Accounts payable -- drilling programs.......................        285           --             285
                                                              ---------      -------       ---------
          Total current liabilities.........................     27,085           --          27,085
                                                              ---------      -------       ---------
10 3/8% Senior Subordinated Notes...........................    155,117           --         155,117
14% Senior Secured Notes....................................    102,276           --         102,276
                                                              ---------      -------       ---------
          Total long-term debt..............................    257,393           --         257,393
                                                              ---------      -------       ---------
          Total liabilities.................................    284,478           --         284,478
                                                              ---------      -------       ---------
Commitments and Contingencies
STOCKHOLDERS' DEFICIT:
Preferred stock.............................................      2,048       (2,048)(a)          --
Common stock................................................      1,321          410(a)        1,731
Additional paid-in capital..................................    301,514       (8,260)(a)     293,254
Accumulated deficit.........................................   (380,794)          --        (380,794)
Accumulated other comprehensive income......................      6,519           --           6,519
                                                              ---------      -------       ---------
          Total Stockholders' deficit.......................    (69,392)      (9,898)        (79,290)
                                                              ---------      -------       ---------
          Total liabilities and stockholders' deficit.......  $ 215,086      $(9,898)      $ 205,188
                                                              =========      =======       =========

---------------

(a) Reflects the reclassification of 1,365,173 shares of $2.625 preferred stock into 4,095,519 shares of Common Stock and 1,365,173 shares of redeemable cash equivalent preferred stock and the immediate and mandatory redemption of each share of redeemable cash equivalent preferred stock at $7.25 per share in cash.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                            HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                            ----------   -----------     ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Oil and gas revenues.....................................   $   73,360     $   --        $ 73,360
Interest and other income................................        1,618       (495)(a)       1,123
Gain on sale of oil and gas properties...................        7,310         --           7,310
                                                            ----------     ------        --------
          Total revenues.................................       82,288       (495)         81,793
                                                            ----------     ------        --------
Production expenses......................................       14,025         --          14,025
Exploration expenses.....................................        8,034         --           8,034
General and administrative expenses......................        7,112         --           7,112
Interest and other debt expenses.........................       34,402         --          34,402
Depreciation, depletion and amortization.................       25,100         --          25,100
Impairment of oil and gas properties.....................        5,156         --           5,156
                                                            ----------     ------        --------
          Total expenses.................................       93,829         --          93,829
Loss before income taxes.................................      (11,541)      (495)        (12,036)
Income taxes.............................................           --         --              --
                                                            ----------     ------        --------
Net loss.................................................      (11,541)      (495)        (12,036)
Preferred stock dividends................................       (3,584)      (416)(b)      (4,000)
                                                            ----------     ------        --------
Net loss applicable to common stock......................   $  (15,125)    $ (911)       $(16,036)
                                                            ==========     ======        ========
Basic and diluted loss per common share..................   $    (1.14)                  $  (0.93)
Weighted average common shares outstanding...............       13,212      4,096(c)       17,308

---------------

(a) To record a reduction in interest income as a result of a use of cash for the reclassification.

(b) Reflects adjustment to $2.625 preferred stock dividends due to the reclassification.

Reduction of dividends in 2000..............................  $  3,584
Cumulative 12/31/99 dividends eliminated....................     7,764
Excess carrying value.......................................   (11,764)
                                                              --------
Decrease in earnings available to common stockholders.......  $   (416)
                                                              ========

(c) To adjust the weighted average common shares outstanding for the effects of the reclassification.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                             HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                             ----------   -----------     ---------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Oil and gas revenues.......................................   $56,138       $   --         $56,138
Interest and other income..................................       782         (247)(a)         535
Gain on sale of oil and gas properties.....................         5           --               5
Unrealized gain on derivative instruments..................     4,164           --           4,164
                                                              -------       ------         -------
  Total revenues...........................................    61,089         (247)         60,842
                                                              -------       ------         -------
Production expenses........................................     6,982           --           6,982
Exploration expenses.......................................     8,539           --           8,539
General and administrative expenses........................     5,258           --           5,258
Interest and other debt expenses...........................    17,160           --          17,160
Depreciation, depletion and amortization...................    11,218           --          11,218
                                                              -------       ------         -------
  Total expenses...........................................    49,157           --          49,157
                                                              -------       ------         -------
Income before income taxes.................................    11,932         (247)         11,685
Income taxes...............................................        --           --              --
                                                              -------       ------         -------
Net income (loss)..........................................    11,932         (247)         11,685
Preferred stock dividends..................................    (1,792)       1,792(b)           --
                                                              -------       ------         -------
Net income applicable to common stock......................   $10,140       $1,545         $11,685
                                                              =======       ======         =======
Basic income per common share..............................   $  0.77                      $  0.68
Diluted income per common share............................   $  0.76                      $  0.67
Basic weighted average common shares outstanding...........    13,211        4,096(c)       17,307
Diluted weighted average common shares outstanding.........    13,295        4,096(c)       17,391

---------------

(a) To record a reduction in interest income as a result of a use of cash for the reclassification.

(b) Reflects adjustment to $2.625 preferred stock dividends due to the reclassification.

(c) To adjust the weighted average common shares outstanding for the effects of the reclassification.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our selected financial data that is derived from our audited consolidated financial statements. The impact of the acquisition of the SCANA Petroleum Resources, Inc. properties is reflected in the selected financial data as of December 1, 1997. This information should be read in conjunction with "Unaudited Pro forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this document.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                                     ----------------------------------------------------   -------------------
                                       1996       1997       1998       1999       2000       2000       2001
                                     --------   --------   --------   --------   --------   --------   --------
                                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Oil and gas revenues(1)............  $ 60,854   $ 78,329   $ 84,584   $ 57,552   $ 73,360   $ 33,706   $ 56,138
Interest and other income..........     1,429        274        505      1,974      1,618        690        782
Gain on sale of properties(2)......        --         --         --     25,863      7,310      7,335          5
Unrealized gain on derivative
  instruments......................        --         --         --         --         --         --      4,164
                                     --------   --------   --------   --------   --------   --------   --------
Total revenues.....................    62,283     78,603     85,089     85,389     82,288     41,731     61,089
                                     --------   --------   --------   --------   --------   --------   --------
Production expenses(1).............    10,709     13,420     25,312     18,986     14,025      6,548      6,982
Exploration expenses...............     5,438      5,433     12,034      5,736      8,034      4,467      8,539
General and administrative
  expenses.........................     8,953      6,875      7,077      7,463      7,112      3,458      5,258
Interest and other debt expenses...    24,401     25,071     33,333     38,002     34,402     17,357     17,160
Restructuring expenses.............     4,276         --         --         --         --         --         --
Depreciation, depletion and
  amortization.....................    20,440     25,853     38,602     35,986     25,100     14,137     11,218
Impairment of oil and gas
  properties(3)....................        --         --     25,738         --      5,156         --         --
                                     --------   --------   --------   --------   --------   --------   --------
(Loss) income before income taxes
  and extraordinary item...........   (11,934)     1,951    (57,007)   (20,784)   (11,541)    (4,236)    11,932
Provision for taxes................        --         --         --         --         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net (loss) income before
  extraordinary item...............   (11,934)     1,951    (57,007)   (20,784)   (11,541)    (4,236)    11,932
Extraordinary (loss) gain(4).......   (17,030)        --         --     11,051         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net (loss) income..................  $(28,964)  $  1,951   $(57,007)  $ (9,733)  $(11,541)  $ (4,236)  $ 11,932
                                     ========   ========   ========   ========   ========   ========   ========
Basic (loss) income per common
  share before extraordinary item
  (5)(6)...........................  $  (1.83)  $  (0.26)  $  (4.89)  $  (1.94)  $  (1.14)  $  (0.46)  $   0.77
Diluted (loss) income per common
  share before extraordinary
  item(5)(6).......................  $  (1,83)  $  (0.26)  $  (4.89)  $  (1.94)  $  (1.14)  $  (0.46)  $   0.76
Basic (loss) income per common
  share (5)(6).....................  $  (3.72)  $  (0.26)  $  (4.89)  $  (1.08)  $  (1.14)  $  (0.46)  $   0.77
Diluted (loss) income per common
  share(5)(6)......................  $  (3.72)  $  (0.26)  $  (4.89)  $  (1.08)  $  (1.14)  $  (0.46)  $   0.76
Basic weighted average common
  shares Outstanding(6)............     9,011     10,076     12,578     12,871     13,212     13,212     13,211
Diluted weighted average common
  shares Outstanding(6)............     9,011     10,076     12,578     12,871     13,212     13,212     13,295

                                                AS OF DECEMBER 31,                      AS OF JUNE 30,
                               ----------------------------------------------------   -------------------
                                 1996       1997       1998       1999       2000       2000       2001
                               --------   --------   --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Property and equipment,
  net........................  $158,468   $293,613   $256,455   $165,756   $136,737   $142,754   $135,790
Long-term debt, excluding
  current maturities.........   190,511    291,286    292,523    255,737    256,798    256,247    257,393
Stockholders' deficit........   (30,535)    (5,621)   (66,939)   (76,303)   (87,844)   (80,539)   (69,392)
Total assets.................   195,485    327,705    291,220    211,291    193,686    198,743    215,086

---------------

(1) Transportation and compression expenses of $2.5 million, $5.4 million, $3.4 million and $2.0 million for the years ended December 31, 1997, 1998, 1999 and 2000, respectively, have been included in production expense and removed from oil and gas revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Pronouncements" and Note 10 in Notes to Consolidated Financial Statements for further discussion.

(2) Reflects the gain on the sale of properties to Phillips Petroleum Company in 1999 and the sale of our interest in the East Cameron area and a portion of the volumetric overriding royalty interest in 2000. See Note 2 in Notes to Consolidated Financial Statements.

(3) Reflects noncash impairment charges against the carrying value of proved and unproved properties under SFAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 in Notes to Consolidated Financial Statements.

(4) The extraordinary loss in 1996 was incurred in connection with the refinancing of the 13 1/2% Senior Notes and represents the excess of the aggregate purchase price of the 13 1/2% Senior Notes (including consent payments) over their carrying value as of the date the refinancing was consummated. The 1999 extraordinary gain of $11.1 million was related to debt repurchases and refinancings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(5) Dividends on the Company's cumulative preferred stock are deducted from "Net
    (Loss) Income Before Extraordinary Item" and "Net (Loss) Income" in calculating related per share amounts, whether or not declared, and amounted to $4.6 million, $4.6 million, $4.6 million, $4.2 million and $3.6 million for the years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively and $1.8 million for the six months ended June 30, 2000 and 2001.

(6) Reflects the Company's 1 for 10 reverse stock split in 1999. See Note 4 in Notes to Consolidated Financial Statements.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The statements made in this statement that are not statements of historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

     The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, seismic, drilling or exploration operations, profitability and liquidity and capital resources. The forward-looking statements also include our expectations concerning the anticipated benefits and risks of the reclassification. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct, and we cannot give any assurance that any of the anticipated benefits to us from the reclassification will be realized.

     We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement.

     Uncertainties are inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates generally are different from quantities of oil and natural gas that ultimately are recovered. Drilling and exploration plans are subject to modification based upon seismic analysis, drilling results, production results, and capital availability. Capital availability may also be affected by many factors including market conditions and exploration results.

     Additional important factors that could cause actual results to differ materially from our expectations are disclosed elsewhere in this statement.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Introduction. We and our consolidated subsidiaries are engaged in oil and natural gas exploration, development, production and acquisition activities. Our development activities are focused primarily on exploiting our north Louisiana properties and exploration activities on our south Louisiana, south Texas and Gulf of Mexico properties. In 2000, we expended $21.7 million on a capital program and drilled or participated in 14 gross (3.78 net) exploratory wells and 7 gross (2.03 net) development wells of which 12 gross (3.22 net) wells were successful. We expect to spend $34.5 million in 2001 on exploratory and development activities with about half expended on exploration drilling.

     General Conditions of the Oil and Natural Gas Industry and Commodity Prices. The prices of oil and natural gas improved significantly during 2000 and the first half of 2001. We have received the benefits of such higher prices in the form of increased operating cash flows and are dependent on such cash flows to fund our future obligations and capital expenditure programs. However, cash prices and NYMEX based prices for both oil and natural gas continue to fluctuate significantly on an intra-month, month-to-month, and future year basis, reflecting the volatility of commodity prices. For example, recent softness in demand and world events have caused both natural gas and crude oil prices to drop severely from earlier levels. If the current depressed levels of commodity pricing are sustained for a protracted period of time, our results of operations and our ability to fund a capital expenditure program may be severely impacted. To help ensure a base level of cash flow, we periodically enter into hedge contracts more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities" and in Note 9 in Notes to Consolidated Financial Statements contained elsewhere in this statement. Under the terms of our existing hedge instruments, we are required, from time to time, to provide collateral to the counterparty. The amount of collateral required is a function of the mark-to-market value of the hedge instruments at a point in time as determined by the counterparty. The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. We have not experienced counterparty nonperformance on these agreements and do not anticipate any in future periods.

     Hedging Activities. In accordance with our Risk Management Policy and our commodity risk strategy, we periodically use forward sales contracts, natural gas and crude oil price swap agreements, collars and options to reduce exposure to downward price fluctuations on our natural gas and crude oil production. We do not engage in speculative transactions. Price swap agreements generally provide for us to receive or make counter-party payments on the differential between a fixed price and a variable indexed price for natural gas and crude oil. Collars combine put and call options to establish a floor and a ceiling. We normally employ the average NYMEX price for the last three days of the contract for natural gas and the monthly average of closing NYMEX prices for crude oil as the underlying index ("Index Price"). To the extent the Index Price closes above the established ceiling we must make payments to the counter-party on the difference between the Index Price and the ceiling. Conversely, if the Index Price closes below the established floor, the counter-party must make payments to us on the difference between the Index Price and the floor. If the Index Price closes between the ceiling and the floor, no settlement is due. During 2000, our hedging activities also covered the oil and gas production attributable to the interest in such production of the public unitholders in our subsidiary partnerships. Beginning in 2001, we no longer hedge the production of these subsidiary partnerships.

     We account for our derivative instruments in accordance with Statement of Financial Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133") effective January 1, 2001. We have designated our crude oil and natural gas derivative instruments as cash flow hedges (as defined in SFAS 133). When designating a derivative instrument as a hedge, SFAS 133 requires, at inception, that we demonstrate that the historical value of the underlying asset being hedged closely follows the value of the derivative instrument. We used regression analysis to establish the effectiveness of each of our derivative instruments during transition. We will continue to use this method for any new hedge transactions in the future, such as those entered into this year. Once deemed effective and designated as a hedge, the change in the intrinsic value of the derivative instrument is reported through Other Comprehensive Income ("OCI") and the change in the extrinsic value (time and market volatility) is reported through earnings. The offset is in our balance sheet in the form of an asset or a liability. Gains or losses on the derivative instrument reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item.

     Upon adoption of SFAS 133 on January 1, 2001, we recorded a transition adjustment of $(27.8) million, which was recorded as an adjustment of our stockholders' equity. Included in the transition adjustment was $(5.7) million relating to the value associated with market volatility and time ("extrinsic value") until expiration of our costless collar derivative instruments. Of the $(5.7) million, $(4.3) million was associated with our collars from July through December 2001. SFAS 133 requires that changes in the extrinsic value be recognized in our earnings as such changes in value occur. For the six months ended June 30, 2001, we recognized unrealized gains of $4.2 million, for the changes in extrinsic value. The $4.2 million of unrealized gains for the six months ended June 30, 2001, are comprised of $4.4 million of unrealized gains on derivative contracts that will settle in the second half of 2001 and $(0.2) million of unrealized losses associated with derivative contracts that will settle during 2002. In accordance with SFAS 133, unrealized gains or losses are reversed as the contracts are settled. This will result in the recognition of $4.4 million of unrealized losses during the second half of 2001.

     As of June 30, 2001, the fair value of our derivative instruments was $10.7 million, of which $3.7 million relates to contracts that will expire during 2001 and $7.0 million relates to contracts that will expire in 2002. During the twelve months through June 2002, we will settle derivative contracts with a fair value at June 30, 2001 of $8.2 million.

     During the six months ended June 30, 2001, hedging activities decreased oil and gas revenues by $9.3 million and unrealized gains on derivative contracts of $4.2 million were reported on our Consolidated Statements of Operations. Additionally, in the first half of 2001, we recorded a $34.3 million valuation adjustment to OCI based on changes in the intrinsic value of our derivative instruments. Of this amount, $27.0 million relates to the $(27.8) million transition adjustment recorded on January 1, 2001. Hedging activities decreased oil and gas revenues by approximately $2.4 million for the six months ended June 30, 2000 as compared to estimated revenues had no hedging activities been conducted.

     Through natural gas collars, we hedged 45,000 Mmbtu per day of our natural gas production for the calendar year 2001. As of June 30, 2001, the hedges are comprised of three collars totaling 8,280,000 Mmbtus, or 45,000 Mmbtu per day, of natural gas production for July through December 2001. The first collar is for 15,000 Mmbtu per day at a floor of $4.00 per Mmbtu and a ceiling of $5.33 per Mmbtu. The second collar is for 15,000 Mmbtu per day at a floor of $3.75 per Mmbtu and a ceiling of $5.00 per Mmbtu. However if the Index Price falls below $3.09 per Mmbtu, we will receive the Index Price plus $0.66 per Mmbtu on the second collar. The third collar is for 15,000 Mmbtu per day at a floor of $3.55 per Mmbtu and a ceiling of $5.00 per Mmbtu on the third collar. However if the Index Price falls below $3.00 per Mmbtu, we will receive the Index Price plus $0.55 per Mmbtu on the third collar. We have also entered into two hedge transactions covering our 2002 natural gas production totaling 20,000 Mmbtu per day for the full calendar year. The first hedge is a swap transaction to sell 20,000 Mmbtus per day from January through June 2002 of an average price of $4.87 per Mmbtu. The second hedge is a swap transaction to sell 20,000 Mmbtus per day for July through December 2002 at a fixed price of $4.30 per Mmbtu. The average price of the 2002 swap agreements is $4.58 per Mmbtu.

     Through crude oil collars, we hedged 500 barrels per day of our crude oil production for the calendar year 2001 at a floor price of $25.24 per barrel and a ceiling price of $32.00 per barrel, before transaction and transportation costs. However, if the Index Price falls below $22.00 per barrel we will receive the Index Price plus $3.24 per barrel. We also hedged an additional 400 barrels per day of our crude oil production for the three months ended March 31, 2001 at a floor price of $27.20 per barrel and a ceiling price of $33.00 per barrel, before transaction and transportation costs. As of June 30, 2001, 92,000 barrels, or 500 barrels per day, of the calendar year hedge remains through December 2001.

     We are required to provide collateral for any hedges (through swap or other agreements) to cover counter-party risk. Hence, we are limited in the volume of oil and/or natural gas production we can hedge, thereby reducing our ability to mitigate the impact of volatile commodity prices. We have posted $8.0 million in the form of a letter of credit as collateral required by our counterparty through December 2002 supported by restricted cash in the same amount. Accordingly, $8.0 million was reclassified to restricted cash in the second quarter 2001. We are exposed to credit risk from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments. We have not experienced counterparty nonperformance on these agreements and do not anticipate any in future periods.

     Management Change. On March 8, 2001, we announced that John F. Bookout, Contour's President and Chief Executive Officer had informed the Board of Directors of his intention to retire effective April 30, 2001, and to step down as Chairman and a member of the Board of Directors effective May 30, 2001. Kenneth R. Sanders assumed the position of President and Chief Executive Officer effective April 30, 2001. Additionally, Rick G. Lester, the Company's Chief Financial Officer, was appointed Executive Vice President. Both Messrs. Sanders and Lester were elected as two of our directors.

     Other Developments. In March 2000, we sold a portion of our volumetric overriding royalty interest ("VORI"). The net proceeds from the sale were $19.8 million. Since the portion of the reserves sold (approximately 16.5 Bcf) includes production beginning April 1, 2003, our near-term cash flows were not impacted. In the second quarter of 2000, we sold our mostly non-producing interests in the East Cameron offshore area and recorded a $4.0 million gain related to this sale.

     In December 2000, our wholly-owned subsidiary, Kelley Oil Corporation ("KOC"), invited the unit holders for both Kelley Partners 1992 Development Drilling Program ("1992 DDP") and Kelley Partners 1994 Development Drilling Program ("1994 DDP") (collectively, the "DDPs") to tender their units for cash. The cash offer was $0.28 per unit for the 1994 DDP units and $0.123 per unit for the 1992 DDP units. A total of 1,298,724 units (50% of units eligible for tender) and 783,621 units (46% of units eligible for tender) of 1992 DDP and 1994 DDP units were tendered, respectively. The total cost was approximately $465,000, including transaction costs. After the tender, KOC owns 92.1% of the 1992 DDP and 95.8% of the 1994 DDP.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data regarding net production, average sales prices and expenses associated with our oil and natural gas operations for the periods indicated.

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
NET PRODUCTION DATA:
  Oil and other liquid hydrocarbons (Mbbls).................    215.9     172.5
  Natural gas (Mmcf)........................................    9,431     9,933
  Natural gas equivalent (Mmcfe)............................   10,726    10,968
AVERAGE SALES PRICE PER UNIT (INCLUDING EFFECTS OF HEDGING):
  Oil and other liquid hydrocarbons (per Bbl)...............  $ 26.05   $ 25.58
  Natural gas (per Mcf).....................................     2.87      5.19
  Natural gas equivalent (per Mcfe).........................     3.05      5.10
COST PER MCFE:
  Lifting costs.............................................  $   .44   $   .43
  Transportation and compression expenses...................      .10       .11
  Severance and ad valorem taxes............................      .08       .10
  General and administrative expenses.......................      .32       .48
  Depreciation, depletion and amortization (oil and gas
     activities)............................................     1.29      1.02
  Interest expense, excluding accretion and amortization....     1.45      1.40

     Six Months Ended June 30, 2001 and 2000. Our oil and gas revenues of $56.1 million for the first six months of 2001 increased 67% compared to $33.7 million in the same period of 2000, primarily the result of increased natural gas prices (81%) and natural gas production (5%), partially offset by lower crude oil production (20%) and crude oil prices (2%). The increase in natural gas production is attributable to higher entitlements received from our VORI beginning January 1, 2001, that was mostly offset by natural declines in other producing areas. Lower crude oil production was primarily due to normal declines in our producing areas. The first six months of 2000 includes a gain of $3.4 million on the sale of a portion of our VORI, and a $4.0 million gain on the sale of mostly non-producing interests in the East Cameron offshore area.

     Interest and other income increased slightly from $0.7 million in the first half of 2000 to $0.8 million in the first half of 2001 due to higher average cash balances in the current period.

     Revenues for the first six months of 2001 included a $4.2 million unrealized gain relating to our derivative instruments. This represents the change in the extrinsic value (time and market volatility) of our derivative contracts during the first half of 2001. In accordance with SFAS 133, the transition portion of these unrealized gains will be reversed as the contracts are settled, resulting in recognizing $4.4 million of unrealized losses in the second half of 2001.

     Production expenses for the first six months of 2001 increased by 7% to $7.0 million from $6.5 million in the same period last year. This increase was primarily from higher lifting costs, insurance costs, transportation and compression expenses and severance taxes due to higher production and tax rates in Louisiana. These increases were partially offset by lower workover expenses. Lifting costs per Mcfe for the first six months of 2001 was $0.43 compared to $0.44 for the same period in 2000.

     Exploration expenses totaled $8.5 million in the first half of 2001 and $4.5 million in the corresponding period of 2000, an increase of 91%. This increase was primarily due to higher dry hole expense, seismic and G&G expense, and allocated overhead costs, partially offset by lower delay rentals and unproved property abandonment expense.

     General and administrative ("G&A") expense increased by 52% to $5.3 million in the first six months of 2001 compared to $3.5 million in the corresponding period last year. The first six months of 2001 includes a $0.8 million charge for severance related to the retirement of our CEO. Additionally, the first half of 2001 includes a $0.8 million charge relating to our Unit Performance Plan and charges for severance costs related to staff reorganization, a legal settlement and our office move, partially offset by a higher allocation to exploration expenses. On a unit of production basis, G&A expenses were $0.48 per Mcfe in the first half of 2001 compared to $0.32 per Mcfe in the corresponding period of 2000. Excluding charges in the first six months of 2001 for expenses under our Unit Performance Plan, severance costs, a legal settlement, and cost of the office move, G&A expenses were $0.28 per Mcfe.

     Interest and other debt expenses of $17.2 million in the first half of 2001 decreased from $17.4 million in the same period of 2000. The decrease in interest and other debt expenses resulted primarily from the retirement and redemption of our 8 1/2% subordinated debentures in 2000.

     Depreciation, depletion and amortization ("DD&A") expenses decreased 21% from $14.1 million in the first six months of 2000 to $11.2 million in the current period. This decrease was primarily the result of a lower unit-of-production rate in the first half of 2001, partially offset by higher equivalent production volumes. The units-of-production DD&A rate for oil and gas activities was $1.29 per Mcfe in the first six months of 2000, including a $1.3 million DD&A charge related to the Bayou Sauveur field (Bourg wells). Excluding the impact of the Bayou Sauveur field, the DD&A rate for the first six months of 2000 was $1.18 per Mcfe compared to $1.02 for the first six months of 2001.

     We recognized net income of $11.9 million in the first six months of 2001 and a net loss of $4.2 million in the same period last year. The reasons for the increase in earnings are described in the foregoing discussion.

     The results of operations for the six months ended June 30, 2001 are not necessarily indicative of results to be expected for the full year.

     Years Ended December 31, 2000 and 1999. Our oil and gas revenues of $73.4 million for 2000 increased 27% compared to $57.6 million in 1999. This increase was primarily the result of higher natural gas and crude oil prices and a 27% increase in crude oil production, partially offset by a 21% decrease in natural gas production. Higher natural gas and crude oil prices increased revenues by $25.3 million while lower natural gas production reduced revenues by $10.5 million. The decrease in gas production is primarily due to production associated with our interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana which were sold to Phillips Petroleum Company ("Phillips") in the second quarter of 1999.

     In 1999, we recognized a $25.9 million gain on the sale of the north Louisiana fields sold to Phillips. In 2000, we recognized a $3.4 million gain on the sale of a portion of the VORI retained as part of the 1999 sale to Phillips and recorded a $4.0 million gain related to the sale of mostly non-producing interests in the East Cameron offshore area.

     Production expenses for 2000 decreased 26% to $14.0 million from $19.0 million in 1999. This decrease was primarily from lower lifting costs ($2.6 million), lower severance taxes ($0.9 million) and lower transportation and compression expenses ($1.5 million) resulting from the sale of the north Louisiana properties to Phillips in the second quarter of 1999. Lifting costs (production expenses less ad valorem, severance taxes and transportation and compression expenses) were $0.51 per Mcfe in 2000 compared to $0.54 per Mcfe in 1999, a 6% decrease.

     Exploration expenses increased by 40% to $8.0 million in 2000 from $5.7 million in 1999 due to increased dry hole and lease abandonment expenses.

     G&A expenses decreased from $7.5 million in 1999 to $7.1 million in 2000, including non-recurring charges of $1.9 million and $0.8 million, respectively. Excluding non-recurring charges, G&A expense increased to $6.3 million, an increase of 13%, compared to $5.6 million, reflecting lower third-party overhead recoveries due to the sale of north Louisiana properties to Phillips and a lower allocation to exploration activities. On a unit of production basis, G&A expense, excluding non-recurring charges, was $0.31 per Mcfe in 2000 compared to $0.23 per Mcfe in 1999.

     Interest and other debt expenses of $34.4 million in 2000 decreased 10% from $38.0 million in 1999. In 2000, interest expense was comprised of $30.9 million of cash interest expense and non-cash charges of $3.5 million for amortization of debt issuance costs, accretion of note discount and accretion of debt valuation discount. This is a decrease from the cash interest expense of $33.5 million and non-cash charges of $4.5 million for amortization of debt issuance costs, accretion of note discount and accretion of debt valuation discount reported in 1999. In 1999 and 2000, cash interest expense included approximately $2.4 and $0.2 million, respectively, related to debt that was redeemed.

     DD&A expenses decreased 30% from $36.0 million in 1999 to $25.1 million in 2000. This decrease was primarily the a result of lower production due to the sale of north Louisiana properties to Phillips and $5.4 million less of DD&A expenses in the current year associated with the Bayou Sauveur field. The units-of-production DD&A rate for oil and gas activities was $1.20 per Mcfe in 2000 compared to $1.43 per Mcfe in 1999. Excluding the impact of the Bayou Sauveur field, the DD&A rate for 2000 and 1999 was $1.13 and $1.17 per Mcfe, respectively.

     In 2000, we recognized noncash impairment charges of $5.1 million. The impairment consisted of $2.1 million of undeveloped leasehold in areas in which we have no immediate drilling plans, and $3.0 million related to unsuccessful development activities. No impairment was recorded in 1999.

     The 1999 extraordinary gain of $11.1 million was related to debt repurchases and refinancings.

     We recognized a net loss of $(11.5) million in 2000 and a net loss of $(9.7) million in the prior year. The reasons for the earnings changes are described in the foregoing discussion.

     Years Ended December 31, 1999 and 1998. Our oil and gas revenues of $57.6 million for 1999 decreased 32% compared to $84.6 million in 1998. This decrease was primarily the result of lower natural gas production (37%). The decrease in gas production is primarily due to production associated with our interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana which were sold to Phillips in the second quarter of 1999.

     Interest and other income increased from $0.5 million in 1998 to $2.0 million in 1999 primarily due to higher cash balances in the current year.

     Production expenses for 1999 decreased 25% to $19.0 million from $25.3 million in the prior year, resulting primarily from north Louisiana properties sold to Phillips in the second quarter of 1999. Lifting costs (production expenses less ad valorem, severance taxes and transportation and compression expenses) were $0.54 per Mcfe in 1999 compared to $0.41 per Mcfe in 1998, a 32% increase, reflecting a higher percentage of offshore properties at higher lifting costs per unit after the second quarter 1999 sale of north Louisiana properties to Phillips.

     Exploration expenses decreased 53% from $12.0 million in 1998 to $5.7 million in 1999 due to decreased dry hole, seismic and unproved property abandonment expenses in the current year.

     G&A expenses of $7.5 million included $1.9 million of costs of a non-recurring nature related to professional, consulting and transaction costs. G&A expenses, excluding non-recurring items, of $5.6 million decreased 21% compared to $7.1 million in 1998. On a unit of production basis, general and administrative expenses were $0.30 per Mcfe in 1999 compared to $0.19 per Mcfe in 1998 reflecting the higher non-recurring professional, consulting and transaction costs. Excluding the non-recurring costs, G&A expenses were $0.23 per Mcfe in 1999.

     Interest and other debt expenses of $38.0 million in 1999 increased 14% from $33.3 million in 1998. The increase in interest expense resulted primarily from higher average interest rates during the current year. In addition to our 1999 cash interest expense of $33.5 million, we recorded non-cash charges in 1999 of $4.5 million for amortization of debt issuance costs, accretion of note discount and accretion of debt valuation discount. The 1999 cash interest expense of $33.5 million includes approximately $2.4 million of interest payments related to debt that was redeemed in 1999.

     DD&A expenses decreased 7% from $38.6 million in 1998 to $36.0 million in 1999. The decrease in DD&A expense results primarily from lower production in 1999 due to the sale of north Louisiana properties to Phillips partially offset by $6.9 million of DD&A expense in 1999 associated with the Bayou Sauveur field (Harry Bourg wells). The $6.9 million of DD&A expense results from the amortization of the total well costs of both the Bourg No. 1 and Bourg No. 2 wells over the current proved developed reserves in the Bayou Sauveur field. The units-of-production DD&A rate for oil and gas activities was $1.01 per Mcfe in 1998 compared to $1.43 per Mcfe in 1999. Excluding the impact of the Bayou Sauveur field, the DD&A rate for 1999 was $1.17 per Mcfe.

     In 1998, we recognized non-cash impairment charges of $25.7 million against the carrying values of our proved and unproved oil and gas properties, aggregating $21.6 million and $4.1 million, respectively, for the year ended December 31, 1998 (see "Oil and Gas Properties" in Note 1 in Notes to Consolidated Financial Statements contained elsewhere in this statement). No impairment was recorded in 1999.

     We recognized a net loss of $(9.7) million in 1999 and a net loss of $(57.0) million in the prior year. The reasons for the earnings changes are described in the foregoing discussion.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities during the first six months of 2001 aggregated $30.9 million. Funds used in investing activities were comprised of $18.8 million for exploration and development activities and an $8.6 million increase in restricted cash. The change in the restricted cash was comprised of $8.0 million relating to collateral requirements for our derivative instruments and $0.6 million relating to our plugging and abandonment escrow account. As a result of these activities, cash and cash equivalents increased from

$18.4 million at December 31, 2000 to $21.9 million as of June 30, 2001. As of June 30, 2001, we had working capital of $29.7 million, compared to working capital of $19.7 million at the end of 2000. On April 16, 2001, we paid $15.4 million in interest due on our 14% Senior Secured Notes and our 10 3/8% Senior Subordinated Notes (collectively, the "Notes").

     Capital Resources. We do not currently have access to a revolving credit facility to supplement our cash needs. The terms of the Notes significantly limit our ability to incur additional funded indebtedness. Accordingly, funding of our obligations and capital expenditure program during 2001 will be provided by cash on hand and cash flows from operations.

     We have continued to receive the benefit of strong commodity prices through the first half of 2001 that has improved our cash flows and allowed expansion of our capital expenditure program. However, the commodity markets are volatile, as evidenced by recent substantial declines. If commodity prices remain depressed for a substantial period of time, our ability to fund our planned level of capital expenditures could be negatively impacted. To help ensure a base level of cash flow, we periodically enter into hedge contracts. We have hedged 45,000 Mmbtus per day of our natural gas production through December 31, 2001 using a variety of hedge contracts. We have also entered into natural gas commodity swap transactions to sell 20,000 Mmbtus per day for January through December 2002 at an average price of $4.58 per Mmbtu. Our hedging activities are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities" and in Note 3 in Notes to Consolidated Financial Statements contained elsewhere in this statement.

     We had $259.8 million principal amount of debt outstanding as of June 30, 2001 ($257.4 million recorded on the balance sheet), requiring $30.8 million in annual cash interest payments. Our outstanding $2.625 Convertible Exchangeable Preferred Stock (the "Preferred Stock") is cumulative, requiring dividends to accumulate, currently at the rate of $3.6 million annually, and carries liquidation preferences over the Common Stock totaling $48.5 million effective November 1, 2001, including dividend arrearages of $14.3 million. We have not declared the quarterly dividends of $0.65625 per preferred share since February 1, 1998, a total of 16 quarters. Further dividends are restricted under the Company's indentures governing our Notes. No interest is payable on Preferred Stock arrearages. Because we have not paid dividends on the preferred stock for a period of more than six quarters the holders of preferred stock, as a group, elected two additional directors to our Board of Directors in July 2000.

     Capital Commitments. Our 2001 capital expenditure budget provides for $34.5 million to be expended on development and exploratory activities primarily in Louisiana, south Texas and the shallow waters of the Gulf of Mexico. An additional $5.4 million is budgeted for delay rentals and overhead. As with our other obligations discussed above, funding for this level of capital expenditures will be provided by cash on hand and cash flow from operations which is dependent on a number of variables, including commodity prices, production levels and operating costs. We do not anticipate that the cash to be paid to the holders of $7.25 redeemable cash equivalent preferred stock upon effectiveness of the reclassification will have an adverse impact on the 2001 capital budget. In the first six months of 2001, our capital expenditures totaled $16.2 million, including $7.4 million for development drilling and recompletions and $7.0 million for exploration drilling. An additional $2.6 million was expended for delay rentals and overhead. In the first six months of 2001, we participated in the drilling of 18 gross (6.0 net) wells, of which 12 gross (3.9 net) were found to be productive.

     Restricted Cash. At June 30, 2001, we had a restricted cash balance of $13.8 million. Of this amount, $5.8 million relates to an established escrow account to meet future plugging and abandonment liabilities. We are required to fund this account in the amount of $100,000 a month until the balance reaches $7.5 million. We are required to provide collateral for any hedges (through swap or other agreements) to cover counter-party risk. We have posted $8.0 million in the form of a letter of credit as collateral required by our counter-party supported by restricted cash in the same amount.

     Inflation and Changing Prices. Oil and natural gas prices, as with most commodities, are highly volatile, have fluctuated during recent years and generally have not followed the same pattern as inflation.

     Accounting Pronouncements. In the fourth quarter of 2000, we adopted Emerging Issues Task Force Issue No. 00-10 ("EITF No. 00-10") accounting for Shipping and Handling Fees and Costs. EITF No. 00-10 addresses how shipping and handling fees should be classified in the income statement. As a result of EITF No. 00-10, we have reclassified $5.4 million, $3.4 million, $2.0 million and $1.1 million of transportation and compression expenses for the years ended December 31, 1998, 1999 and 2000 and for the six-month period ending June 30, 2000, respectively, from oil and gas revenues to production expenses.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS 142, effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. We are currently evaluating the provisions of SFAS 141 and SFAS 142 and have not adopted such provisions in our June 30, 2001 financial statements. However, we do not expect any impact on our financial statements from the adoption of these standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We use our senior and subordinated debt instruments to finance a significant portion of our operations. We currently have no outstanding floating rate debt and therefore our earnings and cash flows are not subject to interest rate risk. However, the fair values of our fixed-rate debt instruments are subject to interest-rate risk. Generally, the fair market value of debt with a fixed interest rate will increase as interest rates fall, and the fair market value will decrease as interest rates rise. We are also exposed to market risk from changes in commodity prices. In the normal course of business we enter into hedging transactions, including forward sales contracts, natural gas and crude oil price swap agreements, collars and options to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities and Note 3 to the Consolidated Financial Statements (unaudited) contained elsewhere in this statement for further discussion on our derivative instruments. For debt obligations the table below presents principal cash flows and weighted average interest rates by year of maturity.

                                                       MATURITY DATE                                      FAIR VALUE
                               -------------------------------------------------------------              AT JUNE 30,
                                2001     2002      2003       2004       2005     THEREAFTER    TOTAL        2001
                               ------   ------   --------   --------   --------   ----------   --------   -----------
Fixed Debt:
  14.00% (Maturity)(1).......           $4,120   $100,720                                      $104,840    $103,750
  10.38% (Maturity)..........                                                      $155,000     155,000     106,950
                               ------   ------   --------   --------   --------    --------    --------    --------
Total Maturity...............           $4,120   $100,720                          $155,000    $259,840    $210,700
                               ======   ======   ========   ========   ========    ========    ========    ========
Blended weighted average
  interest rate..............            14.00%     14.00%                            10.38%

---------------

(1) The 14% notes mature in 2002 and 2003 at premiums ranging from 103% to 105% of the stated principal amount.

                              THE RECLASSIFICATION

THE RECLASSIFICATION

     This statement relates to the proposed reclassification of each share of our $2.625 convertible exchangeable preferred stock into three shares of our common stock, par value $.10 per share and one share of our $7.25 redeemable cash equivalent preferred stock, par value $1.50 per share.

  WHAT $2.625 PREFERRED STOCKHOLDERS WILL GIVE UP    WHAT $2.625 PREFERRED STOCKHOLDERS WILL RECEIVE
  -----------------------------------------------    -----------------------------------------------
  Each share of $2.625 convertible exchangeable      Three shares of common stock; and
  preferred stock, including all accumulated
  and unpaid dividends                               One share of redeemable cash equivalent
                                                     preferred stock, which will be immediately
                                                     redeemed upon issue for cash at a redemption
                                                     price of $7.25 per share.

     At November 1, 2001, accumulated and unpaid dividends on the $2.625 preferred stock (for the 16 previous quarters) will aggregate $14.3 million ($10.50 per share). On October 4, 2001, the closing price of our common stock on the OTC Bulletin Board was $1.10 per share and the closing price of our $2.625 preferred stock was $8.50 per share. Based on these closing prices, the consideration to be paid on redemption of the $2.625 preferred stock represents a market premium to holders of $2.625 preferred stock; however, the value of this consideration is substantially below the liquidation value of the $2.625 preferred stock.

     As the ratio for the reclassification is three-to-one, no fractional shares of common stock will be issued upon reclassification of the $2.625 preferred stock.

     The issuance of 4,095,519 shares of common stock pursuant to the reclassification will result in dilution to holders of common stock.

BACKGROUND

     We have not paid dividends on the $2.625 preferred stock since April 30, 1998 in order to conserve cash for debt service and ongoing operations. We have relied, in part, on cash from the sale of some of our assets to meet our other cash requirements, including debt service obligations. Our debt indentures do not permit payment of dividends on any of our equity securities, including the $2.625 preferred stock. At present, we are current in payment of all of our debt obligations, including our long-term debt issued under indentures and our trade accounts payable. Given current market conditions and operating performance, we believe we will be able to continue to service our debt obligations for the near-term, but we do not foresee the ability to pay past accumulated and unpaid dividends or future dividends on our $2.625 preferred stock.

     For a variety of reasons, including a high level of debt in relation to our assets and cash flows, we may seek additional sources of equity or pursue strategic alternatives. With our $2.625 preferred stock outstanding and accumulated and unpaid dividends continuing to increase quarter by quarter, we do not believe that we have the flexibility to pursue these two courses. First, potential new equity sources are not likely to invest new cash equity into us that is junior to the claim on our cash represented by our $2.625 preferred stock, the terms of which prohibit us from issuing preferred stock senior to it. Secondly, we believe that other strategic alternatives (which might include a combination or other transactions with industry companies) are closed to us given the large dollar amount of our $2.625 preferred stock's accumulated and unpaid dividends and liquidation and redemption amounts. Of course, there is no assurance that we would be able to achieve financing from new equity or accomplish a strategic transaction in any event, but we have determined that, in light of the need for flexibility to consider alternatives, it is desirable to reclassify our $2.625 preferred stock into common stock and cash. This reclassification would give holders of our $2.625 preferred stock an immediate cash return (although far short of its liquidation or redemption value) as well as an opportunity to participate in possible future growth of the company as common stockholders.

     If we are not able to secure new sources of equity, enter into a strategic transaction or otherwise improve our longer term outlook through successful drilling activities, we may be unable to continue to meet our debt service obligations over the longer term and could be forced to seek protection under the U.S. bankruptcy laws. If this were to happen, the holders of our $2.625 preferred stock, as well as holders of our common stock, might receive nothing or only nominal amounts in return for their holdings. The reclassification does not, of course, assure our ability to avoid such circumstances.

     The reclassification will have the effect of eliminating $14.3 million in accumulated but unpaid dividends (effective November 1, 2001) on our $2.625 preferred stock and will reduce possible future cash flow obligations with respect to our $2.625 preferred stock for dividends or liquidation or redemption amounts. We believe the reclassification will improve our attractiveness to new investors and allow a broader range of strategic alternatives. We have, at present, no plans for any additional equity financing. There are no plans for a strategic transaction with another company, but believe we need the flexibility to quickly and opportunistically pursue any such possibilities that may present themselves.

     We will not obtain any financing in connection with the reclassification. We have adequate cash on hand to fund the amounts payable pursuant to the reclassification and are permitted by the terms of our debt securities to make such payments.

PURPOSES AND EFFECTS OF THE RECLASSIFICATION

     The primary purposes of the reclassification are to:

     - eliminate the senior and preferred claim on our equity of the $2.625 preferred stock, including elimination of the accumulated and unpaid dividends;

     - increase our common stock equity capital;

     - provide more flexibility for future equity financings or strategic transactions; and

     - allow our holders of $2.625 preferred stock to realize immediate value for their shares at higher than recent market prices.

     As a result of the reclassification:

     - each outstanding share of $2.625 preferred stock (including all accumulated and unpaid dividends) will be reclassified into three shares of common stock and one share of redeemable cash equivalent preferred stock;

     - each share of redeemable cash equivalent preferred stock will be mandatorily and automatically redeemed for $7.25 in cash;

     - the accumulated and unpaid dividends on the $2.625 preferred stock will be canceled and the holders of the $2.625 preferred stock will forfeit their right to receive those dividends;

     - the number of shares of common stock outstanding will increase from 13,210,995 (based on shares outstanding on the record date) to 17,306,514. Former holders of our $2.625 preferred stock will own approximately 24% of our common stock after the reclassification; and

     - because the $2.625 preferred stock will be eliminated by the reclassification, the existing right of its holders to elect two directors to our board of directors will be extinguished and the two directors elected by the $2.625 preferred stockholders shall resign.

THE RECLASSIFICATION AMENDMENT

     The board of directors has unanimously authorized amendments to article 4 of our certificate of incorporation to give effect to the reclassification. A copy of the reclassification amendment is set forth in full in Appendix A to this statement. The following description summarizes the material provisions of the reclassification amendment but does not purport to be complete and is qualified in its entirety by reference to Appendix A. A copy of Article 4 of our current certificate of incorporation is set forth in full at Appendix B to this statement. A copy of the certificate of designation of our $2.625 preferred stock is set forth in full as Appendix C to this statement.

     The following table shows, as of the record date:

     - the aggregate voting power of the holders of the indicated classes of securities at such date; and

     - the pro forma aggregate voting power of the former holders of the $2.625 preferred stock and the current holders of common stock, assuming completion of the reclassification.

     The table does not show the special class voting rights of the $2.625 preferred stock (i.e., to elect two directors and to approve the reclassification) at the record date, and prior to the reclassification.

                                                              VOTING POWER
                                                              AT OCTOBER 4,    PRO FORMA
HOLDERS OF                                                        2001        VOTING POWER
----------                                                    -------------   ------------
$2.625 preferred stock......................................       9.4%           23.7%
Common stock................................................      90.6%           76.3%

RECORD DATE

     Holders of $2.625 preferred stock of record at the close of business on October 12, 2001 are entitled to notice of this consent solicitation and to give consents. On the record date, there were issued and outstanding 13,210,995 shares of common stock and 1,365,173 shares of $2.625 preferred stock.

CONSENT PROCEDURES

     Holders of $2.625 preferred stock as of the record date electing to consent to the reclassification must sign and date the form of consent accompanying this statement in accordance with the instructions contained therein and forward it to the solicitation agent at its address shown on the back cover of this statement or request a broker or bank to effect the transaction for them. Holders of $2.625 preferred stock whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact the registered holder promptly if they wish to give their consents.

     Solicitation is being made by the use of the mails, but may also be made by telephone, telegram and personal interviews.

SOLICITATION PERIOD

     The consent solicitation will be open for a period of 20 days ending on
December   , 2001 unless extended by us. We will effectuate the reclassification promptly after the consent solicitation closes only if we have received consents of the holders of two-thirds of the outstanding shares of $2.625 preferred stock.

WITHDRAWAL OF CONSENTS

     Consents may be withdrawn by the person entitled to give the consent at any time before the consent solicitation is closed by any written instruction signed by the record holder and sent to the consent solicitation agent stating that a consent is no longer effective.

EXPENSES OF SOLICITATION

     We anticipate that we will incur and pay the following expenses in connection with the consent solicitation and reclassification:

Legal fees and expenses.....................................   $150,000
Accounting fees and expenses................................     50,000
Printing costs..............................................     70,000
Solicitation fees and other miscellaneous expenses..........    200,000
                                                               --------
                                                               $470,000
                                                               ========

     We have engaged D.F. King & Co. as our solicitation agent to assist us in making the solicitation. We will pay D.F. King & Co. $10,000 plus expenses, and a direct telephone solicitation fee of $4.00 per completed call for its solicitation efforts.

     Various officers and employees will also engage in solicitation efforts in connection with the consent solicitation as part of their normal duties, and they will not be compensated additionally for such efforts.

     D. F. King & Co. will tabulate consents. Computershare Investor Services, our transfer agent, will facilitate the exchange of certificates representing common stock for certificates representing $2.625 preferred stock and the distribution of cash upon redemption of our cash equivalent preferred stock after the reclassification becomes effective.

HOW TO GET YOUR COMMON STOCK AND CASH

     Promptly after the reclassification becomes effective, former holders of $2.625 preferred stock will be sent detailed instructions for exchanging certificates formerly representing $2.625 preferred stock. Until they are surrendered for exchange, certificates formerly representing $2.625 preferred stock will be deemed to represent the number of shares of common stock into which such $2.625 preferred stock was reclassified and the right to receive $7.25 in cash per such share of $2.625 preferred stock. However, the right to receive this cash amount will be contingent on surrender of the certificates pursuant to a validly completed and delivered letter of transmittal, the form of which will be distributed to holders of $2.625 preferred stock immediately upon the effectiveness of the reclassification.

FAIRNESS OPINION

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey" hereinafter). The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised our board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or inaccurate view of the process underlying its analyses and opinions.

     We retained Houlihan Lokey to render an opinion to be addressed to the board of directors of Contour Energy Co., as to the fairness, from a financial point of view, of the reclassification to the holders of $2.625 preferred stock. At the October 3, 2001 meeting of the board of directors, Houlihan Lokey presented its analysis as hereinafter described and on October 3, 2001 delivered its written opinion that, as of such date and based on the matters described therein, the consideration to be received by holders of $2.625 preferred stock in connection with the reclassification is fair to them from a financial point of view.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE HOLDERS OF $2.625 PREFERRED STOCK ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to our board of directors addresses only the fairness, from a financial point of view, of the reclassification, and does not constitute a recommendation to the stockholders as to whether any stockholder should consent to the reclassification. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in reclassifying the $2.625 preferred stock. Furthermore, at our request, Houlihan Lokey did not negotiate the reclassification or advise us with respect to alternatives to it.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed our audited financial statements for the fiscal years ended December 31, 1998 through 2000 and our interim financial statements for the six months ended June 30, 2001, which our management identified as the most current information available, (ii) discussed with our Executive Vice President and Chief Financial Officer (which reflected his discussions with certain members of Contour Energy's senior management) our operations, financial condition, future prospects and projected operations and performance, (iii) reviewed forecasts and projections prepared by our management for the years ended December 31, 2001 through 2003, (iv) reviewed other publicly available financial data for us, including but not limited to our publicly traded securities, and that of certain companies that Houlihan Lokey deem comparable to us, and (v) conducted such other studies, analyses and investigations as it deemed appropriate.

     In assessing the fairness, from a financial point of view, of the reclassification to the holders of $2.625 preferred stock, Houlihan Lokey, in particular, (i) reviewed the historical trading prices and volume for our publicly traded debt and equity securities, (ii) considered the rights and privileges of the holders of the $2.625 preferred stock, and (iii) reviewed certain alternatives to the reclassification.

     The following is a brief summary of the material financial analysis performed and factors considered by Houlihan Lokey in determining the fairness of the reclassification to the holders of the $2.625 preferred stock, from a financial point of view.

     VALUE OF THE RECLASSIFICATION. As part of its analysis, Houlihan Lokey analyzed the trading prices of the $2.625 preferred stock and common stock. Based on the high and low prices of our common stock over the last 30 days of $1.01 and $1.55, respectively, the implied value of the reclassification ranges from $13.5 million to $15.1 million, as outlined below:

  (numbers in Thousands, except per share amounts)
                THE RECLASSIfiCATION                  30-Day Low                30-Day High
--------------------------------------------------------------------------------------------
Common Share Price(1)...............................        $1.01                      $1.55
Shares from Conversion..............................        4,096                      4,096
                                                         --------                   --------
Common Equivalent Value(2)..........................       $3,561                     $5,250
Add: Cash Distribution..............................       $9,898                     $9,898
                                                         --------                   --------
Concluded Value Range...............................      $13,459                    $15,147
Midpoint of Value Range.............................                 $14,303

TRADING VALUE OF $2.625 PREFERRED
--------------------------------------------------------------------------------------------
Market Value(1).....................................       $9,898                    $13,993
Midpoint of Value Range.............................                 $11,946

(1) As of September 28, 2001.
(2) Each $2.625 preferred share converts into 3 common shares. Also reflects the effect from new shares issued, less cash distributed.

The midpoint of the value of the reclassification represents a 19.7% premium to the midpoint of the trading value of the $2.625 preferred stock. Other factors Houlihan Lokey considered in its analysis include:

     - The reclassification provides a significant level of liquidity to the holders of the $2.625 preferred stock.

     - The reclassification allows each holder of the $2.625 preferred stock to share in the potential growth in our value through the issuance of three new common shares.

     - Covenants of our existing debt facilities do not allow dividends to be paid on the $2.625 preferred stock.

     - Although the redemption value of the $2.625 preferred stock is significantly higher than the value of the reclassification, the holders of the $2.625 preferred stock have no mandatory redemption rights and, accordingly, may not have the ability to realize the redemption value.

After consideration of these factors and the analysis outlined herein, it is Houlihan Lokey's opinion that the consideration to be received by the holders of $2.625 preferred stock in connection with the reclassification is fair, from a financial point of view.

                                    * * * *

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of our future financial results and condition, and that there has been no material change in our assets, financial condition, business, operations or prospects of since the date of the most recent financial statements made available to it.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to us and does not assume any responsibility with respect to such information. Houlihan Lokey has not made any physical inspection or independent appraisal of any of our properties or assets. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it as at the date of its fairness opinion.

     Houlihan Lokey is a nationally recognized investment-banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Although Houlihan Lokey has, in the past, provided advisory services to us., Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in our securities.

     FEES AND EXPENSES. Pursuant to an agreement dated September 10, 2001, we retained Houlihan Lokey on behalf of our board of directors to analyze the fairness of the consideration to be received by holders of $2.625 preferred stock in connection with the reclassification, from a financial point of view. We have agreed to pay Houlihan Lokey a fee of $150,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. We have further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

VOTE REQUIRED

     The reclassification proposal requires:

     - the approval of the holders of a majority of our outstanding shares of common stock and $2.625 preferred stock voting together as a single class pursuant to which each share thereof has one vote; and

     - the approval of the holders of two-thirds of our outstanding shares of $2.625 preferred stock, voting as a separate class pursuant to which each share thereof has one vote.

     Each share of $2.625 preferred stock is entitled to one vote per share pursuant to the consent solicitation. Holders of such shares as of October 12, 2001, the record date, are entitled to consent. As of the record date there were 1,365,173 shares of $2.625 preferred stock outstanding and entitled to consent to the reclassification. On the record date there were 13,210,995 shares of common stock outstanding.

     We have obtained consents to the reclassification from certain of our affiliates who own in excess of a majority of our common stock and proxies, commitments and indications of support for 392,850 shares (28.8%) of our $2.625 preferred stock. Therefore, the reclassification will be approved if we obtain consents from these shareholders plus an additional 517,311 shares (37.9%) of our $2.625 preferred stock.

WE ARE NOT SOLICITING CONSENTS FROM HOLDERS OF COMMON STOCK

     Since we have already obtained the consent to the reclassification from holders of a majority of the common stock, the reclassification will be approved if we receive the vote of two-thirds of $2.625 preferred stock voting as a single class. We are not soliciting consents from holders of our common stock.

BOARD OF DIRECTORS RECOMMENDATIONS

     Our board of directors, including the directors elected by the holders of the $2.625 preferred stock, have unanimously approved the reclassification and recommend the adoption of the reclassification by the holders of our common stock and $2.625 preferred stock. In evaluating the reclassification, our board of directors considered many factors, including the fairness opinion of Houlihan Lokey Howard & Zukin, and:

     - the current and historical market prices of our common stock and our $2.625 preferred stock;

     - the lack of liquidity of our $2.625 preferred stock;

     - the relatively greater liquidity of our common stock (although it is also somewhat illiquid);

     - the right of holders of $2.625 preferred stock to convert each share into .347 shares of common stock;

     - commitments and indications of support for the reclassification from unrelated holders of our $2.625 preferred stock representing 28.8% of the class; and

     - approval and support of both directors elected by the holders of our $2.625 preferred stock.

     TO CONSENT TO THE AMENDMENT AND THE RECLASSIFICATION, SIGN AND DATE THE ACCOMPANYING FORM OF CONSENT AND RETURN IT TO THE CONSENT SOLICITATION AGENT AT THE ADDRESS ON THE BACK COVER PAGE OF THIS STATEMENT.

                            BUSINESS AND PROPERTIES

GENERAL

     We were incorporated in Delaware in 1994 and are engaged in the exploration, development, acquisition and production of oil and natural gas. Our strategy is to increase reserves, production and cash flows in a cost-efficient manner through a program of balanced exploration and development activities and through strategic acquisitions. Our core areas are in south and north Louisiana, the Gulf of Mexico and south Texas. At December 31, 2000, proved oil and natural gas reserves totaled 181.5 Bcfe, of which 76% is natural gas and 67% is proved developed.

     As used in this statement, "Mcf" means thousand cubic feet, "Mmcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel or 42 U.S. gallons liquid volume, "Mbbl" means thousand barrels, "Mcfe" means thousand cubic feet of natural gas equivalent using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate and natural gas liquids, "Mmcfe" means million cubic feet of natural gas equivalent, "Bcfe" means billion cubic feet of natural gas equivalent, and "Mmbtu" means million British thermal units.

BUSINESS DEVELOPMENTS

     We have benefited from a general increase in the level of commodity prices. This increase has provided us with near-term liquidity and capital for our ongoing operations. However, as evidenced by recent steep declines, the commodity markets are volatile. There is no certainty that oil and natural gas prices will recover to levels seen earlier this year. In addition, we continue to have significant debt outstanding relative to our asset base and pay a high portion of our cash flow to service such debt. Furthermore, we do not have ready access to incremental sources of capital to supplement our operational requirements. Given the level of natural gas hedges in place for the remainder of 2001 and 2002 (see Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities) we believe that we have the ability for the near-term based on our current operating performance to meet all obligations as they come due and fund our current capital expenditure program from cash on hand and operational cash flows. However, because of the combination of the factors described herein and the uncertainty of drilling successes required to sustain or increase operational cash flows, there can be no assurance that we will be able to fund future obligations.

COMPANY HISTORY

     Contour Transaction. In January 1996, Kelley Oil & Gas Corporation entered into financing and related agreements with Contour Production Company L.L.C. ("Contour") pursuant to which Contour purchased 4.8 million newly issued shares of common stock for $48.0 million on February 15, 1996, and an option to purchase an additional 2.7 million shares of common stock for $27.0 million, which was exercised on December 1, 1997. As a result of these transactions, Contour became our major shareholder.

     On June 28, 1999, we began an offer to exchange 1.5 shares of common stock (on a post-split basis) for each share of our $2.625 preferred stock. Pursuant to the exchange offer, 368,633 shares of $2.625 preferred stock were tendered representing approximately 21% of the total $2.625 preferred stock outstanding. In July 1999, the shares were exchanged for 552,950 shares of newly issued common stock, increasing the shares of outstanding common stock to approximately
13.2 million. The exchange eliminated dividend arrearages of approximately $1.5 million. The acquisition of shares of $2.625 preferred stock pursuant to this exchange offer is the only acquisition of those shares by us in the last three years other than the shares acquired pursuant to the conversion of shares of $2.625 preferred stock into shares of common stock pursuant to the terms of the $2.625 preferred stock certificate of designation.

     On July 30, 1999, we changed our name from Kelley Oil and Gas Corporation to Contour Energy Co. Concurrent with the name change, we established our authorized capital stock at 22 million shares, 20 million of which were designated as common stock and two million as preferred stock, and effected a 1 for 10 reverse stock split, reducing the total outstanding shares of common stock from approximately 126 million to approximately 12.6 million. All historical share and per share data appearing in this document have been restated to reflect this reverse stock split unless otherwise noted.

     On August 30, 1999, at market close, shares of common stock and $2.625 preferred stock, which traded under the symbols of CONCC and CONCP, were delisted from the NASDAQ SmallCap Market. These actions were taken as a result of our failure to meet the requirements for continued listing on this exchange. On August 31, 1999, at market open, the common stock and $2.625 preferred stock began trading on the OTC Bulletin Board under the symbols of CONC.OB and CONCP.OB.

OPERATIONS AND PROPERTIES

     Operation Activities. Our production and development activities are focused in the Vacherie Salt Dome region of north Louisiana, south Louisiana and the Gulf of Mexico. Exploration activities are primarily conducted in south Louisiana, the Gulf of Mexico and south Texas.

     In 2000, we participated in seven development wells and fourteen exploration wells of which four development wells and eight exploration wells were successful. Reserve extensions and discoveries from 2000 acquisition, exploration and development drilling activities totaled 20.4 Bcfe. Total 2000 costs incurred for acquisition, exploration and development activities were $25.8 million, including $15.3 million for acquisition, exploration drilling and development drilling, recompletion and plugging and abandonment activities, $2.8 million for acquisition of undeveloped leasehold, $3.6 million for seismic acquisition, and $4.1 million for delay rentals and capitalized overhead. In December 2000, the board of directors approved a 2001 capital spending program of $34.5 million for exploration and development activities, a 59% increase over 2000 actual expenditures. We expect to spend the budgeted level of capital expenditures this year. About half should be expended on exploratory drilling, about one-third on development drilling and recompletion activities, and the remainder for seismic, leasehold, and other activities.

     Development Activities. During 2000, we participated in seven development wells in north Louisiana, south Louisiana and the Gulf of Mexico, with four being successful. In north Louisiana, we drilled or participated in drilling three gross (1.30 net) development wells, of which two gross (.98 net) were completed as producing wells. In south Louisiana, we participated in drilling one gross (.46 net) well, which was not commercial. In the other areas, we drilled or participated in drilling three gross (.27 net) wells, of which two gross (.02 net) wells were completed as producing wells. Through the first half of 2001, we have participated in three development wells, with two gross (1.5 net) being successful. We also recompleted a total of seven wells in the first half of the year.

     Exploration Activities. We focus our exploration activities primarily on our existing leaseholdings in south Louisiana, the Gulf of Mexico and south Texas. The number, type and timing of proposed wells in these regions is subject to continued revision as a result of many factors, including test and drilling results on these properties and others, the price of oil and natural gas, availability of capital funds and drilling rigs, weather, and general economic factors.

     We are using sophisticated technologies to identify exploration prospects and advanced geophysical techniques to continue to develop and refine interpretations of our 1,690 square mile 3-D seismic database, which includes:

     - 619 square miles covering a major portion of our existing leaseholdings in Terrebonne and LaFourche Parishes, in south Louisiana,

     - 153 square miles in the Gulf of Mexico offshore Texas/Louisiana;

     - 190 square miles in south Texas; and

     - 728 square miles in various other areas including the Permian Basin in West Texas.

     In 2000, we drilled or participated in 14 gross (3.78 net) exploratory wells, including eight gross (2.17 net) wells in south Texas, three gross (.47 net) wells in the Gulf of Mexico and two gross (.71 net) wells in south Louisiana. Of these, eight gross (2.34 net) wells were successful. In the first half of 2001, we participated in 15 gross (4.0 net) exploratory wells, of which 10 gross (2.4 net) were successful.

     Description of Properties. Our properties are located primarily in Louisiana, the Gulf of Mexico, and Texas. As of December 31, 2000, we owned interests in a total of 256 gross (70.6 net) producing wells, not including wells contributing to our volumetric overriding royalty interest ("VORI"). As of that date, we had leaseholdings covering 140,397 gross (51,318 net) developed acres and 172,989 gross (69,041 net) undeveloped acres. Approximately 76% of our proved oil and natural gas reserves as of January 1, 2001, was natural gas on an energy content basis. The reserves to production ratio for these properties (based on 2000 production) was estimated to be 8.8 as of January 1, 2001.

     Significant Properties. Our natural gas properties in north Louisiana are located primarily in the Sibley and Ada fields of Webster and Bienville Parishes and in the Sailes and West Bryceland fields in Bienville Parish, in which we hold our VORI. Our properties in south Louisiana are concentrated in the Orange Grove/ Humphreys, Lirette, Lake Pagie, Ouiski Bayou and Bayou Sauveur fields in Terrebonne Parish. Production is primarily from the Hosston (north Louisiana) and Miocene (south Louisiana) formations. The most prominent Gulf of Mexico property is the Main Pass area, offshore Louisiana. Other properties are located primarily in the shallow waters of the Gulf of Mexico, south Louisiana and Texas. Substantially all of our oil and natural gas properties are pledged to secure borrowings under our 14% Senior Secured Notes. The following table sets forth certain information as of the dates indicated regarding our interests by major geographic region.

                                                                                         PRODUCTION
                                                                                -----------------------------
                                     PROVED RESERVES AT JANUARY 1, 2001                  YEAR ENDED
                                ---------------------------------------------         DECEMBER 31, 2000
                                                               PRESENT VALUE    -----------------------------
                                                     GAS        OF ESTIMATED                          GAS
                                 OIL      GAS     EQUIVALENT     FUTURE NET       OIL      GAS     EQUIVALENT
                                MBBLS    MMCF      (MMCFE)     CASH FLOWS(1)    (MBBLS)   (MMCF)    (MMCFE)
                                -----   -------   ----------   --------------   -------   ------   ----------
                                                               (IN THOUSANDS)
North Louisiana...............   231     83,806     85,192        $455,821         11      8,942      9,008
South Louisiana...............  4,628    22,919     50,687         200,470         89      3,276      3,810
Offshore......................  2,101    26,218     38,824         202,303        302      5,436      7,248
Other as a group..............    402     4,360      6,772          30,067         65        119        509
                                -----   -------    -------        --------        ---     ------     ------
         Totals...............  7,362   137,303    181,475        $888,661        467     17,773     20,575
                                =====   =======    =======        ========        ===     ======     ======

---------------

(1) The estimates were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves. A discount factor of 10% was used to reflect the timing of future net cash flow. See "Estimated Proved Reserves -- Uncertainties in Estimating Reserves and Future Net Cash Flows" and Note 12 in Notes to Consolidated Financial Statements.

     Additional information regarding these regions is set forth below. Unless otherwise noted, acreage and well information is provided as of December 31, 2000, and reserve information is provided as of January 1, 2001.

     North Louisiana. Our operations in this region are 73% proved developed, and our wells are typically drilled to a maximum depth of approximately 10,500 feet. Operations in this region do not typically experience geopressured formations or significant associated salt-water production. The Company's reserves to production ratio in north Louisiana (based on 2000 production) is approximately 9.5. Our lifting costs in this region are generally low (approximately $0.16 per Mcfe in 2000) as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. In 2000, we drilled or participated in three gross (1.30 net) development wells of which two gross (.98 net) were successful. In the first half of 2001, we participated in one gross (.5 net) development well which was successful.

     Our share of proved reserves associated with our north Louisiana fields totaled approximately 85.2 Bcfe at January 1, 2001. Pursuant to a 1999 agreement with Phillips Petroleum Company, we own a VORI and a 1% override on the excess of production above the VORI from the Sailes and West Bryceland fields in north

Louisiana. Included in the reserve base for north Louisiana are proved reserves associated with the VORI. In March 2000, we sold a portion of our VORI for net proceeds of $19.8 million. The portion of the VORI reserves sold (approximately
16.5 Bcf) relates to production beginning April 1, 2003. Our interest in the VORI reserves total 20.2 Bcfe at January 1, 2001 and are non-cost bearing to us except for related gathering, transmission, compression costs and severance and production taxes.

     South Louisiana. Our operations in this region are primarily focused on five fields in the Houma Embayment and Terrebonne Trough areas. These areas contain high-quality reservoir rock, contributing to high production rates. Wells are typically drilled to a depth of approximately 11,000 to 19,000 feet. Our share of proved reserves associated with these fields totaled approximately
50.7 Bcfe at January 1, 2001. Production from our south Louisiana properties generally receives premium wellhead prices because of the close proximity of the properties to transportation and market locations, and because of their rich condensate content. We believe these factors partially offset the higher operating costs associated with higher formation pressures, salt water disposal and inland water well locations associated with the region. In 2000, we participated in two gross (.83 net) exploration wells and one gross (.46 net) development well, of which both exploration wells were successful and the development well was non-commercial. In the first half of 2001, we participated in two gross (.8 net) exploration wells and 2 gross (1.5 net) development wells. One of the exploration wells (.2 net) and one of the development wells (1.0 net) were successful.

     Offshore. Our operations in this region are primarily focused in the shallow waters of the Gulf of Mexico, offshore Texas, Louisiana and Alabama. In the Main Pass area, we participated in drilling three gross (.47 net) wells during 2000, of which two gross (.39 net) wells were successfully completed. Our share of proved reserves associated with the Gulf of Mexico region totaled approximately 38.8 bcfe at January 1, 2001. In the first half of 2001, we participated in one exploration well which was a dry hole and initiated successful recompletion activities on two wells.

     Joint Venture Partnerships. We participate in joint ventures with industry partners to accelerate the exploration and evaluation of our properties and to mitigate the risks associated with exploratory drilling projects.

     We have three primary joint venture agreements, two in south Louisiana and one in south Texas. In Louisiana, we have a 50/50 joint venture agreement covering an 80,000 acre area of mutual interest ("AMI") in the Houma Embayment with Williams Production, Gulf Coast Company, a unit of The Williams Companies, Inc.

     We also had a joint exploration and development agreement with Fina Oil and Chemical Company, a subsidiary of Fina Inc. covering an AMI of approximately 400,000 acres in south Louisiana encompassing some 180,000 fee acres owned by Fina. We and our partners have acquired 3-D seismic data covering over 460 square miles within the AMI. The initial five-year term of the agreement with Fina expired March 31, 2000, but there were provisions for extensions in the agreements. We and Fina entered into discussions about the nature and extent of an extension. Fina sold its interests in the area to a private company. On November 10, 2000, we and the new owner executed an agreement to allow the joint exploration and development agreement to expire at the end of its primary term in return for direct leasehold interest in specified prospect areas. Under the agreement, we increased our working interest position in a number of the more prospective areas while relinquishing our interest in areas we viewed to have little or no prospectivity. As a result, our average working interest increased to approximately 40% (40,000 net acres out of 100,000 gross acres) from the approximately 25% average working interest (47,000 net acres out of 185,000 gross acres) before the agreement.

     In south Texas, we have an exploration and development agreement with a private company covering two AMIs and rights to 3-D seismic data. We have a 25% working interest in a 64,000 acre AMI in Bee and San Patricio Counties and a 33% working interest in a 58,000 acre AMI in Jim Wells and Duval Counties. Included in our participation, we have rights to 190 square miles of new 3-D seismic data covering both AMI's. Both areas include numerous shallow Frio-Vicksburg prospect leads identified from early review of the seismic data. Several somewhat deeper Yegua leads have also been identified.

     Estimated Proved Reserves. The following table sets forth the estimated quantities of proved and proved developed reserves of crude oil (including condensate and natural gas liquids) and natural gas owned by us for the years ended December 31, 1998, 1999 and 2000, which were prepared by H.J. Gruy & Associates, Inc. ("Gruy") independent petroleum engineers.

                           ESTIMATED PROVED RESERVES

                                                       YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------
                                            1998                 1999                2000
                                      -----------------   ------------------   -----------------
                                        OIL       GAS       OIL       GAS        OIL       GAS
                                      (MBBLS)   (MMCF)    (MBBLS)    (MMCF)    (MBBLS)   (MMCF)
                                      -------   -------   -------   --------   -------   -------
PROVED RESERVES:
Beginning balance...................   2,953    354,867    5,294     283,559    7,623    158,700
Revisions of previous estimates.....     (79)   (31,674)   1,262     (10,774)    (285)    (4,395)
Purchases of reserves in place......      --         --       --          --        6        324
Extensions and discoveries..........   3,082      9,512    1,762      15,620      488     17,067
Sale of reserves in place(1)........    (287)   (13,589)    (328)   (107,313)      (3)   (16,620)
  Production........................    (375)   (35,557)    (367)    (22,392)    (467)   (17,773)
                                       -----    -------    -----    --------    -----    -------
  Ending balance....................   5,294    283,559    7,623     158,700    7,362    137,303
                                       =====    =======    =====    ========    =====    =======
PROVED DEVELOPED RESERVES:
Producing(2)........................   1,062    129,787    2,039      94,798    1,957     77,788
Non-producing.......................     919     59,037      647      29,089      647     27,276
                                       -----    -------    -----    --------    -----    -------
          Total proved developed....   1,981    188,824    2,686     123,887    2,604    105,064
                                       =====    =======    =====    ========    =====    =======

---------------

(1) Includes Phillips Transaction in 1999 and the sale of a portion of the VORI in March 2000.

(2) 1999 and 2000 includes three Mbbls and 40,835 Mmcf and 3 Mbbls and 20,172 Mmcf, respectively, associated with our interest in the VORI.

     The estimates of proved reserves set forth in the above table were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves.

     Estimated proved developed reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required for recompletion.

     Uncertainties in Estimating Reserves and Future Net Cash Flows. There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data set forth in this document are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of the data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves set forth herein will be developed within the periods anticipated. It is possible that variances from the estimates will be material. In addition, the estimates of future net cash flows from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual subsequent experience. We emphasize with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash flows should not be construed as representative of the fair market value of our proved reserves since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for escalation of expenses and capital costs subsequent to that date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Accordingly, you are cautioned not to place undue reliance on the reserve data included in this document.

     We have not filed any estimates of reserves with any federal authority or agency during the past year other than estimates contained in filings with the SEC.

     Production, Price and Cost History. The following table sets forth certain production data, average sales prices and average production expenses attributable to our properties for 1998, 1999 and 2000. Detailed additional information concerning our oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the consolidated financial statements included elsewhere in this statement.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1999      2000
                                                              -------   -------   -------
PRODUCTION DATA:
  Oil and other liquid hydrocarbons (Mbbls).................      375       367       467
  Natural gas (Mmcf)........................................   35,557    22,392    17,773
  Natural gas equivalent (Mmcfe)............................   37,807    24,594    20,575
AVERAGE SALES PRICE PER UNIT (INCLUDING EFFECTS OF HEDGING):
  Oil and other liquid hydrocarbons (per Bbl)...............  $ 13.09   $ 16.77   $ 27.39
  Natural gas (per Mcf).....................................     2.25      2.27      3.39
  Natural gas equivalent (per Mcfe).........................     2.24      2.32      3.55
AVERAGE PRODUCTION EXPENSES PER MCFE(1).....................  $   .67   $   .78   $   .68

---------------

(1) Transportation and compression expenses of $5.4 million, $3.4 million and $2.0 million for the years ended December 31, 1998, 1999 and 2000, respectively, has been included in this calculation, increasing average production expenses per Mcfe by approximately $0.14, $0.14 and $0.10, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Pronouncements" and Note 10 in Notes to Consolidated Financial Statements for further discussion.

PRODUCTIVE WELLS AND ACREAGE

     As of December 31, 2000, we had leaseholdings comprising 140,397 gross (51,318 net) developed acres and 172,989 gross (69,041 net) undeveloped acres, all located within the continental United States. The oil and gas leases in which we have an interest are for varying primary terms and many, particularly in south Louisiana, require the payment of delay rentals in lieu of drilling operations. In north Louisiana, most of our leasehold interests are held by production; that is, so long as natural gas and oil are produced from the properties covered thereby, the leases continue indefinitely. The leases may be surrendered at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals, if applicable.

     The following table sets forth our ownership interests in its leaseholds as of December 31, 2000.

                                          DEVELOPED                   UNDEVELOPED
                                        GROSS ACRES(1)   NET ACRES   GROSS ACRES(2)   NET ACRES
                                        --------------   ---------   --------------   ---------
Louisiana.............................      64,261        17,568        110,083        46,181
Texas.................................      24,982         4,788         27,049         7,046
Offshore..............................      42,401        27,540          5,288         1,489
Other states..........................       8,753         1,422         30,569        14,325
                                           -------        ------        -------        ------
          Total.......................     140,397        51,318        172,989        69,041
                                           =======        ======        =======        ======

---------------

(1) Acres spaced or assignable to productive wells.

(2) Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether that acreage contains proved reserves.

     As of December 31, 2000, we had working interests in 206 gross (62.7 net) productive gas wells and 50 gross (7.9 net) productive oil wells. Additionally, we had working interests in six gross (1.8 net) gas wells that were capable of production.

     Exploration and Development. The following table sets forth the number of gross and net productive and dry exploratory and development wells we drilled.

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1998            1999           2000
                                                      -------------   ------------   ------------
                                                      GROSS    NET    GROSS   NET    GROSS   NET
                                                      -----   -----   -----   ----   -----   ----
NORTH LOUISIANA:
  Exploratory wells:
     Oil............................................   --        --     --      --     --      --
     Natural gas....................................    2       .72     --      --     --      --
     Dry............................................   --        --     --      --     --      --
                                                       --     -----   ----    ----   ----    ----
       Total........................................    2       .72     --      --     --      --
                                                       ==     =====   ====    ====   ====    ====
  Development wells:
     Oil............................................   --        --     --      --     --      --
     Natural gas....................................   43     20.68      6    1.36      2     .98
     Dry............................................    1       .46     --      --      1     .32
                                                       --     -----   ----    ----   ----    ----
       Total........................................   44     21.14      6    1.36      3    1.30
                                                       ==     =====   ====    ====   ====    ====
  Total north Louisiana:
     Producing......................................   45     21.40      6    1.36      2     .98
     Dry............................................    1       .46     --      --      1     .32
                                                       --     -----   ----    ----   ----    ----
       Total........................................   46     21.86      6    1.36      3    1.30
                                                       ==     =====   ====    ====   ====    ====
SOUTH LOUISIANA:
  Exploratory wells:
     Oil............................................   --        --      1     .50     --      --
     Natural gas....................................    6      1.81      1     .34      2     .83
     Dry............................................    3      1.13     --      --     --      --
                                                       --     -----   ----    ----   ----    ----
       Total........................................    9      2.94      2     .84      2     .83
                                                       ==     =====   ====    ====   ====    ====
  Development wells:
     Oil............................................   --        --     --      --     --      --
     Natural gas....................................   --        --      1     .18     --      --
     Dry............................................   --        --      1     .50      1     .46
                                                       --     -----   ----    ----   ----    ----
       Total........................................   --        --      2     .68      1     .46
                                                       ==     =====   ====    ====   ====    ====
  Total south Louisiana:
     Producing......................................    6      1.81      3    1.02      2     .83
     Dry............................................    3      1.13      1     .50      1     .46
                                                       --     -----   ----    ----   ----    ----
       Total........................................    9      2.94      4    1.52      3    1.29
                                                       ==     =====   ====    ====   ====    ====

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1998            1999           2000
                                                      -------------   ------------   ------------
                                                      GROSS    NET    GROSS   NET    GROSS   NET
                                                      -----   -----   -----   ----   -----   ----
OFFSHORE:
  Exploratory wells:
     Oil............................................   --        --     --      --      1     .06
     Natural gas....................................   --        --      1     .18      1     .33
     Dry............................................   --        --     --      --      1     .08
                                                       --     -----   ----    ----   ----    ----
       Total........................................   --        --      1     .18      3     .47
                                                       ==     =====   ====    ====   ====    ====
  Development wells:
     Oil............................................   --        --      1     .18     --      --
     Natural gas....................................   --        --     --      --     --      --
     Dry............................................   --        --      1     .18     --      --
                                                       --     -----   ----    ----   ----    ----
       Total........................................   --        --      2     .36     --      --
                                                       ==     =====   ====    ====   ====    ====
  Total Offshore:
     Producing......................................   --        --      2     .36      2     .39
     Dry............................................   --        --      1     .18      1     .08
                                                       --     -----   ----    ----   ----    ----
       Total........................................   --        --      3     .54      3     .47
                                                       ==     =====   ====    ====   ====    ====
SOUTH TEXAS & OTHER ONSHORE:
  Exploratory wells:
     Oil............................................   --        --     --      --     --      --
     Natural gas....................................   --        --     --      --      4    1.00
     Dry............................................    4      2.09     --      --      5    1.48
                                                       --     -----   ----    ----   ----    ----
       Total........................................    4      2.09     --      --      9    2.48
                                                       ==     =====   ====    ====   ====    ====
  Development wells:
     Oil............................................    3       .04     --      --     --      --
     Natural gas....................................   --        --     --      --      2     .02
     Dry............................................   --        --      1     .29      1     .25
                                                       --     -----   ----    ----   ----    ----
       Total........................................    3       .04      1     .29      3     .27
                                                       ==     =====   ====    ====   ====    ====
  Total south Texas & other onshore:
     Producing......................................    3       .04     --      --      6    1.02
     Dry............................................    4      2.09      1     .29      6    1.73
                                                       --     -----   ----    ----   ----    ----
       Total........................................    7      2.13      1     .29     12    2.75
                                                       ==     =====   ====    ====   ====    ====

---------------

As of December 31, 2000, we had one gross (.16 net) exploratory well in south Louisiana, one gross (1.00 net) development well in south Louisiana, and one gross (.49 net) development well in north Louisiana in progress, which were all subsequently completed as producing wells.

MARKETING OF NATURAL GAS AND CRUDE OIL

     We do not refine or process any of the oil and natural gas we produce. Substantially all of our natural gas is sold under term contracts, contracts providing for periodic price adjustments or in the spot market. Our revenue streams are therefore sensitive to changes in current market prices. Our sales of crude oil, condensate and natural gas liquids generally are made at prices related to posted field prices.

     In addition to marketing our natural gas production, we secure gas transportation arrangements, provide nomination and gas control services, supervise gas aggregation operations and perform revenue receipt and disbursement services as well as regulatory filing, recordkeeping, inspection, testing, monitoring and marketing functions.

     We believe that our activities are not currently constrained by a lack of adequate transportation systems or system capacity and do not foresee any material disruption in available transportation for our production. However, there can be no assurance that we will not encounter these constraints in the future. In that event, we would be forced to seek alternate sources of transportation and may face increased costs.

HEDGING ACTIVITIES

     We periodically use forward sales contracts, natural gas and crude oil price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on our natural gas and crude oil production. We do not engage in speculative transactions. We use price swap agreements and collars (a combination of a put option and a call option) to hedge our exposure to possible declines in natural gas and crude oil prices. Additional information concerning our hedging activities is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Activities" and in Notes to the Consolidated Financial Statements contained elsewhere in this document.

COMPETITION

     We operate in a highly competitive environment with respect to exploring, developing and acquiring reserves, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial and personnel resources substantially greater than those available to us. These companies may be better able to financially withstand the costs of unsuccessful exploration and development activities. These companies also may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than our financial or personnel resources permit. Our ability to acquire additional reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that we will be able to compete successfully in the future in acquiring reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel, and raising additional capital.

TITLE TO PROPERTIES

     Our properties, in addition to being mortgaged to secure the Notes, are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other customary burdens, including other mineral encumbrances and restrictions. We do not believe that any mortgage, lien or other burden materially interferes with the use of such properties in the operation of our business.

     We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the oil and natural gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigation, and we generally obtain title opinions of local counsel before we commence drilling operations or at least in connection with the preparation of division orders when production is obtained and the revenues therefrom are allocated.

EMPLOYEES

     As of September 30, 2001, we had 42 employees. Our staff includes employees experienced in acquisitions, geology, geophysics, petroleum engineering, land acquisition and management, finance and accounting. None of our employees are represented by a union. We have not experienced an interruption in our operations due to any labor dispute and believe that our working relationships with our employees are satisfactory.

REGULATION

     General. The production, processing, marketing, and transportation of oil and gas, and planned terminaling and storage of oil and gas storage by us are subject to federal, state and local regulations which can have a significant impact upon the Company's overall operations.

     Exploration and Production. The availability of a ready market for oil and natural gas production depends on numerous regulatory factors beyond our control. Our operations are subject to various regulations at the federal, state and local levels. These regulations include:

     - requiring permits for the drilling of wells;

     - maintaining bonding requirements to drill or operate wells; and

     - regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations.

     Our operations also are subject to various conservation regulations. These include:

     - the regulation of the size of drilling and spacing units;

     - the density of wells that may be drilled; and

     - the unitization or pooling of gas and oil properties.

In addition, state conservation laws establish maximum rates of production from gas and oil wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas we can produce from our wells and to limit the number of wells or the locations at which we can drill.

     Federal Regulation. Historically, the transportation and sales for resale of gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 ("NGA"), the Natural Gas Policy Act of 1978 ("NGPA") and Federal Energy Regulatory Commission ("FERC") regulations. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated price for all "first sales" of natural gas. Thus, all sales of gas by us may be made at market prices, subject to applicable contract provisions. Sales of gas are affected by the availability, terms and cost of pipeline transportation. Since 1985, the FERC has implemented regulations intended to make natural gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

     Beginning in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B, 636-C and 636-D ("Order No. 636") which required interstate pipelines to provide open-access transportation on a not unduly discriminatory basis for all gas shippers. The FERC has stated that it intends for Order No. 636 and its future restructuring activities to foster increased competition within all phases of the gas industry. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell gas in the marketplace.

     The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines. However, some appeals remain pending and the FERC continues to review and modify its regulations regarding the transportation of gas. For example, in February 2000, the FERC issued Order No. 637, which:

     - lifts the cost-based cap on pipeline transportation rates in the capacity release market until September 30, 2002, for short-term releases of pipeline capacity of less than one year;

     - permits pipelines to file for authority to charge different maximum cost-based rates for peak and off-peak periods;

     - encourages, but does not mandate, auctions for pipeline capacity;

     - requires pipelines to implement imbalance management services;

     - restricts the ability of pipelines to impose penalties for imbalances, overruns and non-compliance with operational flow orders; and

     - implements a number of new pipeline reporting requirements.

     Order No. 637 also requires the FERC staff to analyze whether the FERC should implement additional fundamental policy changes. These include whether to pursue performance-based or other non-cost based ratemaking techniques and whether the FERC should mandate greater standardization in terms and conditions of service across the interstate pipeline grid.

     We cannot predict what further action the FERC will take on these matters, nor can we accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which our gas is sold.However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects our competitors.

     The Outer Continental Shelf Lands Act ("OCSLA"), which the FERC implements as to transportation and pipeline issues, requires that all pipelines operating on or across the Outer Continental Shelf provide open-access, non-discriminatory service. Historically, the FERC has opted not to impose regulatory requirements under its OCSLA authority on gatherers and other entities outside the reach of its NGA jurisdiction. However, on April 13, 2000, the FERC issued Order No. 639 as a vehicle to assure shippers using OCS facilities of open access and nondiscriminatory conditions of service, including nondiscriminatory rates. To achieve such assurances, the FERC required that virtually all non-proprietary pipeline transporters of gas on the Outer Continental Shelf report information on their affiliations, rates and conditions of service. The reporting requirements established by the FERC in Order No. 639 may apply, in certain circumstances, to operators of production platforms and other facilities on the Outer Continental Shelf, with respect to gas movements across such facilities. The rehearing order (Order 639-A) issued August 2, 2000, slightly modified the original order, but maintained its material provisions.

     The FERC retains authority under the OCSLA to exercise jurisdiction over gatherers and other entities outside the reach of its NGA jurisdiction if necessary to ensure non-discriminatory access to service on the Outer Continental Shelf. We do not believe that any FERC action taken under its OCSLA jurisdiction will affect us in a way that materially differs from the way it affects other gas producers, gatherers and marketers.

     Additional proposals and proceedings that might affect the gas industry are pending before Congress, the FERC and the courts. The gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

     Sales and Transportation of Oil. Our sales of crude oil, condensate and gas liquids are not currently regulated, and are subject to applicable contract provisions made at market prices. In a number of instances, however, the ability to transport and sell our products is dependent on pipelines whose rates, terms and conditions of service are subject to the FERC's jurisdiction under the Interstate Commerce Act. In other instances, our ability to transport and sell our products is dependent on pipelines whose rates, terms and conditions of service are subject to regulation by state regulatory bodies under state statutes.

     The regulation of pipelines that transport oil, condensate and natural gas liquids generally is more light-handed than the FERC's regulation of gas pipelines under the NGA. Regulated pipelines that transport crude oil, condensate, and natural gas liquids are subject to common carrier obligations that generally ensure non-discriminatory access. With respect to interstate pipeline transportation subject to regulation of the FERC under the Interstate Commerce Act, rates generally must be cost-based, although market-based rates or negotiated settlement rates are permitted in certain circumstances.

     Federal Leases. We hold federal oil and gas leases in the Gulf of Mexico, offshore Louisiana, Texas and Alabama. Federal oil and gas leases covering the Gulf of Mexico area are administered by the Minerals Management Service ("MMS") pursuant to the OCSLA. These leases are issued through competitive bidding and contain relatively standardized terms. These leases require compliance with detailed MMS regulations and orders that are subject to interpretation and change by the MMS.

     For offshore operations, lessees must obtain MMS approval for exploration, development and production plans before the commencement of operations. In addition to permits required from other agencies like the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency, lessees must obtain a permit from the MMS before the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the Outer Continental Shelf to meet stringent engineering and construction specifications. The MMS also has regulations restricting the flaring or venting of gas, and has proposed to amend its regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities.

     To cover the various obligations of lessees on the Outer Continental Shelf, the MMS generally requires that lessees have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. The cost of these bonds or assurances can be substantial, and there is no assurance that they can be obtained in all cases. Under some circumstances, the MMS may require operations on federal leases to be suspended or terminated. Furthermore, the MMS generally requires that offshore facilities be dismantled and removed within one year after production ceases or the lease expires. However, on July 7, 2000, the MMS published proposed rules under which the offshore structures may be left in
place, subject to EPA approval. As of October   , 2001, these proposed rules
have not yet been adopted.

     The MMS also administers the collection of royalties under the terms of the OCSLA and the oil and gas leases issued under the Act. The amount of royalties due is based upon the terms of the oil and gas leases as well as of the regulations promulgated by the MMS. These regulations are amended from time to time, and the amendments can affect the amount of royalties that we are obligated to pay to the MMS. The MMS recently issued a final rule that amended its regulations governing the regulation of crude oil production from federal leases. This new rule, which became effective June 1, 2001, provides that the MMS will collect royalties based on the market value of oil produced from federal leases. This new rule has been challenged in federal court. We can not predict whether this rule will be upheld nor can we predict whether the MMS will take further action on this matter. However, we do not believe that these regulations or any future amendments will affect us in a way that materially differs from the way it affects other oil and gas producers, gathers and marketers.

     State Regulation. Most states regulate the production and sale of oil and gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from both oil and gas wells may be established on a market demand or conservation basis or both.

     Environmental Regulations. We take seriously the various federal environmental laws, including the National Environmental Policy Act; the Clean Air Act of 1990, as amended ("CAA"); Oil Pollution Act of 1990, as amended ("OPA"); Water Pollution Control Act, as amended ("FWPCA"); the Resource Conservation and Recovery Act as amended ("RCRA"); the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and the various state and local environmental laws, and the regulations adopted pursuant to such law, governing the discharge of materials into the environment, or otherwise relating to the protection of the environment. In particular, our drilling, development and production operations, our activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and our use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation, and violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs are not reasonably ascertainable. Such areas affected include unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes and capital costs to construct, maintain and upgrade equipment and facilities and plug and abandon inactive well sites and pits.

     Environmental regulations historically have been subject to frequent change by regulatory authorities, and we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on our operations. However, we do not believe that changes to these regulations will materially adversely affect our competitive position because our competitors are similarly affected. A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the remediation of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We maintain insurance, which may provide protection to some extent against environmental liabilities, but the coverage of such insurance and the amount of protection afforded thereby cannot be predicted with respect to any particular possible environmental liability and may not be adequate to protect us from substantial expense.

     The OPA and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of an onshore facility, vessel, or pipeline, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. The FWPCA imposes restrictions and strict controls regarding the discharge of produced waters and other oil and natural gas wastes into navigable waters. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency ("EPA") has promulgated regulations that require many oil and natural gas production operations to obtain permits to discharge storm water runoff.

     We believe we are in substantial compliance with environmental regulations; however, we are unable to predict the impact that compliance with future regulations may have on our capital expenditures, earnings and competitive position.

     The CAA requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe implementation of such amendments will not have a material adverse effect on our financial condition or results of operations. RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements (and liability for failure to meet such requirements) on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we are not required to comply with a substantial portion of RCRA's requirements because our operations generate minimal quantities of hazardous wastes.

     CERCLA, also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the "owner" or "operator" of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, we may generate waste that may fall within CERCLA's definition of a "hazardous substance". As a result, we may be jointly and severally liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed. We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and natural gas. Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination.

LEGAL PROCEEDINGS

     We are involved in various claims and lawsuits incidental to our business. In our opinion, the ultimate liability thereunder, if any, will not have a material effect on our financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Kenneth R. Sanders........................   52    Director; president and chief executive
                                                   officer
Rick G. Lester............................   49    Director; executive vice president and
                                                   chief financial officer
John J. Conklin (1)(3)....................   70    Director
Ralph P. Davidson (1)(3)..................   73    Director
Adam P. Godfrey (1)(3)....................   39    Director
Edward Park(2)............................   30    Director
Ward W. Woods(2)(3).......................   58    Director
Seth W. Hamot(4)..........................   39    Director
Robert D. Kincaid(4)......................   40    Director

---------------

(1) Member of the audit committee.

(2) Member of the nominating committee.

(3) Member of the compensation committee.

(4) Elected by holders of $2.625 preferred stock. Term of office will expire upon consummation of the reclassification.

     Kenneth R. Sanders has been a director since March 8, 2001 and has been president and chief executive officer effective April 30, 2001. Before being electing to that position, he was a senior vice president/exploration and production since August 1999. Before joining us, Mr. Sanders served in positions of increasing responsibilities of Seagull Energy E&P, Inc. since 1991, concluded as vice president/exploitation, acquisitions and engineering.

     Rick G. Lester has been a director since March 8, 2000 and became executive vice president and chief financial officer effective April 30, 2001. Before being elected to that position, he was senior vice president and chief financial officer since October 1998. Previously, he was vice president and chief financial officer of Domain Energy Corporation until its merger into Lomak Petroleum to form Range Resources Corporation. Mr. Lester served in various positions with Tenneco, Inc. and its subsidiaries before his tenor at Domain.

     John J. Conklin, Jr. has served as a director since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

     Ralph P. Davidson served as chairman of the board from October 1995 through February 1996 and has served as a director since November 1993. Mr. Davidson provides consulting services to nonprofit organizations as president of Davidson Associates. From 1980 through 1987, he was chairman of the board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a member of the Board of Trustees of Phoenix House, the National Council for Adoption, the Emeritus Foundation and The American University in Bulgaria.

     Adam P. Godfrey has served as a director since March 19, 1998, and, since January 1, 1998, has been the sole shareholder and president of a corporation that serves as a manager of the limited liability company that is the general partner of Bessemer Holdings, L.P. and other affiliated investment partnerships, including investment partnerships that comprise the BH Group. The BH Group owns a majority of the membership interests in Contour. Mr. Godfrey also is the sole shareholder and president of a corporation that is a general partner of Bessemer Partners & Co., an affiliate of Bessemer. From July 1993 to December 1997, Mr. Godfrey was a principal with Bessemer Partners, and a member of the general partner of Bessemer. Mr. Godfrey is a director of several private companies.

     Edward Park has served as a director since March 2000. Mr. Park is a principal at Bessemer Partners which he joined in 1994. Mr. Park also is a member of the limited liability company that is the general partner of Bessemer and other affiliated investment partnerships, including the investment partnerships that comprise BH Group. Mr. Park is a director of several private companies.

     Ward W. Woods has served as a director since his election in February 1996. He is the sole stockholder and president of corporations that from 1989 to 1999 served as a managing general partner or principal manager of the general partner of Bessemer and other affiliated investment partnerships including those comprising the BH Group. A partnership affiliated with Mr. Woods is a member of the general partner of Bessemer and other affiliated partnerships including BH Group. He also is the sole stockholder and president of a corporation that until 1999 served as a managing general partner of Bessemer Partners. Mr. Woods was the President and chief executive officer of Bessemer Securities, LLC and its wholly owned subsidiary Bessemer Securities Corporation from 1989 to 1999. Bessemer Securities Corporation is the primary limited partner of Bessemer, and Bessemer Securities Corporation and Bessemer Securities are the primary limited partners in another partnership in the BH Group. Mr. Woods serves as a manager of Bessemer Securities and a director of Bessemer Securities Corporation. He is a director of Boise Cascade Corporation and several private companies.

     Seth W. Hamot has served as a director since his election in July 2000. He is the managing partner of Actionvest Partners, an investment manager for a fund that invests in defaulted securities. Mr. Hamot also is president of Roark, Reardon, Hamot, Inc., which is the general partner of Costa Brava Partners, a limited partnership that invests in the equity of small firms that are being restructured.

     Robert D. Kincaid has served as a director since his election in July 2000. He currently is senior vice president of Haddington Ventures, LLC, a private equity fund manager for energy infrastructure and technology related investments, since October of 1998. From 1992 to 1997, Mr. Kincaid served as treasurer of TPC Corporation, which was engaged in natural gas marketing, gathering, processing and storage.

BOARD AND COMMITTEE MEETINGS

     During 2000, our board of directors held a total of eight meetings. No director attended or participated in fewer than 75% of these meetings or meetings of committees of the board for which he was eligible.

COMMITTEES AND COMMITTEE MEETINGS

     Our audit committee is charged with various duties relating to our financial reporting obligations, which include recommending the appointment of independent auditors to our board of directors, reviewing the compensation of our auditors, reviewing the scope and results of the annual audit performed by the independent auditors, assuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the auditors, our board of directors and senior management to ensure the adequacy of internal controls and reporting functions and reviewing our consolidated financial statements. Our audit committee held four meetings during 2000.

     Our compensation committee has the authority and responsibility to review our compensation policies to administer and approve all elements of compensation for elected corporate officers, to consider and recommend to our board of directors succession plans for executive officers, and to grant awards to key employees under our incentive and performance plans. Our compensation committee held two meetings during 2000.

     Our nominating committee was formed in 1996 to evaluate the size and composition of our board of directors and establish guidelines for qualifications for directors to be elected by the holders of the Common Stock and the Preferred Stock voting as a class. Any recommendations for such directors by stockholders will be considered if received within 120 days prior to the anniversary date of the last annual meeting of our stockholders. Our nominating committee selects all nominees according to established guidelines. Our nominating committee met twice in 2000.

COMPENSATION OF DIRECTORS

     Our non-management directors receive $3,750 quarterly and $1,000 per special meeting attended, up to an annual aggregate of $20,000. Directors who serve on committees receive $1,000 for each committee meeting attended.

EXECUTIVE COMPENSATION

     The following shows compensation paid during the last three fiscal years to our Chief Executive Officer and our other executive officers whose compensation exceeded $100,000 in 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                         ANNUAL COMPENSATION (1)                    LONG-TERM COMPENSATION
                       ---------------------------                  ----------------------    ALL OTHER
                                            CASH        STOCK        OPTION                  COMPENSATION
NAME                   YEAR   SALARY($)   BONUS($)     BONUS($)     AWARDS(#)   SARS(#)(2)      ($)(3)
----                   ----   ---------   --------     --------     ---------   ----------   ------------
John F. Bookout......  2000    800,000                                                           10,500
                       1999    800,000    187,500(4)   190,430(4)                                10,000
                       1998    800,000                                                           10,000
Rick G. Lester.......  2000    182,500                                           171,000         10,500
                       1999    175,000     75,000(4)    76,172(4)                                10,000
                       1998     43,750     50,000(6)                 38,100                       2,625
Kenneth R. Sanders...  2000    200,000                                           189,000         10,500
                       1999     79,167     50,000(5)                 62,500                       2,850

---------------

(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary and bonus and therefore are excluded.

(2) In July of 2000, we adopted a performance plan in which certain officers and employees will be entitled to receive cash bonuses dependant on the appreciation of our common stock price. In connection with the implementation of this plan, Messrs. Lester and Sanders surrendered their outstanding stock options.

(3) Amounts include matching contributions by us to the named executive officer's 401(k) account.

(4) Messrs. Bookout and Lester were awarded special bonuses on June 8, 1999 in recognition of extraordinary services performed of our behalf during 1998 and the first-half of 1999, consisting of each receiving cash and shares of Common Stock (31,250 to Mr. Bookout and 12,500 to Mr. Lester, in each case as adjusted for the 1-for-10 stock split effected July 30, 1999) under our 1997 Long-Term Incentive-Performance Plan. The closing price of the Common Stock as of close of June 7, 1999 on the NASDAQ was $6.09375 (as adjusted for the 1-for-10 stock split effected July 30, 1999).

(5) Mr. Sanders was appointed Senior Vice President -- Exploration and Production effective August 1, 1999 and received an initial bonus upon employment by the Company.

(6) Mr. Lester was appointed vice president and chief financial officer effective October 1, 1998 and received an initial bonus upon employment by the Company.

SAR GRANTS IN 2000

     In July, 2000, we adopted a performance plan in which certain officers and employees will be entitled to receive cash bonuses dependant on the appreciation of our common stock price. Because this cash bonus plan could be deemed to constitute stock appreciation rights, we've included the following table showing how much cash compensation our Named Executive Officers could receive if our stock price appreciates. In connection with the implementation of this plan, Messrs. Lester and Sanders surrendered their outstanding stock options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                             ---------------------------------------------------     ANNUAL RATES OF
                              NUMBER OF      % OF TOTAL                                STOCK PRICE
                              SECURITIES    OPTIONS/SARS   EXERCISE                  APPRECIATION FOR
                              UNDERLYING     GRANTED TO    OR BASE                    OPTION TERM(1)
                             OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   --------------------
NAME                           GRANTED      FISCAL YEAR     ($/SH)       DATE       5%($)      10%($)
----                         ------------   ------------   --------   ----------   --------   ---------
Rick G. Lester.............    171,000          11.9%       $1.93      12/31/03    $61,572    $131,203
Kenneth R. Sanders.........    189,000          13.2%       $1.93      12/31/03    $68,054    $145,014

---------------

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our future stock price growth, which is dependent on future performance and stock market conditions.

EMPLOYMENT AGREEMENTS

     In 1999 we extended for an additional three-year term the three-year employment agreement with John F. Bookout at a base salary of $800,000. In March 2001, Mr. Bookout and we amended that employment agreement and, pursuant to that amendment, Mr. Bookout resigned as president and chief executive officer effective April 30, 2001 and resigned as chairman of the board effective May 30, 2001. In connection with his resignation of his positions with us, Mr. Bookout received lump sum severance compensation equal to $785,003.67.

     In March 2001, we entered into a three-year employment agreement with Kenneth R. Sanders at a base salary of $250,000 and granted Mr. Sanders options to purchase 400,000 shares of stock. In March 2001, we entered into a three-year employment agreement with Rick G. Lester at a base salary of $190,000 and granted Mr. Lester options to purchase 300,000 shares of stock. Each of the employment agreements provides that the employee shall have received at the end of the full term of employment aggregate annual bonus awards or accrued value from the stock options of at least $400,000 in the case of Mr. Sanders, or $300,000, in the case of Mr. Lester, or else we shall pay in lump sum to such employee an amount equal to any deficiency (the "Adjusted Aggregate Value"). Each of the employment agreements provides for a lump-sum severance payment if we terminate the executive without cause or as otherwise permitted, as defined in the employment agreements. Each of Mr. Sander's and Mr. Lester's severance payments would be equal to a minimum of one year's salary plus annual performance award as defined in that employment agreement, and in the case of a change of control, three year's salary plus the Adjusted Aggregate Value and all unvested options accelerated to 100% vesting. Each of the employment agreements provides for various other benefits and for indemnification of the executives under certain conditions.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table shows information as of the record date with respect to our common stock and $2.625 preferred stock beneficially owned, directly or indirectly, by each person holding five percent or more of any such class of our capital stock, of our directors, by the named executive officers and by all of our directors and executive officers as a group. The information in the following table reflects our knowledge based upon filings made by such persons provided to us.

                                                           COMMON     PERCENT    PREFERRED   PERCENT
NAME OF BENEFICIAL OWNER                                    STOCK     OF CLASS     STOCK     OF CLASS
------------------------                                  ---------   --------   ---------   --------
Contour Production Company, LLC(1)......................  7,214,405    54.61%          --        --
Lloyd I. Miller, III(2).................................         --       --      114,075      8.36%
Lehman Brothers Holdings Inc.(3)........................         --       --      165,000     12.09%
Oppenheimer Funds, Inc.(4)..............................         --       --      160,900     11.79%
Costa Brava Partnership II, L.P.(5).....................         --       --       98,675      7.23%
John J. Conklin, Jr. ...................................      9,104        *           --        --
Ralph P. Davidson(6)....................................      9,725        *           --        --
Adam P. Godfrey(7)......................................         --       --           --        --
Seth W. Hamot(8)........................................         --       --       98,675      7.23%
Robert D. Kincaid(9)....................................         --       --       10,100         *
Rick G. Lester..........................................         --       --           --        --
Edward Park(7)..........................................         --       --           --        --
Kenneth R. Sanders......................................     14,000        *           --        --
Ward W. Woods(7)........................................         --       --           --        --
All current directors and executive officers as a group
  (9 persons)...........................................     32,829      .25%     108,775      8.00%

---------------

 *  Less than 1%

(1) Contour Production Company LLC ("CPC") is located at 630 Fifth Avenue, 39th Floor, New York, New York 10111. Bessemer Holdings, L.P. ("Bessemer") owns a majority of the membership interests in CPC. Based on a Statement on
    Schedule 13-D filed with the SEC, CPC and Bessemer are each deemed to beneficially own the shares of common stock held of record by CPC.

(2) Lloyd I. Miller, III's address is 4550 Gordon Drive, Naples, Florida 34102. Based on Schedule 13G filed with the SEC, Mr. Miller holds sole voting and dispositive power on 65,500 shares of preferred stock through individual ownership and as manager of a limited liability company that is general partner to certain limited partnerships. Mr. Miller holds shared voting and dispositive power on 48,575 shares of preferred stock as an advisor to the trustee of certain family trusts.

(3) Lehman Brothers Holdings Inc.'s address is 3 World Financial Center, New York, New York 10285. All indicated shares of the preferred stock are held of record by Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, Inc.

(4) Oppenheimer Funds' address is Two World Trade Center, Suite 3400, New York, New York 10048-2023.

(5) Costa Brava Partnership II LP's ("CBPII") address is 121-B Tremont Street, Brighton, Massachusetts 02135. The general partner of CBPII is Roark, Reardon & Hamot Inc., whose president is Seth W. Hamot.

(6) Excludes 12,225 shares of Common Stock held by Mr. Davidson's wife as to which Mr. Davidson has disclaimed beneficial ownership.

(7) Excludes 7,214,405 shares of Common Stock held by CPC, in which Messrs. Godfrey, Park and Woods have an indirect interest, and as to which each of Messrs. Godfrey, Park and Woods have disclaimed beneficial ownership.

(8) Includes 98,675 held by CBPII, a limited partnership. Mr. Hamot is president of Roark, Reardon & Hamot Inc., the general partner of CBPII.

(9) Includes 5,100 shares held in custodial accounts for his children to which Mr. Kincaid has both voting and dispositive power.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into an agreement with BPC pursuant to which BPC provides us with financial advisory services. The agreement will expire in December 2001 unless renewed. For its services under this agreement, we paid BPC an advisory fee of $500,000 in December 1999 and December 2000 and we will pay an additional $500,000 in December 2001. In addition, we reimburse BPC expenses it incurs in rendering advisory services. We have also agreed to indemnify BPC and its affiliates against certain liabilities under this agreement.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,00 shares of common stock, par value $.10 per share, and 2,000,000 shares of preferred stock, par value $1.50 per share, of which 1,365,173 shares are currently designated as $2.625 preferred stock. As of the record date, there were outstanding 13,210,995 shares of common stock and 1,365,173 shares of $2.625 preferred stock. Upon the effectiveness of the Reclassification, the shares of $2.625 preferred stock (including accumulated and unpaid dividends) will be reclassified into shares of common stock and shares of the redeemable cash equivalent preferred stock. At November 1, 2001, accumulated and unpaid dividends on the $2.625 preferred stock will aggregate $14.3 million ($10.50 per share). Each share of $2.625 preferred stock has a liquidation value of $25 (plus accumulated and unpaid dividends). Computershare Investor Services is the transfer agent and registrar for the common stock and the $2.625 preferred stock.

     Each outstanding share of our capital stock is fully paid and nonassessable.

     The following descriptions summarize the material terms and provisions of our capital stock but do not purport to be complete and are qualified in their entirety by reference to our certificate of incorporation, which has been filed as an exhibit to the registration statement of which this statement forms a part.

COMMON STOCK

     Dividends. Holders of the common stock are entitled to dividends, when and if declared by the board of directors, but only out of funds legally available therefor, subject to:

     - the rights of the holders of shares ranking before common stock as to dividends and distributions, including the $2.625 preferred stock and

     - limitations on the payment of dividends on common stock contained in certain of our outstanding debt instruments.

     Holders of $2.625 preferred stock are entitled to the payment of dividends for the current and all prior quarterly periods before any dividend may be declared upon common stock or before any other payment on account of, or the setting aside of money for, the purchase, redemption or other retirement of common stock may be made. We are restricted at present from paying dividends on our common stock and $2.625 preferred stock.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, each share of $2.625 preferred stock is entitled, before any distribution is made to holders of common stock, to receive the amount of the liquidation preference of the $2.625 preferred stock, which is $25 per share, together with all accumulated and unpaid dividends to the date fixed for distribution (at November 1, 2001, $10.50 per share). After the stated amounts payable upon liquidation on the $2.625 preferred stock have been paid in full or provision for the payment has been made, our remaining net assets would be distributed pro rata to the holders of common stock.

     Voting Rights. Each share of common stock is entitled to one vote for all purposes, except as otherwise provided by law or as expressly provided in the certificate of incorporation.

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

$2.625 PREFERRED STOCK

     Dividends. Holders of $2.625 preferred stock are entitled to receive cumulative cash dividends at an annual rate of $2.625 per share payable quarterly in arrears on February 1, May 1, August 1 and November 1, but only, when, and if declared by the board of directors out of funds legally available therefor. We are prohibited from declaring and paying dividends on any junior stock and from redeeming, repurchasing or making a sinking fund payment on any junior stock unless all prior dividends accumulated on the $2.625 preferred stock, including the current quarterly period, have been paid or declared and set aside for payment.

     Liquidation Rights. The $2.625 preferred stock has a liquidation preference of $25 per share, plus accumulated and unpaid dividends, before any distribution of assets is made to holders of common stock. After payment in full of the liquidation preference plus any accumulated and unpaid dividends on the $2.625 preferred stock, the holders will not be entitled to any further participation in any distribution of assets. The liquidation preference is $25.00 per share plus accrued and unpaid dividends, totaling $10.50 per share as of November 1, 2001. Neither a consolidation or merger of us with another entity nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up. If assets available for distribution are insufficient to pay the full liquidation preference, holders of $2.625 preferred stock are entitled to share ratably in any such distribution based on their shareholding.

     Redemption. The $2.625 preferred stock is redeemable, but only out of funds legally available therefor, at our option, in whole or in part, on not more than 60 and not less than 20 days' notice, currently at $25.53 per share (decreasing to $25 pursuant to a scale in 2004) plus dividends accumulated and unpaid to the redemption date ($10.50 per share effective November 1, 2001).

     Ranking. The $2.625 preferred stock ranks senior to the common stock as to liquidation and dividends.

     Conversion. The shares of $2.625 preferred stock are convertible, at the option of the holder thereof, into shares of common stock at a rate of .347 shares of common stock for each share of $2.625 preferred stock. No payment or adjustment for accumulated dividends is to be made on conversion. The conversion rate is subject to adjustment in certain events, including:

     - dividends (and other distributions) payable to all holders of common stock in shares of our capital stock, including common stock;

     - the issuance to all holders of common stock of rights or warrants which entitle them to subscribe for or purchase common stock at a price per share less than the current market price (as defined);

     - subdivisions, combinations and reclassifications of common stock; and

     - distributions to all holders of common stock of evidences of our indebtedness or assets (including securities, but excluding those rights or warrants referred to above and dividends and distributions paid in cash out of current or retained earnings).

     In case of certain consolidations or mergers to which we are a party or the sale or transfer of all or substantially all of our assets, each share of $2.625 preferred stock then outstanding and entitled to be converted after such consolidation, merger, sale or transfer would become convertible into the kind and amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of a number of shares of common stock equal to the number of shares into which such share of $2.625 preferred stock might have been converted immediately prior to such consolidation, merger, sale or transfer.

     Special Conversion Rights. The $2.625 preferred stock has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting our ownership or control. On the occurrence of a change in control or a fundamental change (as defined) at a time when the market value (as defined) of the common stock is less than the prevailing conversion price, the special conversion right would, for a limited period, increase the conversion ratio to as high as .625 shares of common stock per share of $2.625 preferred stock.

     Voting Rights. The holders of $2.625 preferred stock are entitled to one vote per share, voting together as a single class with the holders of shares of common stock, on all matters on which the shares of common
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

stock may vote, including the election of directors. Holders of two-thirds of the outstanding shares, voting as a separate class, are required, among other matters:

     - to authorize or increase the authorized amount of any additional class of stock ranking before the $2.625 preferred stock; or

     - to amend, alter or repeal any provisions of our certificate of incorporation or by-laws so as to affect the rights of the $2.625 preferred stock in any respect adverse to the holders thereof.

     Failure to Pay Dividends. If we fail to pay dividends on the $2.625 preferred stock in an amount equal to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting the board of directors shall be increased by two and the holders of the $2.625 preferred stock, voting together as a single class, shall have the right to elect the two additional members of the board of directors. Such right will expire when all accumulated but unpaid dividends on the $2.625 preferred stock have been paid and dividends on the $2.625 preferred stock for the then current quarterly period have been paid or declared and set apart.

REDEEMABLE CASH EQUIVALENT PREFERRED STOCK

     Because the redeemable cash equivalent preferred stock will be redeemed immediately for cash at $7.25 per share on issue and is only a mechanism to facilitate the reclassification under Delaware law, its terms are limited to a statement of its seniority over common stock upon liquidation or dissolution, a statement that its liquidation preference is $7.25 per share, a statement that it has no voting, dividend or conversion right and provisions calling for its immediate redemption for cash at $7.25 per share following the effectiveness of the reclassification.

     Not later than the effective time of the reclassification, we will establish a purchase fund for the redeemable cash equivalent preferred stock by depositing with a paying agent an amount of cash sufficient to pay the aggregate redemption price for such shares.

     The shares of redeemable cash equivalent preferred stock redeemed pursuant to the procedure for its immediate redemption upon issue shall have the status of authorized but unissued shares of our preferred stock, without designation as to series and will be subject to reissuance by the board of directors.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE RECLASSIFICATION. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR PREFERRED STOCKHOLDER IN LIGHT OF SUCH PREFERRED STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. PREFERRED STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECLASSIFICATION, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

     The following discussion summarizes certain U.S. federal income tax consequences of the reclassification that are generally applicable to holders of $2.625 preferred stock under the Internal Revenue Code of 1986, as amended (the "Code"). Tax consequences that differ from or are in addition to those described here may apply to holders of $2.625 preferred stock who are subject to special treatment under the U.S. federal income tax laws, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons that hold their $2.625 preferred stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment that includes $2.625 preferred stock and one or more other investments, persons who acquired their $2.625 preferred stock as compensation in exchange for services and persons who do not hold their shares of $2.625 preferred stock as capital assets. This discussion is limited to U.S. federal income tax consequences and does not address any other tax consequences, including, without limitation, foreign, state or local tax consequences. This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof all as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. Any such change could modify the tax consequences discussed here. We have not and will not seek a ruling from the IRS with respect to the tax consequences of the reclassification. The Internal Revenue Service ("IRS") could take a different position with respect to the matters discussed here.

THE RECLASSIFICATION TREATED AS A "RECAPITALIZATION"

     Tax Treatment of a "Recapitalization." For U.S. federal income tax purposes, the reclassification should be a tax-free "recapitalization" under
Section 368(a)(1)(E) of the Code and Sections 1.368-2(e) and 1.356-7 of the Treasury Regulations. A recapitalization generally qualifies as a tax-free "reorganization" under section 368(a)(1)(E) the Code. The receipt of "boot" in a reorganization, however, may cause an exchanging shareholder to recognize taxable gain. In the reclassification, the holders of $2.625 preferred stock will receive boot because the cash equivalent preferred is "nonqualified preferred stock," as discussed below, or because it is immediately exchanged for cash. Thus, each holder of $2.625 preferred stock will recognize gain in an amount equal to the excess, if any, of the fair market value of the common stock and boot that such holder receives over his tax basis in the $2.625 preferred stock exchanged therefor. The gain that is recognized will be limited, however, to the value of the of boot received. A holder's "tax basis" in the $2.625 preferred stock will generally be the amount paid by the holder for such stock.

     Nonqualified Preferred Stock. The cash equivalent preferred stock is "nonqualified preferred stock" under Section 351(g) of the Internal Revenue Code because (i) we are required to redeem it and (ii) it is limited and preferred as to dividends and will not participate in corporate growth. As nonqualified preferred stock, the cash equivalent preferred constitutes taxable boot in a reorganization.

     Section 306 Stock. Preferred stock received in a reorganization is "section 306" stock as defined in Section 306(c) of the Code if (i) the stock exchanged for such preferred stock is itself section 306 stock or (ii) the effect of the reorganization is substantially the same as receipt of a dividend. If the cash equivalent preferred stock is section 306 stock, the entire amount of cash received in the exchange for such stock could constitute ordinary dividend income to the exchanging shareholder. For the following reasons, however, we believe that the cash equivalent preferred is not section 306 stock.

     The $2.625 preferred stock is not section 306 stock. We had no undistributed accumulated earnings and profits as of December 31, 2000 and do not anticipate that we will have earnings and profits in 2001, thus, it is unlikely that receipt of the cash equivalent preferred stock is the same as receipt of a dividend. In addition, the cash equivalent preferred stock is not section 306 stock because we are not undertaking the reclassification
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

with a principal purpose to avoid federal income tax. Finally, the determination of whether a holder of $2.625 preferred stock receives section 306 stock can be made on a shareholder-by-shareholder basis by identifying whether the reclassification results in a "meaningful reduction" to an exchanging shareholder's proportionate interest in our assets and earnings and profits. United States v. Davis, 397 U.S. 301, 313 (1970). If a shareholder experiences a meaningful reduction, the cash equivalent preferred received by the shareholder will not be section 306 stock. The case for a "meaningful reduction" is easiest when the redeemed shareholder is a minority shareholder in a publicly-held company, the shareholder's relative stock interest is minimal, and the shareholder exercises no control over corporate affairs. A "meaningful reduction" should occur in the case of all or most holders of $2.625 preferred stock because, in the reclassification, each such shareholder will lose the preferential dividend and liquidation rights associated with ownership of the $2.625 preferred stock.

     But even if the cash equivalent preferred is section 306 stock, no tax consequences should arise on exchange for cash in the reclassification because the basis of the cash equivalent preferred will equal the amount of cash for which it is exchanged, and thus, not give rise to gain.

     Deemed Distributions. Section 305 of the Code and Section 1.305-7(c) of the Treasury Regulations provide that a recapitalization may give rise, under several circumstances, to a deemed distribution to shareholders whose proportionate interest in the earnings and profits or assets of the corporation is deemed increased by the recapitalization. Because the reclassification is an isolated transaction that is not being undertaken pursuant to a plan to periodically increase any shareholder's proportionate interest in the assets or earnings and profits, the reclassification will not give rise to a deemed distribution under Section 305 of the Code.

     Dividend Arrearages. Sections 1.305-7(c) and 1.368-2(e) of the Treasury Regulations provide that if a corporation's shareholders exchange preferred stock with dividend arrearages for other stock of corporation in a recapitalization, the exchange may give rise to a deemed distribution to such exchanging shareholders. Because the reclassification will not result in an increase to any exchanging shareholder's proportionate share of our assets or earnings and profits, the dividend arrearages will not give rise to a deemed distribution to such shareholders.

     Tax Consequences of the Reclassification. Based on the foregoing discussion, the U.S. federal income tax consequences of the reclassification should be as follows:

     - gain, but not loss, will be recognized by each holder of $2.625 preferred stock in an amount equal to the excess, if any, of (i) the fair market value of the common stock plus the amount of boot received by such holder over (ii) the holder's tax basis in the existing stock -- but such gain will not exceed the amount of boot received;

     - the tax basis of the cash equivalent preferred in the hands of each exchanging shareholder will be its fair market value, i.e., the amount of cash for which it will be exchanged;

     - no gain or loss will be recognized on the exchange of cash equivalent preferred for cash;

     - the tax basis of the common stock in the hands of each exchanging shareholder will be the same as the shareholder's tax basis in the $2.625 preferred stock (i) decreased, if the holder recognizes gain, by the amount of boot received and increased by the amount of gain recognized or
       (ii), if the holder does not recognize gain, decreased by the amount of boot received;

     - the holding period of the common stock received by each holder of $2.625 preferred stock will include the holding period of the $2.625 preferred stock exchanged therefor; and

     - we will not recognize gain or loss.

     Characterization of Gain Recognized in the Reclassification Owing to the Receipt of Boot. If an exchanging shareholder recognizes gain in the reclassification, any such gain will be treated, under Section 356(a)(2) of the Code, as either (i) a dividend, to the extent of the shareholder's ratable share of our undistributed accumulated earnings and profits or (ii) proceeds from the sale or exchange of $2.625 preferred stock. Because we had no undistributed accumulated earnings and profits at the close of its taxable year ending

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

December 31, 2000, gain arising from the receipt of boot cannot be treated as a dividend and, therefore, should be treated as capital gain from the sale or exchange of stock. If an exchanging shareholder has held $2.625 preferred stock for over a year, preferential capital gains rates may apply.

     Shareholders That Are Not United States Persons. If an exchanging shareholder is not a "United States person" as defined in Section 7701(a)(30) of the Code, such shareholder will generally not be subject to United States federal income tax on gain, if any, realized in the reclassification as discussed above.

     Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to exchanging shareholders in the reclassification with respect to boot received. A shareholder will not be subject to backup withholding, however, if such holder supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes to the company, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the shareholder's federal income tax, upon furnishing the required information.

                CERTAIN BANKRUPTCY AND INSOLVENCY CONSIDERATIONS

     Under the Bankruptcy Code, or other applicable bankruptcy and insolvency laws, completion of the reclassification may have, among other things, the consequences indicated below.

     If we voluntarily or involuntarily become a debtor under the Bankruptcy Code, the ability of holders of the Company's debt to recover their investment may be impaired. Given the risks inherent in the reorganization process, including:

     - the potential deterioration of our business and the business of our subsidiaries during a bankruptcy proceeding;

     - the possible loss of a significant number of employees; and

     - the additional administrative expense associated with a bankruptcy case it is not possible to determine what percentage of their investment our debt holders are likely to recover in a bankruptcy reorganization.

     Ultimate recovery would depend, among other things, on the impact of the bankruptcy proceedings on our business, the treatment of the debt in a plan of reorganization and the length of time necessary to complete the reorganization process. Complex bankruptcy proceedings often continue for a period of years before a plan of reorganization is confirmed and payments under the plan are made. A reorganization could affect the Company's ability to generate revenues from operations or asset sales and could significantly diminish the saleable value of our assets. Alternatively, we could be required to liquidate our assets under Chapter 7 or a liquidating plan under Chapter 11. The foregoing factors, in addition to those factors described below, could be applicable in the event a bankruptcy petition is filed after completion of the reclassification. Because the reclassification involves, in effect the payment to $2.625 preferred stockholders of cash in the amount of $7.25 per share, it is possible that debt holders may seek to recover cash amounts paid to $2.625 preferred stockholders in any bankruptcy or insolvency proceeding involving us or in other proceedings on the grounds that such payments constituted a fraudulent transfer.

     One of three fraudulent transfer statutes may be applicable to the reclassification:

     - the Uniform Fraudulent Transfer Act ("UFTA") as codified by the state of Texas (the state in which our headquarters are located);

     - the Uniform Fraudulent Conveyance Act ("UFCA") as codified by the state of Delaware (the state in which we are incorporated); and

     - section 548 of the Bankruptcy Code.

     Section 548 of the Bankruptcy code governs fraudulent conveyance as a matter of federal law applicable to persons or corporations who are debtors in cases pending in the federal bankruptcy courts and substantially based upon the UFCA. The UFTA is generally modeled after both the UFCA and Section 548 of the Bankruptcy Code; each provides for the avoidance of transfers made with actual intent to defraud creditors, or made with constructively fraudulent intent.

     To sustain a constructive fraud finding under section 548 of the Bankruptcy Code, the UFCA and the UFTA, a two-prong test is applied involving:

     - the value given; and

     - the financial condition of the transferor.

     For the constructive fraud provisions to apply, the court must find that the transfer or obligation was for less than "fair consideration" (under the UFCA) or for less than a "reasonably equivalent value" (under

Section 548 of the Bankruptcy Code or the UFTA). In addition to the finding of lack of fair consideration or reasonably equivalent value, the court must find that the transfer:

     - was made while the transferor was insolvent or rendered the transferor insolvent,

     - would leave the transferor with insufficient capital, or

     - would place the transferor in a position to incur debts which it is unable to pay.

     The definition of "insolvent" varies under the three statutes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. We would be considered insolvent, under Texas law, if the sum of all our liabilities is greater than the value of all its assets at a fair valuation or if it were generally not able to pay our debts as they become due. Under the Bankruptcy Code, we would be considered insolvent if the sum of all its liabilities is greater than the value of all its property at a fair valuation. Under Delaware law, we would be insolvent if the present fair saleable value of its assets is less than the amount required to repay our probable liability on our debts as they become absolute and matured. The foregoing standards are applied on a case-by-case basis to determine the insolvency of a particular person. Because there can be no assurance which jurisdiction's fraudulent transfer law would be applied by a court, there can be no assurance as to what standard a court would apply in order to determine insolvency.

     If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a trustee in bankruptcy or the Company as debtor-in-possession, were to find that, at the time of the Reclassification:

     - we received less than fair consideration or reasonably equivalent value in exchange for the reclassification consideration paid to holders of $2.625 preferred stock, and

     - the Company:

      - was insolvent, or was rendered insolvent as a result of the Reclassification,

      - had unreasonably small capital for its business, or

      - intended to incur or believed it would incur, debts beyond its ability to pay as such debts matured such court could, among other remedies, void the reclassification and order the repayment to us, or to a fund for the benefit of creditors, an amount equal to any excess value the holders of $2.625 preferred stock received.

                                 LEGAL OPINIONS

     The validity of the shares of common stock and redeemable cash equivalent preferred stock issuable in connection with the reclassification is being passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements as of December 31, 1998, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The estimated reserve evaluations and related calculations of H.J. Gruy & Associates, Inc., independent petroleum engineers, have been included herein in reliance upon the authority of that firm as an expert in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     In connection with this statement, we filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC as to the securities offered hereby. This statement omits certain information contained in the registration statement. For further information pertaining to the securities offered hereby, we refer you
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

to the registration statement, including the exhibits filed with the registration statement . We are subject to the informational requirements of the Securities Exchange Act of 1934 and file periodic reports, proxy statements and other information with the SEC. The registration statement, including the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents can be obtained from the SEC at prescribed rates at their offices. You may obtain information on the operation of the SEC's Public Reference Facilities by calling 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov.

     Questions and requests for assistance or additional copies of this statement and the accompanying consent may be directed to the consent solicitation agent as set forth on the back cover page of this statement.

     No person is authorized to give any information or to make any representation not contained in this statement in connection with the matters contained in this statement, and if given or made, such information or representation must not be relied upon. This statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities covered by this statement, by us or any other person, or an offer or solicitation of such securities, or the solicitation of a proxy or consent, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation or such proxy or consent solicitation in such jurisdiction. Neither the delivery of this statement nor any distribution of the securities made under this statement shall, under any circumstances, create an implication that there has been no change in our affairs or in the information set forth herein since the date of this statement.

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

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONTOUR ENERGY CO. AND SUBSIDIARIES:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- December 31, 1999 and 2000...   F-3
Consolidated Statements of Loss -- For the years ended
  December 31, 1998, 1999 and 2000..........................   F-4
Consolidated Statements of Cash Flows -- For the years ended
  December 31, 1998, 1999 and 2000..........................   F-5
Consolidated Statements of Changes in Stockholders'
  Deficit -- For the years ended December 31, 1998, 1999 and
  2000......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Balance Sheets -- June 30, 2001 (unaudited)....  F-28
Consolidated Statements of Operations -- For the six months
  ended June 30, 2000 and 2001 (unaudited)..................  F-29
Consolidated Statement of Cash Flows -- For the six months
  ended June 30, 2001 (unaudited)...........................  F-30
Notes to Consolidated Financial Statements (unaudited)......  F-31

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Contour Energy Co.:

We have audited the accompanying consolidated balance sheets of Contour Energy Co. and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of loss, cash flows, and changes in stockholders' deficit for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas
March 22, 2001

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
ASSETS:
  Cash and cash equivalents.................................  $  10,370   $  18,431
  Accounts receivable.......................................     16,308      25,209
  Accounts receivable -- drilling programs..................        199         112
  Prepaid expenses and other current assets.................      1,042         709
                                                              ---------   ---------
       Total current assets.................................     27,919      44,461
                                                              ---------   ---------
  Oil and gas properties, successful efforts method:
       Unproved properties, net.............................     22,260      22,229
       Properties subject to amortization...................    428,116     416,569
  Pipelines and other transportation assets, at cost........      1,582       1,582
  Furniture, fixtures and equipment.........................      3,596       3,601
                                                              ---------   ---------
                                                                455,554     443,981
  Less: Accumulated depreciation, depletion and
     amortization...........................................   (289,798)   (307,244)
                                                              ---------   ---------
       Total property and equipment, net....................    165,756     136,737
  Restricted cash...........................................      7,500       5,200
  Other non-current assets, net.............................     10,116       7,288
                                                              ---------   ---------
       Total assets.........................................  $ 211,291   $ 193,686
                                                              =========   =========

LIABILITIES:
  Accounts payable and accrued expenses.....................  $  23,126   $  24,649
  Accounts payable -- drilling programs.....................        115          83
  Current portion of long-term debt.........................      8,616          --
                                                              ---------   ---------
       Total current liabilities............................     31,857      24,732
                                                              ---------   ---------
  Long-term debt............................................    255,737     256,798
                                                              ---------   ---------
       Total liabilities....................................    287,594     281,530
                                                              ---------   ---------

  COMMITMENTS AND CONTINGENCIES
  STOCKHOLDERS' DEFICIT:
     Preferred stock, $1.50 par value, 2,000,000 shares
      authorized at December 31, 1999 and 2000; 1,363,319
      and 1,365,173 shares issued and outstanding at
      December 31, 1999 and 2000, respectively (liquidation
      value $41,824 and $45,464, respectively)..............      2,045       2,048
     Common stock, $.10 par value, 20,000,000 shares
      authorized at December 31, 1999 and 2000; 13,212,005
      and 13,211,449 shares issued and outstanding at
      December 31, 1999 and 2000, respectively..............      1,321       1,321
     Additional paid-in capital.............................    301,516     301,513
     Accumulated deficit....................................   (381,185)   (392,726)
                                                              ---------   ---------
       Total stockholders' deficit..........................    (76,303)    (87,844)
                                                              ---------   ---------
       Total liabilities and stockholders' deficit..........  $ 211,291   $ 193,686
                                                              =========   =========

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF LOSS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1998          1999          2000
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Oil and gas revenues......................................   $ 84,584      $ 57,552      $ 73,360
  Interest and other income.................................        505         1,974         1,618
  Gain on sale of properties................................         --        25,863         7,310
                                                               --------      --------      --------
  Total revenues............................................     85,089        85,389        82,288
                                                               --------      --------      --------
COSTS AND EXPENSES:
  Production expenses.......................................     25,312        18,986        14,025
  Exploration expenses......................................     12,034         5,736         8,034
  General and administrative expenses.......................      7,077         7,463         7,112
  Interest and other debt expenses..........................     33,333        38,002        34,402
  Depreciation, depletion and amortization..................     38,602        35,986        25,100
  Impairment of oil and gas properties......................     25,738            --         5,156
                                                               --------      --------      --------
  Total expenses............................................    142,096       106,173        93,829
                                                               --------      --------      --------
Loss before income taxes and extraordinary item.............    (57,007)      (20,784)      (11,541)
  Income taxes..............................................         --            --            --
                                                               --------      --------      --------
Net loss before extraordinary item..........................    (57,007)      (20,784)      (11,541)
  Extraordinary item........................................         --        11,051            --
                                                               --------      --------      --------
Net loss....................................................    (57,007)       (9,733)      (11,541)
  Less: cumulative preferred stock dividends................     (4,550)       (4,207)       (3,584)
                                                               --------      --------      --------
Net loss applicable to common stock.........................   $(61,557)     $(13,940)     $(15,125)
                                                               ========      ========      ========
Basic and diluted loss per common share before extraordinary
  item......................................................   $  (4.89)     $  (1.94)     $  (1.14)
                                                               ========      ========      ========
Basic and diluted loss per common share.....................   $  (4.89)     $  (1.08)     $  (1.14)
                                                               ========      ========      ========
Weighted average common shares outstanding..................     12,578        12,871        13,212
                                                               ========      ========      ========

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999        2000
                                                             ---------   ---------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss.................................................  $ (57,007)  $  (9,733)  $(11,541)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation, depletion and amortization..............     38,602      35,986     25,100
     Impairment of oil and gas properties..................     25,738          --      5,156
     Gain on sale of properties............................         --     (25,863)    (7,310)
     Exploration expenses..................................     12,034       5,736      8,034
     Accretion and amortization of debt expenses and other
       expense.............................................      5,236       4,824      3,428
     Extraordinary gain....................................         --     (11,051)        --
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable and other
       current assets......................................      6,880       2,267     (8,462)
     (Increase) decrease in other non-current assets.......       (526)       (493)       500
     (Decrease) increase in accounts payable and accrued
       expenses............................................     (8,655)    (10,144)     1,471
                                                             ---------   ---------   --------
  Net cash provided by (used in) operating activities......     22,302      (8,471)    16,376
                                                             ---------   ---------   --------
INVESTING ACTIVITIES:
  Expenditures for exploration and development
     activities............................................    (56,579)    (15,204)   (25,766)
  Proceeds from sale of oil and gas properties.............     17,363      83,153     23,806
  Restricted cash investment...............................         --      (7,500)     2,300
  Acquisition purchase price adjustment....................         --       6,889         --
                                                             ---------   ---------   --------
  Net cash (used in) provided by investing activities......    (39,216)     67,338        340
                                                             ---------   ---------   --------
FINANCING ACTIVITIES:
  Proceeds from long term borrowings.......................    119,100       4,000         --
  Principal payments on long term borrowings...............   (118,900)   (115,500)        --
  Proceeds from sale of notes, net.........................     29,526     125,938         --
  Proceeds from sale of common stock, net..................        273          --         --
  Proceeds from conversion of preferred stock..............         (2)         --         --
  Retirement of notes......................................       (228)    (71,370)    (8,650)
  Other....................................................         --          --         (5)
  Dividends on preferred stock.............................     (4,582)         --         --
                                                             ---------   ---------   --------
  Net cash provided by (used in) financing activities......     25,187     (56,932)    (8,655)
                                                             ---------   ---------   --------
Increase in cash and cash equivalents......................      8,273       1,935      8,061
Cash and cash equivalents, beginning of period.............        162       8,435     10,370
                                                             ---------   ---------   --------
Cash and cash equivalents, end of period...................  $   8,435   $  10,370   $ 18,431
                                                             =========   =========   ========

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                                           ADDITIONAL
                                                      PREFERRED   COMMON    PAID IN     ACCUMULATED
                                                        STOCK     STOCK     CAPITAL       DEFICIT
                                                      ---------   ------   ----------   -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT JANUARY 1, 1998..........................   $2,618     $1,257    $300,367     $(309,863)
Conversion of 11,815 shares of preferred stock into
  4,098 shares of common stock......................      (18)        1           17            --
Issuance of 27,217 shares of common stock pursuant
  to employee incentive stock options...............       --         2          269            --
Preferred stock dividends...........................       --        --           --        (4,582)
Net loss............................................       --        --           --       (57,007)
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 1998........................    2,600     1,260      300,653      (371,452)
                                                       ------     ------    --------     ---------
Conversion of 1,676 shares of preferred stock into
  582 shares of common stock........................       (2)       --            2            --
Issuance of 56,250 shares of common stock pursuant
  to employee incentive stock options...............       --         6           (6)           --
Conversion of 368,633 shares of preferred stock into
  552,950 shares of common stock pursuant to tender
  offer.............................................     (553)       55          498            --
Issuance of restricted stock........................       --        --          369            --
Net loss............................................       --        --           --        (9,733)
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 1999........................    2,045     1,321      301,516      (381,185)
                                                       ------     ------    --------     ---------
Adjustment to conversions of preferred stock into
  shares of common stock............................        3        --           (3)           --
Net loss............................................       --        --           --       (11,541)
                                                       ------     ------    --------     ---------
BALANCE AT DECEMBER 31, 2000........................   $2,048     $1,321    $301,513     $(392,726)
                                                       ======     ======    ========     =========

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations. Contour Energy Co., a Delaware Corporation, its corporate subsidiaries and proportionate partnership interests are referred to herein as the "Company". The Company is an independent oil & gas company engaged in the exploration, development, production and acquisition of domestic oil and natural gas properties, principally in south and north Louisiana, the Gulf of Mexico and south Texas.

     Principles of Consolidation. The consolidated financial statements include the accounts of (i) the Company, (ii) its corporate subsidiaries, all of which are wholly-owned, and (iii) the Company's indirect 100% owned partnership, Kelley Operating Company, Ltd., and (iv) its proportionate interest in development drilling programs sponsored by Kelley Oil Corporation to conduct drilling operations on properties of Kelley Operating Company, Ltd. ("1992 DDP" and "1994 DDP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash payments attributable to interest on all indebtedness aggregated $26.5 million, $34.1 million and $31.2 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     Financial Instruments. The Company's financial instruments consist of cash and cash equivalents, receivables, payables, long term debt and commodity derivatives (see Note 9). As of December 31, 2000, the estimated fair value of the Company's long-term debt was $204.8 million. The fair value of such long-term debt has been based on estimated market prices indicative of potential transactions between a "willing buyer" and a "willing seller". The carrying amount of the Company's other financial instruments approximates fair value.

     Oil and Gas Properties. All of the Company's interests in its oil and gas properties are located in the United States and are accounted for using the successful efforts method. Under the successful efforts method, the costs of successful wells, development dry holes and leases containing productive reserves are capitalized and amortized on a unit-of-production basis over the life of the related reserves. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are amortized on a unit-of-production basis over the life of the related reserves. Exploratory drilling costs are initially capitalized pending determination of proved reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses applicable to undeveloped leasehold, leasehold expiration costs and delay rentals, are expensed as incurred.

     Unproved leasehold costs are capitalized and are not amortized pending an evaluation of the exploration results. If unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties. If unproved properties are determined not to be productive, or if such properties have been otherwise impaired, the excess carrying value is charged to expense. Unproved properties are assessed quarterly for impairment in value, with any impairment charged to expense. The Company recognized non-cash impairment charges of $4.1 million related to unproved properties for the year ended December 31, 1998, and $2.1 million in 2000.

     The Company's proved oil and gas properties are reviewed for indications of impairment whenever events or circumstances indicate that the carrying value of its oil and gas properties may not be recoverable. As a result of a decline in its proved reserves at January 1, 1999 from year-earlier levels, the Company performed an assessment of the fair value of its oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for the Company's proved oil and gas properties was estimated using escalated pricing and present value discount factors reflecting risk assessments. Based on this analysis, the Company recognized noncash impairment charges against the carrying values of its proved oil and gas properties aggregating $21.6 million for the year ended December 31, 1998. In 2000, the Company recorded

                      CONTOUR ENERGY CO. AND SUBSIDIARIES
an impairment charge against the carrying values of its proved oil and gas properties aggregating $3.0 million due to unsuccessful development drilling activities.

     Other Property and Equipment. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred.

     Restricted Cash. The restricted cash balance represents collateral to bonds issued for the plugging and abandonment liability associated with certain Gulf of Mexico platforms and wells. The amount was reduced from $7.5 million in 1999 to $5.2 million in 2000 in an agreement reached with the issuer of the bonds. The Company will increase the amount by $100,000 a month until the full $7.5 million is funded.

     Other Non-Current Assets. Other non-current assets consist primarily of debt issue costs, net of accumulated amortization. These costs are amortized over the anticipated term of the related debt.

     Income Taxes. Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Oil and Gas Revenues. The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold is not significantly different from the Company's production entitlement. Revenues from gas marketing are included in oil and gas revenues and amounted to $1.3 million, $1.4 million and $1.1 million for the years ended December 31, 1998, 1999 and 2000, respectively. These amounts represent marketing fees charged to third-party producers.

     Earnings per Share. The basic loss per common share before extraordinary item and the basic loss per common share as shown on the Consolidated Statements of Loss reflects net loss before extraordinary item and net loss, respectively, cumulative preferred stock dividends, whether or not declared, divided by the weighted average number of common shares outstanding during the respective years ("EPS"). The extraordinary gain per common share for the year ended December 31, 1999 was $0.86. In calculating diluted income (loss) per share, common shares issuable under stock options and upon conversion of convertible preferred stock are added to the weighted average common shares outstanding when dilutive. For the years ended December 31, 1998, 1999 and 2000, all potentially dilutive securities are anti-dilutive and therefore are not included in the EPS calculations. Potentially dilutive securities which could impact EPS in the future include stock options granted to former employees to purchase approximately 20,000 common shares and the Company's $2.625 Convertible Preferred Stock ("Preferred Stock") which can be converted into 0.5 million common shares.

     Stock Based Compensation. The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for stock based compensation plans. Under APB 25, compensation expense, if any, is based on the intrinsic value of the equity instrument at the measurement date. The Company has not recognized any compensation expense because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant.

     Derivatives and Hedging Activities. See Note 9 and Note 10 for a discussion of the Company's accounting policies related to hedging activities.

     Comprehensive Income. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130

                      CONTOUR ENERGY CO. AND SUBSIDIARIES
establishes standards for reporting and displaying comprehensive income and its components. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. As of December 31, 2000, there are no adjustments ("Other Comprehensive Income") to net income in deriving comprehensive income. However, see Note 10, "New Accounting Pronouncements".

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications. Certain financial statement items in 1998 and 1999 have been reclassified to conform to the 2000 presentation.

NOTE 2 -- SALE OF OIL AND GAS PROPERTIES

     In April 1999, the Company entered into an Exploration and Development Agreement with Phillips Petroleum Company ("Phillips") relating to certain of the Company's interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana ("Phillips Transaction"). Pursuant to the agreement, the Company
(1) received an $83 million cash payment (2) retained a 42 Bcf, 8-year volumetric overriding royalty interest (the "VORI") and a 1% override on the excess of production above such royalty interest and (3) retained 25% of its working interest in the Cotton Valley formation. In addition, Phillips, will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. The transaction closed on May 17, 1999. The Company recognized a gain of approximately $25.9 million in 1999 related to this transaction.

     In March 2000, the Company sold a portion of its VORI (the "VORI Sale"). The net proceeds from the VORI Sale were $19.8 million. Since the portion of the VORI sold (approximately 16.5 Bcf) represents production commencing April 1, 2003, the VORI Sale will not impact the Company's operating cash flows until 2003. In the first quarter of 2000 the Company recognized a gain of approximately $3.4 million related to this transaction. In the second quarter of 2000, the Company sold its mostly non-producing interests in the East Cameron offshore area and recorded a $4.0 million gain related to this sale.

NOTE 3 -- LONG TERM DEBT

     Long Term Debt. The Company's long-term debt at December 31, 1999 and 2000 is comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
14% Senior Secured Notes....................................  $100,593   $101,671
10 3/8% Senior Subordinated Notes...........................   155,144    155,127
8 1/2% Convertible Subordinated Debentures..................     8,616         --
                                                              --------   --------
                                                               264,353    256,798
  Less current maturities...................................    (8,616)        --
                                                              --------   --------
                                                              $255,737   $256,798
                                                              ========   ========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     14% Senior Secured Notes. In April 1999, the Company negotiated a private offering of $135 million principal amount, 14% Senior Secured Notes (the "Notes"). The Notes are secured by a first lien on substantially all of the Company's proved oil and natural gas properties remaining after the Phillips Transaction and guaranteed by three entities wholly-owned by the Company. In accordance with the Notes indenture, on June 30, 1999, the Company funded $37.5 million to repurchase $35 million principal amount of the Notes at a repurchase price equal to 104% of the principal amount, plus accrued and unpaid interest and commitment fees to the date of the repurchase.

     In September 1999, the Company completed an exchange of publicly registered 14% Senior Secured Notes, Series B for all of the then outstanding Series A notes. The Series B notes are substantially identical to the Series A notes. The Notes mature in 2002 and 2003 at premiums ranging from 103% to 105% of their stated principal amount. The Notes are redeemable at the Company's option on or after April 15, 2001 at 105% of the stated principal amount. Beginning July 15, 2002, and thereafter on a quarterly basis, the Company will be obligated to redeem $2.0 million of the stated principal amount of the Notes at a redemption price equal to 103% of the stated principal amount. The Company will be obligated to offer to repurchase a portion of the Notes at a repurchase price equal to 104% of the stated principal amount if the Company's oil and gas revenues, as determined by independent petroleum engineers on a quarterly basis, fall below defined levels. In the event of certain other asset sales, the Company will be obligated to repurchase a portion of the Notes at a repurchase price equal to 105% of the stated principal amount. Upon a change of control, as defined, the Company is obligated to offer to repurchase each holder's Notes at a repurchase price equal to 101% of the stated principal amount. The indenture for the notes contains conditions and limitations, including but not limited to, restrictions on (1) payments of cash dividends, (2) redemptions of capital stock for cash, (3) repayments of subordinated indebtedness with cash and (4) making investments, including capital expenditures.

     Interest expense on the Notes is payable semi-annually on each April 15 and October 15. The Company is recognizing interest expense using an effective rate of 16.1%.

     10 3/8% Senior Subordinated Notes. In connection with the refinancing of the 13 1/2% Senior Notes, the Company issued an aggregate principal amount of $125.0 million of 10 3/8% Senior Subordinated Notes due 2006 (the "10 3/8% Senior Subordinated Notes"). The 10 3/8% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 105.19% in 2001 to 100% in 2003 and thereafter. The
10 3/8% Senior Subordinated Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holder of the 10 3/8% Senior Subordinated Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company, Ltd., an indirect wholly-owned partnership of the Company are guarantors of the 10 3/8% Senior Subordinated Notes.

     On February 3, 1997, the Company completed an exchange of $125.0 million aggregate principal amount of publicly registered 10 3/8% Senior Subordinated Notes, Series B, for all of the then outstanding Series A notes. The Series B notes were substantially identical to the Series A notes.

     In May 1998, the Company sold $30.0 million principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006, Series C ("Series C Notes") at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Company's bank credit facility. The Series C Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining ratably from 105.19% on October 15, 2001 to 100% at October 15, 2003 and thereafter. The Company may redeem up to 35% of the original principal amount of the Series C Notes before October 15, 1999 at 110.38% with the proceeds of an equity offering (provided that either at least

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

$18.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The Series C Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holders of the Series C Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly owned subsidiary of the Company, and Kelley Operating Company, Ltd., an indirect wholly owned partnership of the Company, are guarantors of the Series C Notes.

     The Series C Notes were sold pursuant to Rule 144A of the Securities Act of 1933. In issuing the Series C Notes, the Company agreed to use its best efforts to register under the Securities Act notes identical in terms to the Series C Notes ("Series D Notes"). The Company completed the exchange of the Series C Notes for the Series D Notes on November 12, 1998.

     8 1/2% Convertible Subordinated Debentures. In 2000, the Company redeemed and retired the remaining $8.7 million face amount of its 8 1/2% Convertible Subordinated Debentures. The settlement payments included principal amounts of $8.7 million and accrued interest of 0.4 million.

     Debt Maturities. The Company has aggregate debt maturities of $4.1 million in 2002, $100.7 million in 2003 and $155.0 million in 2006.

NOTE 4 -- STOCKHOLDERS' DEFICIT

     On June 28, 1999, the Company announced that its board of directors approved changing the Company's name to Contour Energy Co. and its NASDAQ ticker symbol to CONCC. Concurrent with the name change, the Company established the authorized capital stock of the Company at 22 million shares, 20 million of which were designated as common stock and 2 million as preferred stock, and effected a 1 for 10 reverse stock split, reducing the total outstanding shares of common stock from approximately 126 million to approximately 12.6 million (without giving effect to the preferred stock exchange offer described in the following paragraph). These actions were consented to by the Company's majority stockholder and became effective on July 30, 1999. All historical share and per share data appearing in this document have been restated to reflect this reverse stock split.

     On August 30, 1999, at market close, the Company's shares of common stock and convertible Preferred Stock, which traded under the symbols of CONCC and CONCP, were delisted from the Nasdaq SmallCap Market. These actions were taken as a result of the Company's failure to meet the requirements for continued listing on this exchange. On August 31, 1999, at market open, the Company's stock began trading on the OTC Bulletin Board under the symbols of CONC and CONCP.

     CPC Stock Purchase. In February 1996, Kelley Oil & Gas Corporation ("Kelley Oil") issued 4.8 million shares of its Common Stock at $10.00 per share to Contour Production Company L.L.C. ("CPC") upon the closing of a Stock Purchase Agreement between Kelley Oil and CPC (the "CPC Transaction"). The newly issued shares represented 49.8% of Kelley Oil's voting power. In connection with the CPC Transaction, Kelley Oil entered into an option agreement with CPC (the "CPC Option Agreement").

     CPC Option. Under the CPC Option Agreement, Kelley Oil granted Contour an option (the "CPC Option") to purchase up to 2.7 million shares (the "Maximum Option Number") of Common Stock at $10.00 per share (subject to antidilution adjustments) upon satisfaction of certain conditions, including the absence of any Kelley Oil debt repurchase or redemption obligations as a result of the purchase. CPC voluntarily exercised its option in full on December 1, 1997.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     Preferred Stock. The Company is authorized to issue up to 2 million shares of $1.50 par value preferred stock. On June 28, 1999, the Company began an offer to exchange 15 shares of its common stock (or 1.5 shares on a post-split basis) for each share of its $2.625 Preferred Stock. Pursuant to the exchange offer, 368,633 shares of Preferred Stock were tendered representing approximately 21% of the total Preferred Stock outstanding. In July 1999, the shares were exchanged for 552,950 shares of newly issued common stock of the Company (after giving effect to the 1 for 10 reverse stock split), increasing the Company's shares of outstanding common stock to approximately 13.2 million. With the exchange, the Company eliminated dividend arrearages of approximately $1.5 million.

     In January 1996, the Company suspended the payment of the quarterly Preferred Stock dividend scheduled for February 1, 1996 to conserve cash. On April 15, 1997, the Board of Directors of the Company declared a dividend of $2.625 per preferred share (approximately $4.6 million), which was paid on May 1, 1997. On April 14, 1998, the Company declared a dividend of $2.625 per share of Preferred Stock (approximately $4.6 million), which was paid on April 30, 1998. The Company has not declared the quarterly dividends of $0.65625 per preferred share for February 1, 1998 through February 1, 2001, aggregating approximately $11.6 million. Future dividends on the Preferred Stock are prohibited under the indenture governing the Notes. No interest is payable on Preferred Stock arrearages. At the July 25, 2000 annual meeting of shareholders, the Preferred Stockholders, voting separately as a class, elected two additional directors to the Board.

     Each share of Preferred Stock is convertible, at the holder's option, into
0.347 shares of Common Stock, equivalent to a conversion price of $72.00 per share of Common Stock relative to the $25 per share liquidation preference of the Preferred Stock (the "Preferred Conversion Price").

     Restricted Stock. In June 1999, the Company issued 56,250 shares (after giving effect to the 1 for 10 reverse stock split) of restricted common stock to three executives as compensation for services. The restrictions expired in 1999. The Company recorded compensation expense and additional paid in capital based on the fair market value of the shares issued.

NOTE 5 -- EMPLOYEE COMPENSATION PLANS

     Employee Stock Options. The Company has both qualified and nonqualified stock option plans that provide for granting of options for the purchase of common stock to key employees. These stock options may be granted for periods up to ten years and are generally subject to vesting periods up to three years, except options granted during 1997 and 1998 which are subject to a four year vesting period.

     Stock option activity for the Company during 1998, 1999 and 2000 was as follows:

                                                1998                 1999                 2000
                                         ------------------   ------------------   ------------------
                                                   WEIGHTED             WEIGHTED             WEIGHTED
                                                   AVERAGE              AVERAGE              AVERAGE
                                                   EXERCISE             EXERCISE             EXERCISE
                                         OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                         -------   --------   -------   --------   -------   --------
                                                             OPTIONS IN THOUSANDS
Stock options outstanding, beginning of
  year.................................    460      $17.50      450      $18.70      392      $12.60
  Granted..............................     72       22.00      215        5.80       --          --
  Exercised............................    (27)      10.00       --          --       --          --
  Surrendered or expired(1)............    (55)      17.30     (273)      17.30     (372)      12.22
                                           ---                 ----                 ----
Stock options outstanding, end of
  year.................................    450      $18.70      392      $12.60       20      $19.60
                                           ===      ======     ====      ======     ====      ======

---------------

(1) In 2000, 303,595 options were forfeited in exchange for units in the Unit Performance Plan.

     At December 31, 2000, approximately 0.7 million shares were available for future option grants.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     The following table summarizes information about the options outstanding at December 31, 2000:

                                                   OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                      ---------------------------------------------   --------------------
                                                WEIGHTED AVERAGE                                 WEIGHTED
                                                   REMAINING                                      AVERAGE
                                                CONTRACTUAL LIFE   WEIGHTED AVERAGE              EXERCISE
RANGE OF EXERCISE PRICE               OPTIONS       (YEARS)         EXERCISE PRICE    OPTIONS      PRICE
-----------------------               -------   ----------------   ----------------   --------   ---------
$6.09 - 23.75.......................    20             .8               $19.60           20       $19.60

     The weighted average fair value of options granted during 1998 and 1999 was $14.60 and $4.63, respectively. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rate of 5.2% for 1998 and 6.6% for 1999; an expected volatility of 78% for 1998 and 106% for 1999; expected life of five years and no dividend yield for both years.

     The Company applies APB No. 25 and related Interpretations in accounting for stock option and purchase plans. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been recognized based upon the fair market value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company's net loss per share for the years ended December 31, 1998, 1999 and 2000 would have been as reflected in the pro forma amounts indicated below:

                                                         1998       1999       2000
                                                       --------   --------   --------
Net loss before extraordinary item (in thousands)....  $(57,708)  $(21,153)  $(11,754)
Loss per common share before extraordinary item......     (4.95)     (1.97)     (1.16)
Net loss (in thousands)..............................  $(57,708)  $(10,102)  $(11,754)
Loss per common share................................     (4.95)     (1.11)     (1.16)

     ESOP/401k. Kelley Oil established the ESOP effective January 1, 1984 for the benefit of substantially all of its employees. Effective September 1, 1996, the ESOP was amended to include a 401(k) feature whereby the Company is obligated to make matching contributions up to 6% of each employee's salary. The plan also provides for additional discretionary contributions. For 1998, 1999 and 2000, the Company made matching contributions totaling $0.3 million, $0.2 million and $0.2 million, respectively.

     Unit Performance Plan. In July 2000, the Board of Directors approved the Contour Energy Unit Performance Plan (the "UP Plan") under which a total of 1,579,943 units were made available for grants to employees. The UP Plan is a cash-based incentive plan that accrues value based on appreciation of the Company's common stock. All employees are eligible to participate in the UP Plan, subject to their agreement to forfeit any outstanding stock options held. As of December 31, 2000, 1,397,591 units have been granted with 303,595 stock options forfeited. One-third of the units vested on January 1, 2001. The remaining units will vest at a rate of one-third on each of January 1, 2002 and 2003. Unexercised units will terminate on December 31, 2003. Value attributable to units that are exercised is payable only in cash.

     The value attributable to each unit is equal to the price of the Company's common stock on the date of exercise less the exercise price. The exercise price for the units granted to date is $1.93. However, a cap has been placed on the appreciation margin that can be realized as follows:

     - Maximum appreciation for units that vest on January 1, 2001 is $1.75 per unit.

     - Maximum appreciation for units that vest on January 1, 2002 is $2.25 per unit

     - Maximum appreciation for units that vest on January 1, 2003 is $2.75 per unit.

     The Company applies APB No. 25 and related interpretations in accounting for compensation expense attributable to the UP Plan. Accordingly, compensation expense is recognized to the extent that appreciation

                      CONTOUR ENERGY CO. AND SUBSIDIARIES
exceeds the exercise price and services have been performed. For the year ended December 31, 2000, the Company recognized no compensation expense relating to these units.

NOTE 6 -- INCOME TAXES

     The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 1998, 1999 and 2000:

                                                          1998      1999       2000
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
Loss before income taxes..............................  $(57,007)  $(9,733)  $(11,541)
                                                        --------   -------   --------
Income tax benefit computed at statutory rates........   (19,382)   (3,309)    (3,924)
  Increase in valuation allowance.....................    18,735     3,150      1,688
Permanent differences:
  Nondeductible expenses..............................       700       378         38
  Other, net..........................................       (53)     (219)     2,198
                                                        --------   -------   --------
          Tax expense (benefit).......................  $     --   $    --   $     --
                                                        ========   =======   ========

     No federal income taxes were paid for the years ended December 31, 1998, 1999 and 2000.

     The Company's deferred tax position reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax liabilities and assets are as follows:

                                                                1999        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depletion, depreciation and capitalization
     methods on oil and gas properties......................  $      --   $      --
Deferred tax assets:
  Book over tax depletion, depreciation and capitalization
     methods on oil and gas properties......................     40,624      32,331
  Net operating loss carryforwards..........................     77,721      87,702
  Charitable contribution carryforwards.....................         30          30
  Alternative minimum tax credit carryforwards..............         21          21
  Valuation allowance.......................................   (118,396)   (120,084)
                                                              ---------   ---------
  Total deferred tax assets.................................         --          --
                                                              ---------   ---------
Net deferred tax liability..................................  $      --   $      --
                                                              =========   =========

     Net Operating Loss Carryforwards and Alternative Minimum Tax Credits. As of December 31, 2000, the Company had cumulative net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $258 million, which expire in 2006 through 2018, and net operating loss carryforwards for alternative minimum tax purposes of approximately $226 million, which expire in 2007 through 2019. Due to previous ownership changes, future utilization of the net operating loss carry forwards will be limited by Internal Revenue Code section 382.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

NOTE 7 -- RELATED PARTY TRANSACTIONS

     The 1994 DDP. In February 1994, the Company sponsored 1994 Development Drilling Program (the "1994 DDP") completed a public offering of 20.9 million units of its limited and general partner interests at $3.00 per unit. In December 2000, the Company invited all unit holders to tender their 1994 DDP units for a cash price of $0.28 per unit. A total of 783,621 units (46% of units eligible for tender) were tendered for approximately $220,000. As of December 31, 2000, the Company owned 19.9 million units (95.6%) in the 1994 DDP, together with its 3.94% general partner interest.

     The 1992 DDP. During November 1992, the Company sponsored 1992 Development Drilling Program (the "1992 DDP") completed a public offering of 16.0 million units of limited and general partner interests at $3.00 per unit. In December 2000, the Company invited all unit holders to tender their 1992 DDP units for a cash price of $0.123 per unit. A total of 1,298,724 units (50% of units eligible for tender) were tendered for approximately $160,000. As of December 31, 2000, the Company owned 14.7 million units (91.8%) in the 1992 DDP, together with its 3.94% general partner interest. In 2000, the 1992 DDP completed the repayment of its outstanding indebtedness to Kelley Oil. Loan repayments during 2000 totaled $166,000, ($26,000, net of intercompany eliminations). The Company recorded interest income on this indebtedness of $1,000 in 2000, net of intercompany eliminations.

     Reimbursements from Affiliated Programs. The Company is reimbursed for administrative and overhead expenses incurred in connection with the management and administration of each of these affiliated programs. Such amounts, net of intercompany eliminations, aggregated $0.1 million in each of 1998, 1999 and 2000.

     Advisory Fees. In connection with the CPC Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Holdings & Co. ("BHC"), providing for the engagement of BHC to provide the Company with financial advisory services. Under the Advisory Agreement, BHC has provided certain financial advisory services. For its services under the Advisory Agreement, BHC received an advisory fee of $2.0 million at the closing of the Contour Transaction and $500,000 in each of December 1998, 1999 and 2000, and will receive an additional $500,000 in December 2001. In addition, BHC is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BHC and its affiliates against certain liabilities under the Advisory Agreement.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     Significant Customers. Substantially all of the Company's receivables are due from a limited number of natural gas transmission companies and other gas purchasers. For the year ended December 31, 2000, natural gas sales to three purchasers accounted for 25%, 17% and 14% of the Company's total sales. Natural gas sales to three purchasers accounted for 35%, 28% and 26% of the Company's total sales in 1999 and three purchasers accounted for 48%, 22% and 18% of the Company's total sales in 1998. To date, this concentration has not had a material adverse effect on the consolidated financial condition of the Company.

     Litigation. The Company is involved in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial statements of the Company.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     Leases. The Company leases office space and equipment under operating leases with options to renew. Rental expenses related to these leases for the years ended December 31, 1998, 1999 and 2000 were $0.6 million, $0.6 million and $0.7 million, respectively. For the balance of the lease terms, minimum rentals are as follows:

                                                              (IN THOUSANDS)
2001........................................................      $  502
2002........................................................         505
2003........................................................         422
2004........................................................         503
2005........................................................         503
Thereafter..................................................       1,550
                                                                  ------
Total.......................................................      $3,985
                                                                  ======

     The Company's office space lease terminates on June 30, 2001. The Company has executed a new 7.5 year term lease for office space in downtown Houston, Texas.

NOTE 9 -- HEDGING ACTIVITIES

     The Company periodically uses forward sales contracts, natural gas and crude oil price swap agreements, collars and options to reduce exposure to downward price fluctuations on its natural gas and crude oil production. The Company does not engage in speculative transactions. During 2000, the Company used price swap agreements and collars. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas and crude oil. Collars combine put and call options to establish a ceiling and a floor. The Company normally employs the average NYMEX price for the last three days of the contract for natural gas and the monthly average of closing NYMEX prices for crude oil as the underlying index ("Index Price"). To the extent the Index Price closes above the established ceiling the Company must make payments to the counterparty on the differential between the Index Price and the ceiling. Conversely, if the Index Price closes below the established floor, the counterparty must make payments to the Company on the differential between the Index Price and the floor. If the Index Price closes between the ceiling and the floor, no settlement is due. Gains and losses realized by the Company from hedging activities are included in oil and gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships for 1998, 1999 and 2000. The Company, beginning in 2001 will no longer hedge the production of these subsidiary partnerships.

     Through natural gas price swap agreements and collars, the Company hedged approximately 49% and 50% of its natural gas production for 1998 and 1999, respectively, at average NYMEX quoted prices of $2.31 and $2.17, per Mmbtu, respectively, before transaction and transportation costs. For 2000, the Company hedged approximately 72% of its natural gas production using price swap agreements (48%) and a costless collar (24%). The average price received under the swap agreements was $2.56/Mmbtu. The costless collar included a ceiling of $4.98/Mmbtu and a floor of $4.00/mmbtu at the closing Index Price. As of the December 31, 2000, the Company has three collars in place for 15,000 Mmbtus per day each totaling 45,000 Mmbtus per day for the calendar year 2001. The terms of the first collar include a ceiling of $5.00/ Mmbtu and a floor of $3.55/Mmbtu at a closing Index Price above $3.00/Mmbtu. However, at prices below $3.00/Mmbtu, the floor moves to an Index Price plus $0.55 /Mmbtu. The terms of the second collar include a ceiling of $5.00/Mmbtu and a floor of $3.75/Mmbtu at a closing Index Price above $3.09/Mmbtu. However, at prices below $3.09/Mmbtu, the floor moves to an Index Price plus $0.66/Mmbtu. The terms of the third collar include a ceiling of $5.33/Mmbtu and a floor of $4.00/Mmbtu at the closing Index Price. On March 20, 2001, the Company hedged 20,000 Mmbtu per day of its natural gas production for January through June

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

2002 via a price swap at an average price of $4.87/Mmbtu. At December 31, 2000, the unrealized loss on the Company's existing hedging instruments for future production months in 2001 approximated $27.8 million. See "Note 10 in Notes to Consolidated Financial Statements".

     Through crude oil price swap agreements, the Company hedged approximately 29% of its crude oil production for 1999 at an average NYMEX quoted price of $20.00/Bbl, before transaction and transportation costs. No crude oil was hedged for 1998. For 2000, the Company hedged approximately 66% of its crude oil production using price swap agreements (41%) and costless collars (25%). The average price received under the swap agreements was $26.21/Bbl. The costless collars included an average ceiling of $32.21/Bbl and an average floor of $26.11/Bbl at the closing Index Price. As of December 31, 2000, the Company has hedged crude oil production using two costless collars. The first collar hedges 400 Bbls per day of crude oil for the period January through March 2001 at a ceiling of $32.48 and a floor of $27.20/Bbl. However, if the Index Price closes below $23.00/Bbl, the floor moves to an Index Price plus $4.20 /Bbl. The second collar hedges 500 Bbls per day of crude oil for the period January through December 2001 at a ceiling of $32.00 and a floor of $25.24/Bbl. However, if the Index Price closes below $22.00/Bbl, the floor moves to an Index Price plus $3.24 /Bbl.

     Hedging activities decreased crude oil and natural gas revenues by approximately $0.2 million and $11.8 million in 1999 and 2000, respectively, and increased such revenues by approximately $3.5 million in 1998 as compared to estimated revenues had no hedging activities been conducted. At December 31, 2001, the mark-to-market unrealized loss on the Company's existing hedging instruments for future production months approximated $27.8 million. See Note 10.

     The Company, under the terms of its existing hedge instruments, is required, from time to time, to provide collateral to the counterparty. The amount of collateral required is a function of the mark to market value of the hedge instruments at a point in time as determined by the counterparty. The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

NOTE 10 -- NEW ACCOUNTING PRONOUNCMENTS

     The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") effective January 1, 2001. The statement, as amended, requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or firm commitment, then the changes in the fair value of the derivative instrument will generally be offset in the income statement by the change in the item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows then the changes in fair value of the derivative instrument will generally be reported in Other Comprehensive Income ("OCI"). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item.

     The Company will account for its crude oil and natural gas hedge derivative instruments as cash flow hedges, as defined. Although the fair value of the Company's derivative instruments fluctuates daily, as of January 1, 2001, the fair value of the Company's crude oil and natural gas hedge derivative instruments was approximately ($27.8) million, which is not recorded in the Consolidated Balance Sheet. The $27.8 million will be recorded as a liability on the Company's balance sheet as part of the transition adjustment related to the Company's adoption of SFAS 133. The offset to this balance sheet adjustment will be a decrease to "Accumulated other comprehensive income", a component of stockholders' equity. The entire amount relates

                      CONTOUR ENERGY CO. AND SUBSIDIARIES
to 2001 hedge positions and will be reclassified to earnings during 2001. The Company believes the adoption of SFAS 133 will result in more volatility in its financial statements than in the past.

     In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force Issue No. 00-10 ("EITF No. 00-10") accounting for Shipping and Handling Fees and Costs. EITF No. 00-10 addresses how shipping and handling fees should be classified in the income statement. As a result of EITF No. 00-10, the Company has reclassified its transportation and compression expenses from oil and gas revenues to production expenses. The amounts reclassified for the years ended December 31, 1998, 1999 and 2000 were $5.4 million, $3.4 million and $2.0 million, respectively.

NOTE 11 -- GUARANTOR FINANCIAL STATEMENTS

     Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Company's Series B 14% Senior Secured Notes due 2002-2003 and of the Company's Series B and Series D 10 3/8% Senior Subordinated Notes due 2006. Concorde Gas Marketing, Inc. ("Concorde"), a wholly owned subsidiary of the Company, is also a guarantor of the Company's Series B 14% Senior Secured Notes due 2002-2003. The following guarantor consolidating condensed financial statements present:

          1. Consolidating condensed balance sheets as of December 31, 1999 and 2000, consolidating condensed statements of income (loss) for each of the years ended December 31, 1998, 1999 and 2000 and consolidating condensed statements of cash flows for each of the years ended December 31, 1998, 1999 and 2000.

          2. Contour Energy Co. (the "Parent"), combined Guarantor Subsidiaries (other than Concorde), Concorde and combined Non-Guarantor Subsidiaries, all with their investments in subsidiaries accounted for using the equity method.

          3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                 PARENT     SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ---------   ------------   --------   -------------   ------------   ------------
                                                                 (IN THOUSANDS)
ASSETS:

  Current assets..............  $ 334,360    $ 127,758      $5,676       $  737        $(440,612)      $ 27,919
  Property and equipment,
     net......................         --      161,107          --        6,141           (1,492)       165,756
  Restricted cash.............         --        7,500          --           --               --          7,500
  Other non-current assets,
     net......................   (139,689)      11,540          --           --          138,265         10,116
                                ---------    ---------      ------       ------        ---------       --------
       Total assets...........  $ 194,671    $ 307,905      $5,676       $6,878        $(303,839)      $211,291
                                =========    =========      ======       ======        =========       ========


LIABILITIES AND STOCKHOLDERS'
  DEFICIT:

  Current liabilities.........  $  15,237    $ 455,692      $  860       $  680        $(440,612)      $ 31,857
  Long-term debt..............    255,737           --          --           --               --        255,737
  Stockholders' (deficit)
     equity...................    (76,303)    (147,787)      4,816        6,198          136,773        (76,303)
                                ---------    ---------      ------       ------        ---------       --------
       Total liabilities and
          stockholders'
          (deficit) equity....  $ 194,671    $ 307,905      $5,676       $6,878        $(303,839)      $211,291
                                =========    =========      ======       ======        =========       ========

                     CONSOLIDATING CONDENSED BALANCE SHEET
                               DECEMBER 31, 2000

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                 PARENT     SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ---------   ------------   --------   -------------   ------------   ------------
                                                                 (IN THOUSANDS)
ASSETS:
  Current assets..............  $ 293,925    $ 106,318     $10,944       $  424        $(367,150)      $ 44,461
  Property and equipment,
     net......................         --      130,291          --        5,823              623        136,737
  Restricted cash.............         --        5,200          --           --               --          5,200
  Other non-current assets,
     net......................   (118,547)      10,221          --           --          115,614          7,288
                                ---------    ---------     -------       ------        ---------       --------
       Total assets...........  $ 175,378    $ 252,030     $10,944       $6,247        $(250,913)      $193,686
                                =========    =========     =======       ======        =========       ========

LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities.........  $   6,424    $ 378,462     $ 5,824       $1,172        $(367,150)      $ 24,732
  Long term debt..............    256,798           --          --           --               --        256,798
  Stockholders' (deficit)
     equity...................    (87,844)    (126,432)      5,120        5,075          116,237        (87,844)
                                ---------    ---------     -------       ------        ---------       --------
       Total liabilities and
          stockholders'
          (deficit) equity....  $ 175,378    $ 252,030     $10,944       $6,247        $(250,913)      $193,686
                                =========    =========     =======       ======        =========       ========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                  PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 --------   ------------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
Revenues.......................  $    (18)    $ 74,628     $ 1,425       $ 9,054        $    --       $  85,089
Costs and expenses.............   (33,893)     (99,127)     (1,053)       (7,453)          (570)       (142,096)
Equity in earnings of
  subsidiaries.................   (23,096)       1,973          --            --         21,123              --
                                 --------     --------     -------       -------        -------       ---------
     Net income (loss).........  $(57,007)    $(22,526)    $   372       $ 1,601        $20,553       $ (57,007)
                                 ========     ========     =======       =======        =======       =========

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                  PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 --------   ------------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
Revenues.......................  $     --     $ 78,249      $1,450       $ 6,665        $   (975)     $  85,389
Costs and expenses.............   (38,616)     (64,294)       (851)       (3,375)            963       (106,173)
Equity in earnings of
  subsidiaries.................    17,832        3,889          --            --         (21,721)            --
Extraordinary item.............    11,051           --          --            --              --         11,051
                                 --------     --------      ------       -------        --------      ---------
     Net income (loss).........  $ (9,733)    $ 17,844      $  599       $ 3,290        $(21,733)     $  (9,733)
                                 ========     ========      ======       =======        ========      =========

              CONSOLIDATING CONDENSED STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                  PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 --------   ------------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
Revenues.......................  $     --     $ 77,429      $1,119       $ 3,162        $    578       $ 82,288
Costs and expenses.............   (35,011)     (57,513)       (815)       (2,027)          1,537        (93,829)
Equity in earnings of
  subsidiaries.................    23,470        1,439          --            --         (24,909)            --
                                 --------     --------      ------       -------        --------       --------
     Net income (loss).........  $(11,541)    $ 21,355      $  304       $ 1,135        $(22,794)      $(11,541)
                                 ========     ========      ======       =======        ========       ========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                 PARENT     SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ---------   ------------   --------   -------------   ------------   ------------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income..................  $ (57,007)    $(22,526)     $ 372        $ 1,601        $ 20,553      $ (57,007)
  Non-cash income (loss)
     adjustments..............     28,332       70,144         --          3,687         (20,553)        81,610
  Changes in operating assets
     and liabilities..........      3,646       (7,976)      (372)         2,401              --         (2,301)
                                ---------     --------      -----        -------        --------      ---------
Net cash provided by (used in)
  operating activities........    (25,029)      39,642         --          7,689              --         22,302
                                ---------     --------      -----        -------        --------      ---------
INVESTING ACTIVITIES:
  Expenditures for exploration
     and development
     activities...............         --      (56,579)        --             --              --        (56,579)
  Proceeds from sale of
     properties...............         --       17,363         --             --              --         17,363
  Distributions from
     partnerships.............         --        7,730         --             --          (7,730)            --
                                ---------     --------      -----        -------        --------      ---------
Net cash used in investing
  activities..................         --      (31,486)        --             --          (7,730)       (39,216)
                                ---------     --------      -----        -------        --------      ---------
FINANCING ACTIVITIES:
  Payments on long term
     borrowings...............   (118,900)          --         --             --              --       (118,900)
  Proceeds from long term
     borrowings...............    119,100           --         --             --              --        119,100
  Retirement of notes.........       (228)          --         --             --              --           (228)
  Proceeds from sale of common
     stock....................        273           --         --             --              --            273
  Proceeds from conversion of
     preferred................         (2)          --         --             --              --             (2)
  Proceeds from sale of notes,
     net......................     29,526           --         --             --              --         29,526
  Distributions to partners...         --           --         --         (7,730)          7,730             --
  Dividends on preferred
     stock....................     (4,582)          --         --             --              --         (4,582)
                                ---------     --------      -----        -------        --------      ---------
Net cash provided by (used in)
  financing activities........     25,187           --         --         (7,730)          7,730         25,187
                                ---------     --------      -----        -------        --------      ---------
Increase (decrease) in cash
  and cash equivalents........        158        8,156         --            (41)             --          8,273
Cash and cash equivalents,
  beginning of period.........        117            4         --             41              --            162
                                ---------     --------      -----        -------        --------      ---------
Cash and cash equivalents, end
  of period...................  $     275     $  8,160      $  --        $    --        $     --      $   8,435
                                =========     ========      =====        =======        ========      =========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                            COMBINED                  COMBINED
                                           GUARANTOR                NON-GUARANTOR
                               PARENT     SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                              ---------   ------------   --------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).........  $  (9,733)    $ 17,844      $ 599       $  3,290        $(21,733)     $  (9,733)
  Non-cash income (loss)
     adjustments............    (24,059)      13,267         --         (1,309)         21,733          9,632
  Changes in operating
     assets and
     liabilities............     90,461      (98,536)      (599)           304              --         (8,370)
                              ---------     --------      -----       --------        --------      ---------
Net cash provided by (used
  in) operating
  activities................     56,669      (67,425)        --          2,285              --         (8,471)
                              ---------     --------      -----       --------        --------      ---------
INVESTING ACTIVITIES:
  Expenditures for
     exploration and
     development
     activities.............         --      (14,953)        --           (251)             --        (15,204)
  Proceeds from sale of
     properties.............         --       73,727         --          9,426              --         83,153
  Restricted cash
     investment.............         --       (7,500)        --             --              --         (7,500)
  Acquisition purchase price
     adjustment.............         --        6,889         --             --              --          6,889
  Distributions from
     partnerships...........         --       11,460         --             --         (11,460)            --
                              ---------     --------      -----       --------        --------      ---------
Net cash provided by (used
  in) investing
  activities................         --       69,623         --          9,175         (11,460)        67,338
                              ---------     --------      -----       --------        --------      ---------
FINANCING ACTIVITIES:
  Payments on long term
     borrowings.............   (115,500)          --         --             --              --       (115,500)
  Proceeds from long term
     borrowings.............      4,000           --         --             --              --          4,000
  Proceeds from sale of
     notes, net.............    125,938           --         --             --              --        125,938
  Retirement of notes.......    (71,370)          --         --             --              --        (71,370)
  Distributions to
     partners...............         --           --         --        (11,460)         11,460             --
                              ---------     --------      -----       --------        --------      ---------
Net cash provided by (used
  in) financing
  activities................    (56,932)          --         --        (11,460)         11,460        (56,932)
                              ---------     --------      -----       --------        --------      ---------
Increase (decrease) in cash
  and cash equivalents......       (263)       2,198         --             --              --          1,935
Cash and cash equivalents,
  beginning of period.......        275        8,160         --             --              --          8,435
                              ---------     --------      -----       --------        --------      ---------
Cash and cash equivalents,
  end of period.............  $      12     $ 10,358      $  --       $     --        $     --      $  10,370
                              =========     ========      =====       ========        ========      =========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                              COMBINED                  COMBINED
                                             GUARANTOR                NON-GUARANTOR
                                  PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 --------   ------------   --------   -------------   ------------   ------------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)............  $(11,541)    $ 21,355      $ 304        $ 1,135        $(22,794)      $(11,541)
  Non-cash income (loss)
     adjustments...............   (20,042)      30,894         --            762          22,794         34,408
  Changes in operating assets
     and liabilities...........    40,226      (47,218)      (304)           805              --         (6,491)
                                 --------     --------      -----        -------        --------       --------
Net cash provided by operating
  activities...................     8,643        5,031         --          2,702              --         16,376
                                 --------     --------      -----        -------        --------       --------
INVESTING ACTIVITIES:
  Expenditures for exploration
     and development
     activities................        --      (25,574)        --           (192)             --        (25,766)
  Proceeds from sale of
     property..................        --       23,806         --             --              --         23,806
  Restricted cash investment...        --        2,300         --             --              --          2,300
  Distributions from
     partnerships..............        --        2,510         --             --          (2,510)            --
                                 --------     --------      -----        -------        --------       --------
Net cash provided by (used in)
  investing activities.........        --        3,042         --           (192)         (2,510)           340
                                 --------     --------      -----        -------        --------       --------
FINANCING ACTIVITIES:
  Retirement of notes..........    (8,650)          --         --             --              --         (8,650)
  Distributions to partners....        --           --         --         (2,510)          2,510             --
  Other........................        (5)          --         --             --              --             (5)
                                 --------     --------      -----        -------        --------       --------
Net cash provided by (used in)
  financing activities.........    (8,655)          --         --         (2,510)          2,510         (8,655)
                                 --------     --------      -----        -------        --------       --------
Increase (decrease) in cash and
  cash equivalents.............       (12)       8,073         --             --              --          8,061
Cash and cash equivalents,
  beginning of period..........        12       10,358         --             --              --         10,370
                                 --------     --------      -----        -------        --------       --------
Cash and cash equivalents, end
  of period....................  $     --     $ 18,431      $  --        $    --        $     --       $ 18,431
                                 ========     ========      =====        =======        ========       ========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

NOTE 12 -- SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION ON OIL AND GAS
           EXPLORATION,
           DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities".

     Capitalized Costs. Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1998        1999        2000
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
Unevaluated properties............................  $  38,293   $  22,260   $  22,229
Properties subject to amortization................    496,686     428,116     416,569
                                                    ---------   ---------   ---------
Capitalized costs.................................    534,979     450,376     438,798
Accumulated depreciation, depletion and
  amortization....................................   (280,640)   (286,020)   (302,888)
                                                    ---------   ---------   ---------
Net capitalized costs.............................  $ 254,339   $ 164,356   $ 135,910
                                                    =========   =========   =========

     Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below.

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Property acquisition costs:
  Proved................................................  $ 2,338   $    --   $   465
  Unproved..............................................    1,405       764     5,413
Exploration costs.......................................   25,414     7,912    11,916
Development costs.......................................   27,875     6,696     8,029
                                                          -------   -------   -------
  Total costs incurred..................................  $57,032   $15,372   $25,823
                                                          =======   =======   =======

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     Reserves. The following table summarizes the Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, for the years ended December 31, 1998, 1999 and 2000. Reserves estimates contained below were prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers.

                                            CRUDE OIL, CONDENSATE AND
                                               NATURAL GAS LIQUIDS               NATURAL GAS
                                                     (Mbbls)                        (Mmcf)
                                           ---------------------------   ----------------------------
                                            1998      1999      2000      1998       1999      2000
                                           -------   -------   -------   -------   --------   -------
Proved developed and undeveloped
  reserves:
  Beginning of year......................   2,953     5,294     7,623    354,867    283,559   158,700
  Revisions of previous estimates........     (79)    1,262      (285)   (31,674)   (10,774)   (4,395)
  Purchases of reserves in place.........      --        --         6         --         --       324
  Extensions and discoveries.............   3,082     1,762       488      9,512     15,620    17,067
  Sale of reserves in place(1)...........    (287)     (328)       (3)   (13,589)  (107,313)  (16,620)
  Production.............................    (375)     (367)     (467)   (35,557)   (22,392)  (17,773)
                                            -----     -----     -----    -------   --------   -------
  End of year............................   5,294     7,623     7,362    283,559    158,700   137,303
                                            =====     =====     =====    =======   ========   =======
Proved developed reserves at end of
  year(2)................................   1,981     2,686     2,604    188,824    123,887   105,064
                                            =====     =====     =====    =======   ========   =======

---------------

(1) Includes the Phillips Transaction in 1999 and the sale of a portion of the VORI in March 2000.

(2) 1999 and 2000 includes 3 Mbbls and 40,835 Mmcf and 3 Mbbls and 20,172 Mmcf, respectively, associated with the Company's interest in the VORI.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     Standardized Measure. The following table of the Standardized Measure of Discounted Future Net Cash Flows concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. As prescribed by this statement, the amounts shown are based on prices and costs at the end of each period, and assume continuation of existing economic conditions. Future income taxes are based on year-end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flow. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net revenues from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1998        1999         2000
                                                            ---------   ---------   ----------
                                                                      (IN THOUSANDS)
Future cash inflows.......................................  $ 643,473   $ 519,875   $1,575,391
Future production costs...................................   (159,378)    (92,153)    (144,171)
Future development costs..................................    (93,321)    (57,862)     (59,423)
Future income tax expenses................................     (1,627)     (3,500)    (328,798)
                                                            ---------   ---------   ----------
  Future net cash flows...................................    389,147     366,360    1,042,999
10% annual discount for estimating timing of cash flows...   (155,677)   (127,705)    (346,335)
                                                            ---------   ---------   ----------
  Standardized measure of discounted future net cash
     flows................................................  $ 233,470   $ 238,655   $  696,664
                                                            =========   =========   ==========

     The standardized measure of discounted future net cash flows as of December 31, 1998, 1999 and 2000 was calculated using prices in effect as of those dates, which averaged $10.81, $24.54 and $25.53, respectively, per barrel of oil and $2.07, $2.15 and $10.10, respectively, per Mcf of natural gas.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

     Change in Standardized Measure. Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999       2000
                                                             ---------   --------   ---------
                                                                      (IN THOUSANDS)
Changes due to current year operations:
  Sales of oil and gas, net of production costs............  $ (57,940)  $(38,566)  $ (59,335)
  Sale of reserves in place................................    (15,424)   (61,420)    (20,581)
  Extensions and discoveries...............................     20,097     50,493     121,302
  Purchases of reserves in place...........................         --         --       1,359
  Future development costs incurred........................      9,218      6,696       8,029
Changes due to revisions in standardized variables:
  Prices and production costs..............................    (94,569)    22,998     631,857
  Revisions of previous quantity estimates.................    (29,853)    (3,916)    (31,009)
  Estimated future development costs.......................    (29,240)    31,603      (2,301)
  Income taxes.............................................    (14,110)    (1,873)   (190,124)
  Accretion of discount....................................     24,903     23,428      24,109
  Production rates (timing) and other......................     56,501    (24,258)    (25,297)
                                                             ---------   --------   ---------
     Net increase (decrease)...............................   (130,417)     5,185     458,009
  Beginning of year........................................    363,887    233,470     238,655
                                                             ---------   --------   ---------
     End of year...........................................  $ 233,470   $238,655   $ 696,664
                                                             =========   ========   =========

     Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, sales and purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax. Extensions and discoveries include proved undeveloped reserves attributable to the Company's interests in drill sites assigned to DDPs.

NOTE 13 -- QUARTERLY RESULTS (UNAUDITED)

                                            1999                                     2000
                           ---------------------------------------   -------------------------------------
                             1ST      2ND(1)      3RD        4TH     1ST(2)    2ND(3)      3RD     4TH(4)
                           QUARTER    QUARTER   QUARTER    QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                           --------   -------   --------   -------   -------   -------   -------   -------
Revenues(5).............   $ 16,759   $13,649   $ 12,820   $14,324   $15,787   $17,919   $17,616   $22,038
Operating profit........     (2,481)   (3,883)    (4,629)      374       398     4,698     4,654     4,183
Net income (loss) before
  extraordinary item....    (10,985)   11,410    (13,242)   (7,966)   (4,737)      501    (3,544)   (3,761)
Basic and diluted income
  (loss) per common
  share before
  extraordinary item....   $  (0.96)  $  0.82   $  (1.09)  $ (0.67)  $ (0.43)  $ (0.03)  $ (0.34)  $ (0.35)

---------------

(1) Reflects $25.9 million gain on sale of properties in the Phillips
    Transaction.

(2) Reflects $3.4 million gain on sale of a portion of the Company's volumetric overriding royalty interest.

(3) Reflects $4.0 million gain on sale of the Company's non-producing interest in East Cameron offshore area.

(4) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties (See Note 1).

(5) Revenues restated in accordance with new accounting pronouncement. See Note 10.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   JUNE 30,
                                                                     2001
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
ASSETS:
  Cash and cash equivalents.................................      $  21,924
  Accounts receivable.......................................         25,791
  Accounts receivable -- drilling programs..................             15
  Prepaid expenses and other current assets.................          9,072
                                                                  ---------
     Total current assets...................................         56,802
                                                                  ---------
Oil and gas properties, successful efforts method:
     Unproved properties, net...............................         20,302
     Properties subject to amortization.....................        428,762
Pipelines and other transportation assets, at cost..........          1,582
  Furniture, fixtures and equipment.........................          3,606
                                                                  ---------
                                                                    454,252
  Less: Accumulated depreciation, depletion and
     amortization...........................................       (318,462)
                                                                  ---------
     Total property and equipment, net......................        135,790
                                                                  ---------
  Restricted cash...........................................         13,800
  Other non-current assets, net.............................          8,694
                                                                  ---------
  Total assets..............................................      $ 215,086
                                                                  =========

LIABILITIES:
  Accounts payable and accrued expenses.....................      $  26,800
  Accounts payable -- drilling programs.....................            285
                                                                  ---------
     Total current liabilities..............................         27,085
                                                                  ---------
  Long-term debt............................................        257,393
                                                                  ---------
  Total liabilities.........................................        284,478
                                                                  ---------

STOCKHOLDERS' DEFICIT:
  Preferred stock, $1.50 par value, 2,000,000 shares
     authorized; 1,365,173 shares issued and outstanding
     (liquidation value of $47,256).........................          2,048
     Common stock, $.10 par value, 20,000,000 shares
      authorized 13,210,935 shares issued and outstanding...          1,321
  Additional paid-in capital................................        301,514
Accumulated deficit.........................................       (380,794)
  Accumulated other comprehensive income....................          6,519
                                                                  ---------
  Total stockholders' deficit...............................        (69,392)
                                                                  ---------
  Total liabilities and stockholders' deficit...............      $ 215,086
                                                                  =========

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
REVENUES:
  Oil and gas revenues......................................   $33,706     $56,138
  Interest and other income.................................       690         782
  Gain on sale of oil and gas properties....................     7,335           5
  Unrealized gain on derivative instruments.................        --       4,164
                                                               -------     -------
  Total revenues............................................    41,731      61,089
                                                               -------     -------
EXPENSES:
  Production expenses.......................................     6,548       6,982
  Exploration expenses......................................     4,467       8,539
  General and administrative expenses.......................     3,458       5,258
  Interest and other debt expenses..........................    17,357      17,160
  Depreciation, depletion and amortization..................    14,137      11,218
                                                               -------     -------
  Total expenses............................................    45,967      49,157
                                                               -------     -------
(Loss) income before income taxes...........................    (4,236)     11,932
Income taxes................................................        --          --
                                                               -------     -------
Net (loss) income...........................................    (4,236)     11,932
  Less: cumulative preferred stock dividends................    (1,792)     (1,792)
                                                               -------     -------
Net (loss) income applicable to common stock................   $(6,028)    $10,140
                                                               =======     =======
Basic (loss) income per common share........................   $  (.46)    $   .77
Diluted (loss) income per common share......................   $  (.46)    $   .76
Basic weighted average common shares outstanding............    13,212      13,211
Diluted weighted average common shares outstanding..........    13,212      13,295

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2001
                                                              ----------------
                                                               (IN THOUSANDS)
                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net income................................................      $11,932
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Gain on sale of assets.................................           (5)
     Unrealized gain on derivative instruments..............       (4,164)
     Gain on debt redemption................................           --
     Depreciation, depletion and amortization...............       11,218
     Exploration expenses...................................        8,539
     Accretion and amortization of debt expenses and other
      expenses..............................................        1,753
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................         (485)
     Increase in prepaid expenses and other current
      assets................................................         (188)
     Increase in other non-current assets...................          (56)
     Increase in accounts payable and accrued expenses......        2,353
                                                                  -------
  Net cash provided by operating activities.................       30,897
                                                                  -------
INVESTING ACTIVITIES:
  Expenditures for exploration and development activities...      (18,809)
  Change in restricted cash.................................       (8,600)
  Proceeds from sale of properties..........................            5
                                                                  -------
  Net cash used in investing activities.....................      (27,404)
                                                                  -------
FINANCING ACTIVITIES:
  Redemption and retirement of subordinated and senior
     notes..................................................           --
  Other.....................................................           --
                                                                  -------
  Net cash used in financing activities.....................           --
                                                                  -------
Increase in cash and cash equivalents.......................        3,493
Cash and cash equivalents, beginning of period..............       18,431
                                                                  -------
Cash and cash equivalents, end of period....................      $21,924
                                                                  =======

                See Notes to Consolidated Financial Statements.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     General. The accompanying unaudited interim consolidated financial statements of Contour Energy Co. (the "Company") have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States of America for interim financial information. These financial statements reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation in all material respects of the results for the interim periods presented. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of results to be expected for the full year. The accounting policies followed by the Company are set forth in Note 1 to the financial statements in its Annual Report on Form 10-K for the year ended December 31, 2000. These unaudited consolidated interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's 2000 Annual Report on Form 10-K.

NOTE 2 -- SALE OF PROPERTIES

     In March 2000, the Company sold a portion of a volumetric overriding royalty interest (the "VORI") for net proceeds of $19.8 million. Since the portion of the VORI sold (approximately 16.5 Bcf) represents production commencing April 1, 2003, the sale of the VORI will not impact the Company's operating cash flows until 2003. In the first quarter of 2000, the Company recognized a gain of approximately $3.4 million related to this transaction. In the second quarter of 2000, the Company sold its mostly non-producing interests in the East Cameron offshore area and recorded a $4.0 million gain related to this sale.

NOTE 3 -- HEDGING ACTIVITIES

     In accordance with the Company's Risk Management Policy and its commodity risk strategy, the Company periodically uses forward sales contracts, natural gas and crude oil price swap agreements, collars and options to reduce exposure to downward price fluctuations on its natural gas and crude oil production. The Company does not engage in speculative transactions. Price swap agreements generally provide for the Company to receive or make counter-party payments on the differential between a fixed price and a variable indexed price for natural gas and crude oil. Collars combine put and call options to establish a floor and a ceiling. The Company normally employs the average NYMEX price for the last three days of the contract for natural gas and the monthly average of closing NYMEX prices for crude oil as the underlying index ("Index Price"). To the extent the Index Price closes above the established ceiling the Company must make payments to the counter-party on the differential between the Index Price and the ceiling. Conversely, if the Index Price closes below the established floor, the counter-party must make payments to the Company on the differential between the Index Price and the floor. If the Index Price closes between the ceiling and the floor, no settlement is due. During the second quarter of 2000, the Company's hedging activities also covered the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships. Beginning in 2001, the Company no longer hedges the production of these subsidiary partnerships.

     The Company accounts for its derivative instruments in accordance with Statement of Financial Standards No. 133, "Accounting for Derivative and Hedging Activities ("SFAS 133") effective January 1, 2001. The Company has designated its crude oil and natural gas derivative instruments as cash flow hedges, as defined. When designating a derivative instrument as a hedge, SFAS 133 requires, at inception, that the Company demonstrate that historically the value of the underlying asset being hedged closely follows the value of the derivative instrument. The Company used regression analysis to establish the effectiveness of each of its derivative instruments during transition. It will continue to use this method for any new hedge transactions in the future, such as those entered into in May 2001. Once deemed effective and designated as a hedge the change in the intrinsic value of the derivative instrument is reported through Other Comprehensive Income

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

("OCI") with the change in the extrinsic value (time and market volatility) reported through earnings. The offset is in the Company's balance sheet in the form of an asset or a liability. Gains or losses on the derivative instrument reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item.

     Upon adoption of SFAS 133 on January 1, 2001, the Company recorded a transition adjustment of $(27.8) million, which was recorded as an adjustment of the Company's stockholders' deficit. Included in the transition adjustment was $(5.7) million relating to the value associated with market volatility and time ("extrinsic value") until expiration of the Company's costless collar derivative instruments. Of the $(5.7) million, $(4.3) million was associated with the Company's July through December 2001 collars. SFAS 133 requires that changes in the extrinsic value be recognized in the earnings of the Company as such changes in value occur. For the six months ended June 30, 2001, the Company recognized unrealized gains of $4.2 million for the changes in extrinsic value. The $4.2 million unrealized gains for the six months ended June 30, 2001, is comprised of $4.4 million of unrealized gains on derivative contracts that will settle in the second half of 2001 and $(0.2) million of unrealized losses associated with derivative contracts that will settle during 2002. In accordance with SFAS 133, unrealized gains or losses are reversed as the contracts are settled. This will result in the recognition of $4.4 million in unrealized losses during the second half of 2001.

     As of June 30, 2001, the fair value of the Company's derivative instruments was $10.7 million, of which $3.7 million relates to contracts that will expire during 2001 and $7.0 million relating to contracts that will expire in 2002. During the next twelve months, the Company will settle derivative contracts with a fair value at June 30, 2001 of $8.2 million.

     During the six months ended June 30, 2001, hedging activities decreased oil and gas revenues by $9.3 million. Additionally, in the first half of 2001, the Company recorded a $34.3 million valuation adjustment to OCI based on changes in the intrinsic value of its derivative instruments. Of this amount, $27.0 million relates to the $(27.8) million transition adjustment recorded on January 1, 2001. Hedging activities decreased oil and gas revenues by approximately $2.4 million for the six months ended June 30, 2000, as compared to estimated revenues had no hedging activities been conducted.

     Through natural gas price swap agreements, the Company hedged approximately 52% of its natural gas production for the six months ended June 30, 2000 at an average NYMEX quoted price of $2.54 per Mmbtu, before transaction and transportation costs. Through natural gas collars, the Company hedged approximately 78% of its natural gas production for the six months ended June 30, 2001 at an average floor of $3.77 per Mmbtu and an average ceiling of $5.11 per Mmbtu, before transaction and transportation costs. As of June 30, 2001, the Company has three collars in place totaling 8,280,000 Mmbtus, or 45,000 Mmbtu per day, of natural gas production for July through December 2001. The first collar is for 15,000 Mmbtu per day at a floor of $4.00 per Mmbtu and a ceiling of $5.33 per Mmbtu. The second collar is for 15,000 Mmbtu per day at a floor of $3.75 per Mmbtu and a ceiling of $5.00 per Mmbtu. However if the Index Price falls below $3.09 per Mmbtu, the Company receives the Index Price plus $0.66 per Mmbtu. The third collar is for 15,000 Mmbtu per day at a floor of $3.55 per Mmbtu and a ceiling of $5.00 per Mmbtu. However if the Index Price falls below $3.00 per Mmbtu, the Company receives the Index Price plus $0.55 per Mmbtu. On May 10, 2001, the Company entered into a natural gas commodity swap transaction to sell 20,000 Mmbtus per day for July through December 2002 at a fixed price of $4.30 per Mmbtu. As of June 30, 2001, the Company has hedged 20,000 Mmbtu per day of its natural gas production for calendar year 2002 via two price swaps agreements at an average price of $4.58 per Mmbtu.

     Through crude oil price swap agreements, the Company hedged approximately 70% of its crude oil production for the six months ended June 30, 2000 at an average NYMEX quoted price of $26.29 per bbl, before transaction and transportation costs. Through crude oil collars, the Company hedged approximately 75% of its crude oil production for the six months ended June 30, 2001 at an average floor price of $25.80 per barrel and an average ceiling price of $32.14 per barrel, before transaction and transportation costs. As of

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

June 30, 2001, 92,000 barrels, or 500 barrels per day, of the Company's crude oil production for July through December 2001 have been hedged by a crude oil collar agreement with a floor price of $25.24 per barrel and a ceiling price of $32.00 per barrel. However, if the Index Price falls below $22.00 per barrel the Company receives the Index Price plus $3.24 per barrel.

     The Company is required to provide collateral for any hedges (through swap or other agreements) to cover counter-party risk. Hence, the volume of oil and/or natural gas production the Company can hedge is limited, thereby reducing the ability of the Company to mitigate the impact of volatile commodity prices. The Company has posted $8.0 million in the form of a letter of credit as collateral required by its counter-party through December 2002 supported by restricted cash in the same amount. Accordingly, $8.0 million was reclassified to restricted cash in the second quarter 2001.

NOTE 4 -- PREFERRED STOCK

     The Company has not declared quarterly dividends of $0.65625 per preferred share for February 1, 1998 through August 1, 2001, aggregating approximately $13.4 million. Further dividends on the preferred stock are restricted under the Company's indentures governing its 10 3/8% Senior Subordinated Notes and its 14% Senior Secured Notes. No interest is payable on preferred stock arrearages. Because the Company has not paid dividends on the preferred stock for a period of more than six quarters the holders of preferred stock, as a group, elected two additional directors to the Company's Board of Directors in July 2000.

NOTE 5 -- EARNINGS PER SHARE

     The basic (loss) income per common share as shown on the Consolidated Statements of Operations reflects net income (loss) less cumulative preferred stock dividends, whether or not declared, divided by the weighted average number of common shares outstanding during the respective periods. In calculating diluted (loss) income per common share, common shares issuable under stock options and convertible preferred stock are added to the weighted average common shares outstanding when dilutive. The following table sets forth the components of the Company's basic and diluted earnings per share calculations:

                                                                   WEIGHTED
                                                                    AVERAGE
                                                                 COMMON SHARES    PER SHARE
                                             NET INCOME (LOSS)    OUTSTANDING       AMOUNT
                                             -----------------   -------------   ------------
                                               ($/THOUSANDS)      (THOUSANDS)    (IN DOLLARS)
Six Months Ended June 30, 2001
  Basic....................................       10,140            13,211            .77
  Effect of dilutive stock options.........           --                84           (.01)
                                                  ------            ------           ----
  Diluted..................................       10,140            13,295            .76
                                                  ======            ======           ====
Six Months Ended June 30, 2000
  Basic and diluted........................       (6,028)           13,212           (.46)
                                                  ======            ======           ====

NOTE 6 -- OTHER COMPREHENSIVE INCOME

     The Company reports comprehensive income in accordance with Statement of Financial Accounting Standard No. 130. The Company's comprehensive income (loss) for the six-month period ended June 30, 2000 was $(4.2) million, the same as reported net income (loss). The Company's comprehensive income for the six-month period ended June 30, 2001 was $18.4 million, including other comprehensive income gains of $6.5 million for valuation changes in the Company's derivative instruments.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

NOTE 7 -- NEW ACCOUNTING PRONOUNCEMENTS

     In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force Issue No. 00-10 ("EITF No. 00-10") accounting for Shipping and Handling Fees and Costs. EITF No. 00-10 addresses how shipping and handling fees should be classified in the income statement. As a result of EITF No. 00-10, the Company has reclassified $0.5 million and $1.1 million, respectively, of transportation and compression expenses in the three-month and six-month periods ending June 30, 2000 from oil and gas revenues to production expenses.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS 142, effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is currently evaluating the provisions of SFAS 141 and SFAS 142 and has not adopted such provisions in its June 30, 2001 financial statements. However, the Company expects no impact on its financial statements from the adoption of these standards.

NOTE 8 -- STOCK OPTION AND STOCK AWARD PLAN

     On March 22, 2001, the Company's board of directors adopted the Contour Energy Co. 2001 Stock Option and Stock Award Plan (the "2001 Plan"), which was approved by the Company's stockholders at its Annual Meeting of Stockholders on May 31, 2001. As of June 30, 2001, stock options covering 760,000 shares of common stock have been granted and an additional 340,000 shares were available for options under the 2001 Plan.

NOTE 9 -- GUARANTOR FINANCIAL STATEMENTS

     Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Company's Series B 14% Senior Secured Notes due 2002-2003 and of the Company's Series B and Series D 10 3/8% Senior Subordinated Notes due 2006. Concorde Gas Marketing, Inc. ("Concorde"), a wholly owned subsidiary of the Company, is also a guarantor of the Company's Series B 14% Senior Secured Notes due 2002-2003. The following guarantor consolidating condensed financial statements present:

          1. Consolidating condensed balance sheet as of June 30, 2001, consolidating condensed statements of operations for the six months ended June 30, 2000 and 2001 and consolidating condensed statement of cash flows for the six months ended June 30, 2001.

          2. Contour Energy Co. (the "Parent"), combined Guarantor Subsidiaries (other than Concorde), Concorde and combined Non-Guarantor Subsidiaries, all with their investments in subsidiaries accounted for using the equity method.

          3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                     CONSOLIDATING CONDENSED BALANCE SHEET
                                 JUNE 30, 2001

                                         COMBINED                  COMBINED
                                        GUARANTOR                NON-GUARANTOR
                             PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   --------   -------------   ------------   ------------
                                                             (IN THOUSANDS)
ASSETS:
  Current assets..........  $278,452     $ 90,526      $7,916       $1,367        $(321,459)      $ 56,802
  Property and equipment,
     net..................        --      128,985          --        5,342            1,463        135,790
  Restricted cash.........        --       13,800          --           --               --         13,800
  Other non-current
     assets, net..........   (83,778)      14,137          --           --           78,335          8,694
                            --------     --------      ------       ------        ---------       --------
     Total assets.........  $194,674     $247,448      $7,916       $6,709        $(241,661)      $215,086
                            ========     ========      ======       ======        =========       ========
LIABILITIES AND
  STOCKHOLDERS' DEFICIT:
  Current liabilities.....  $  6,673     $338,793      $2,020       $1,058        $(321,459)      $ 27,085
  Long-term debt..........   257,393           --          --           --               --        257,393
  Stockholders' (deficit)
     equity...............   (69,392)     (91,345)      5,896        5,651           79,798        (69,392)
                            --------     --------      ------       ------        ---------       --------
     Total liabilities and
       stockholders'
       equity (deficit)...  $194,674     $247,448      $7,916       $6,709        $(241,661)      $215,086
                            ========     ========      ======       ======        =========       ========

                CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                         COMBINED                  COMBINED
                                        GUARANTOR                NON-GUARANTOR
                             PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   --------   -------------   ------------   ------------
                                                             (IN THOUSANDS)
Revenues..................  $     --     $ 38,266      $1,337       $ 1,550        $    578       $ 41,731
Costs and expenses........   (17,636)     (27,977)       (445)       (1,096)          1,187        (45,967)
Equity in earnings (loss)
  of subsidiaries.........    13,400        1,346          --            --         (14,746)            --
                            --------     --------      ------       -------        --------       --------
  Net (loss) income.......  $ (4,236)    $ 11,635      $  892       $   454        $(12,981)      $ (4,236)
                            ========     ========      ======       =======        ========       ========

                CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                         COMBINED                  COMBINED
                                        GUARANTOR                NON-GUARANTOR
                             PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                            --------   ------------   --------   -------------   ------------   ------------
                                                             (IN THOUSANDS)
Revenues..................  $     --     $ 57,920      $1,069       $ 2,100        $     --       $ 61,089
Costs and expenses........   (17,476)     (31,132)       (293)       (1,095)            839        (49,157)
Equity in earnings (loss)
  of subsidiaries.........    29,408        1,781          --            --         (31,189)            --
                            --------     --------      ------       -------        --------       --------
  Net income (loss).......  $ 11,932     $ 28,569      $  776       $ 1,005        $(30,350)      $ 11,932
                            ========     ========      ======       =======        ========       ========

                      CONTOUR ENERGY CO. AND SUBSIDIARIES

                CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                            COMBINED                  COMBINED
                                           GUARANTOR                NON-GUARANTOR
                                PARENT    SUBSIDIARIES   CONCORDE   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                               --------   ------------   --------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)..........  $ 11,932     $ 28,569      $ 776        $ 1,005        $(30,350)      $ 11,932
  Non-cash income (loss)
     adjustments.............   (27,655)      14,118         --            528          30,350         17,341
  Changes in operating assets
     and liabilities.........    15,723      (12,265)      (776)        (1,058)             --          1,624
                               --------     --------      -----        -------        --------       --------
Net cash provided by
  operating activities.......        --       30,422         --            475              --         30,897
                               --------     --------      -----        -------        --------       --------
INVESTING ACTIVITIES:
  Expenditures for
     exploration and
     development
     activities..............        --      (18,763)        --            (46)             --        (18,809)
  Change in restricted
     cash....................        --       (8,600)        --             --              --         (8,600)
  Proceeds from sale of
     properties..............        --            5         --             --              --              5
  Distributions from
     partnerships............        --          429         --             --            (429)            --
                               --------     --------      -----        -------        --------       --------
Net cash used in investing
  activities.................        --      (26,929)        --            (46)           (429)       (27,404)
                               --------     --------      -----        -------        --------       --------
FINANCING ACTIVITIES:
  Distributions to
     partners................        --           --         --           (429)            429             --
                               --------     --------      -----        -------        --------       --------
  Net cash (used in) provided
     by financing
     activities..............        --           --         --           (429)            429             --
                               --------     --------      -----        -------        --------       --------
Increase in cash and cash
  equivalents................        --        3,493         --             --              --          3,493
Cash and cash equivalents,
  beginning of period........        --       18,431         --             --              --         18,431
                               --------     --------      -----        -------        --------       --------
Cash and cash equivalents,
  end of period..............  $     --     $ 21,924      $  --        $    --        $     --       $ 21,924
                               ========     ========      =====        =======        ========       ========

                                   APPENDIX A
                         THE RECLASSIFICATION AMENDMENT

 (AMENDING ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION OF CONTOUR ENERGY CO.
                   TO BE AND READ IN ITS ENTIRETY AS FOLLOWS)

     "4. Number and Designation of Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 22,000,000 shares, which shall be divided into two classes as follows: 20,000,000 shares of Common Stock, $.10 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $1.50 par value ("Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions on the Common Stock and the Preferred Stock are set forth below.

     (a) General. Subject to the applicable provisions of the Delaware General Corporation Law (the "Delaware GCL") and the provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Preferred Stock from time to time, for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its sole and absolute discretion. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock and shall not be subject to any future call or assessment thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

     (b) Common Stock. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges as follows:

          (i) After the requirements for preferential dividends on the shares of any outstanding series of Preferred Stock shall have been met and the Corporation shall have complied with all of the requirements, if any, for sinking funds or redemption or purchase accounts and satisfied any other conditions that may be fixed in accordance with this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4(c), then the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed to the holders of Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

          (ii) After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any outstanding series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind, available for distribution to stockholders which assets shall be distributed to the holders of the Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

          (iii) Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4(c), each holder of Common Stock shall have one vote per share of Common Stock on each matter voted upon by the stockholders.

     (c) Preferred Stock. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article 4, to authorize the issue of one or more series of Preferred Stock and to fix, by resolution providing for the issue of each such series, the powers, designations, preferences and relative, participating, optional or other special rights of the series, and the qualifications, limitations or restrictions thereof, if any, including the following:

          (i) The number of shares comprising the series and the distinctive designation thereof;

          (ii) The dividend rate or rates (which may be contingent upon the happening of certain events), if any, on the shares of the series, the date or dates from which dividends shall accrue, the dates on which dividends thereon, if declared, shall be payable and a statement whether or not or in what circumstances dividends may be cumulative;

          (iii) Whether or not the shares of the series shall be redeemable and, if so, the limitations and restrictions on redemption, the manner of selecting shares of the series to be redeemed and the amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon redemption thereof, which amount may vary at different redemption dates and may be different for shares redeemed through the operation of any purchase, retirement or sinking fund;

          (iv) The amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount shall not be less than the par value but otherwise may vary depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

          (v) Whether or not the shares of the series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether the purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which the fund shall be applied to the purchase or redemption of shares of the series for retirement or for other corporate purposes and the terms and provisions for the operation thereof;

          (vi) Whether or not the shares of the series shall be convertible into or exchangeable for shares of capital stock of any other class or series for other securities or property of the Corporation and, if so convertible or exchangeable, the terms and conditions of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting powers, if any, of shares of the series;

          (viii) Any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

     All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may have different dates from which dividends thereon shall accrue, and all series shall rank equally and be identical in all respects, except as provided in accordance with this Section 4(c). Shares of Preferred Stock that have been redeemed, purchased or retired through the operation of a purchase, retirement or sinking fund or shares of Preferred Stock that have been converted into shares of any other class of capital stock of the Corporation or exchanged for any other securities of the Corporation, upon compliance with any applicable provisions of the Delaware GCL, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued (x) as part of the series in which they were originally included (if the terms of that series do not prohibit the reissuance), (y) as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or (z) as part of any other series of Preferred Stock the terms of which do not prohibit the reissuance.

     (d) Reclassification of $2.625 Convertible Exchangeable Preferred
Stock. Effective on the filing of this Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each share of the Corporation's $2.625 Convertible Exchangeable Preferred Stock, $1.50 par value, issued and outstanding immediately prior to the Effective Time, together with all accrued and unpaid dividends thereon, shall automatically be reclassified, changed and converted, without any action on the part of the holder thereof, into three shares of the Corporation's Common Stock, $.10 par value, and one share of the Corporation's $7.25 Redeemable Cash Equivalent Preferred Stock, $1.50 par value, as established by Section 4(e).

     (e) $7.25 Redeemable Cash Equivalent Preferred Stock. Of the Corporation's Preferred Stock, 1,365,173 shares are hereby designated as $7.25 Redeemable Cash Equivalent Preferred Stock, $1.50 par value (the "Cash Equivalent Preferred Stock"). The shares of authorized $7.25 Cash Equivalent Preferred Stock shall be identical in all respects and shall have equal rights and privileges as follows:

          (i) Immediately after the Effective Time, the Cash Equivalent Preferred Stock shall be automatically redeemed by the Corporation for $7.25 in cash per share and thereafter shall have the status of authorized but unissued shares of Preferred Stock. No certificates shall be issued representing the Cash Equivalent Preferred Stock. Not later than the Effective Time, the Corporation shall establish a purchase fund for the Cash Equivalent Preferred Stock by depositing with a paying agent an amount sufficient to pay the aggregate redemption price of all shares of Cash Equivalent Preferred Stock. The Corporation shall cause such paying agent to pay the redemption price for the Cash Equivalent Preferred Stock (subject to applicable required tax withholdings) upon the valid surrender of a certificate or certificates formerly representing shares of the Corporation's $2.625 Convertible Exchangeable Preferred Stock, $1.50 par value.

          (ii) The Cash Equivalent Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, rank senior and prior to the Common Stock and all other series or classes of Preferred Stock. The liquidation preference of the Cash Equivalent Preferred Stock shall be $7.25 per share.

          (iii) The Cash Equivalent Preferred Stock shall have no voting rights except as specifically required by the Delaware GCL.

          (iv) The Cash Equivalent Preferred Stock shall not be entitled to dividends. The Corporation shall not make any dividend or distribution of cash or property on account of its Common Stock or any other series or class of Preferred Stock, nor shall the Corporation redeem any shares of Common Stock or any other series or class of Preferred Stock, while any Cash Equivalent Preferred is outstanding.

          (v) The Cash Equivalent Preferred Stock shall not be convertible into any other security of the Corporation."

                                                                      APPENDIX B

                                   ARTICLE 4
                                       OF
                              CONTOUR ENERGY CO.'S
                      CURRENT CERTIFICATE OF INCORPORATION

     4. Number and Designation of Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 22,000,000 shares, which shall be divided into two classes as follows: 20,000,000 shares of Common Stock, $.10 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $1.50 par value ("Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions on the Common Stock and the Preferred Stock are set forth below.

     (a) General. Subject to the applicable provisions of the Delaware General Corporation Law (the "Delaware GCL") and the provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Preferred Stock from time to time, for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its sole and absolute discretion. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock and shall not be subject to any future call or assessment thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

     (b) Common Stock. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges as follows:

          (i) After the requirements for preferential dividends on the shares of any outstanding series of Preferred Stock shall have been met and the Corporation shall have complied with all of the requirements, if any, for sinking funds or redemption or purchase accounts and satisfied any other conditions that may be fixed in accordance with this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4(c), then the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed to the holders of Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

          (ii) After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any outstanding series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind, available for distribution to stockholders which assets shall be distributed to the holders of the Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

          (iii) Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4(c), each holder of Common Stock shall have one vote per share of Common Stock on each matter voted upon by the stockholders.

     (c) Preferred Stock. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article 4, to authorize the issue of one or more series of Preferred Stock and to fix, by resolution providing for the issue of each such series, the powers, designations, preferences and relative, participating, optional or other special rights of the series, and the qualifications, limitations or restrictions thereof, if any, including the following:

          (i) The number of shares comprising the series and the distinctive designation thereof;

          (ii) The dividend rate or rates (which may be contingent upon the happening of certain events), if any, on the shares of the series, the date or dates from which dividends shall accrue, the dates on which dividends thereon, if declared, shall be payable and a statement whether or not or in what circumstances dividends may be cumulative;

          (iii) Whether or not the shares of the series shall be redeemable and, if so, the limitations and restrictions on redemption, the manner of selecting shares of the series to be redeemed and the amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon redemption thereof, which amount may vary at different redemption dates and may be different for shares redeemed through the operation of any purchase, retirement or sinking fund;

          (iv) The amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount shall not be less than the par value but otherwise may vary depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

          (v) Whether or not the shares of the series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether the purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which the fund shall be applied to the purchase or redemption of shares of the series for retirement or for other corporate purposes and the terms and provisions for the operation thereof;

          (vi) Whether or not the shares of the series shall be convertible into or exchangeable for shares of capital stock of any other class or series for other securities or property of the Corporation and, if so convertible or exchangeable, the terms and conditions of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting powers, if any, of shares of the series;

          (viii) Any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

     All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may have different dates from which dividends thereon shall accrue, and all series shall rank equally and be identical in all respects, except as provided in accordance with this Section 4(c). Shares of Preferred Stock that have been redeemed, purchased or retired through the operation of a purchase, retirement or sinking fund or shares of Preferred Stock that have been converted into shares of any other class of capital stock of the Corporation or exchanged for any other securities of the Corporation, upon compliance with any applicable provisions of the Delaware GCL, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued (x) as part of the series in which they were originally included (if the terms of that series do not prohibit the reissuance), (y) as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or (z) as part of any other series of Preferred Stock the terms of which do not prohibit the reissuance.

          (d) Effective as of 4:01 p.m. on July 30, 1999 (the "Effective Time"), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be changed and converted, without any action on the part of the holder thereof, into one-tenth of one share of New Common Stock, and each holder of a number of shares of Common Stock not evenly divisible by ten will receive for any remaining shares, in lieu of fractional shares, the right to receive an amount in cash per share equal to the closing price of the Common Stock on July 30, 1999 as reported by The Nasdaq Stock Market.

                                                                      APPENDIX C

                           CERTIFICATE OF DESIGNATION
                                       OF
                               PREFERRED STOCK OF
                          KELLEY OIL & GAS CORPORATION

                       PURSUANT TO SECTION 151(G) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Kelley Oil & Gas Corporation, a Delaware corporation (the "Corporation"), at a meeting duly convened and held, at which a quorum was present and acting throughout:

     RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by Article FOURTH of the Corporation's Certificate of Incorporation, as amended, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the President and Secretary or Assistant Secretary of the Corporation be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designation of Preferred Stock of the Corporation fixing the designation, powers, preferences and rights of a new series of the Corporation's Preferred Stock, $1.50 par value (the "Preferred Stock"), and the qualifications, limitations or restrictions thereof, as follows:

     1. Number of Shares; Designation. A total of 4,269,722 shares of Preferred Stock of the Corporation are hereby designated as $2.625 Convertible Exchangeable Preferred Stock (the "Series"). The number of authorized shares of the Series may be increased or reduced by the Board of Directors of the Corporation by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that the increase or reduction has been so authorized.

     2. Rank. (a) The Series shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, rank senior and prior to (i) the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") and (ii) the Corporation's $.15 Cumulative Convertible Preferred Stock, $.20 Cumulative Convertible Preferred Stock, $1.00 Cumulative Convertible Preferred Stock, $.825 Cumulative Convertible Preferred Stock and any additional series of Preferred Stock that may in the future be issued to the Corporation's Employee Stock Ownership Plan (collectively, the "ESOP Shares").

     (b) The Corporation may hereafter issue, without the approval of the holders of shares of the Series, any other class or series of capital stock ranking on a parity with shares of the Series with respect to the payment of dividends ("Parity Dividend Shares") or redemption payments and rights upon liquidation, dissolution or winding up of the Corporation ("Parity Liquidation Shares").

     (c) The Corporation shall not issue, without the approval of the holders of at least 66 2/3% of the outstanding shares of the Series, as long as there is a share of the Series outstanding, any other class or series of capital stock ranking senior and prior to the Series with respect to the payment of dividends ("Senior Dividend Shares") or redemption payments and rights upon liquidation, dissolution or winding up of the Corporation ("Senior Liquidation Shares").

     3. Dividends. (a) The cash dividend rate on shares of the Series shall be $2.625 per share per annum. Dividends on shares of the Series shall be fully cumulative, accruing, without interest, from the date of original issuance of shares of the Series, and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, on February 1, May 1, August 1 and November 1 of each year, commencing on the first such date after the issuance thereof, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York). Each dividend shall be paid to the holders of record of shares of the Series as they appear on the stock register of the Corporation on the record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends payable for each full quarterly dividend period shall be computed by dividing the annual dividend by four. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on that date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Series shall be entitled to receive dividends in preference to and in priority over dividends upon (i) Common Shares (as defined in paragraph 12 below) and (ii) ESOP Shares and any other series or class of the Corporation's capital stock that ranks junior as to dividends to the Series (collectively, "Junior Dividend Shares"). The holders of shares of the Series shall be not entitled to any dividends other than the cash dividends provided for in this paragraph 3.

     (b) No dividends or other distributions, other than dividends payable solely in Common Shares or Junior Dividend Shares, shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any Common Shares or Junior Dividend Shares unless and until all accrued and unpaid dividends on the Series, including the full dividend for the then current quarterly dividend period, shall have been paid or declared and set apart for payment.

     (c) If at any time the Corporation issues any Senior Dividend Shares and any dividend thereon shall be in default, in whole or in part, then (except to the extent allowed by the terms of the Senior Dividend Shares) no dividend shall be paid or declared and set apart for payment on the Series unless and until all accrued and unpaid dividends with respect to the Senior Dividend Shares, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on any Parity Dividend Shares for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.

     (d) If at any time the Corporation has failed to pay accrued dividends on any shares of the Series or any Parity Dividend Shares at the times such dividends are payable, the Corporation shall not:

          (i) declare or pay any dividend on any Common Shares or Junior Dividend Shares or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of, any Common Shares or Junior Dividend Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Common Shares or Junior Dividend Shares),

          (ii) purchase any shares of the Series or Parity Dividend Shares (except for a consideration payable in Common Shares or Junior Dividend Shares) or redeem fewer than all of the shares of the Series and Parity Dividend Shares then outstanding, or

          (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Shares or Junior Dividend Shares, shares of the Series or Parity Dividend Shares, unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on shares of the Series and any Parity Dividend Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment. Unless and until all dividends accrued and payable but unpaid on shares of the Series and any Parity Dividend shares at the time outstanding have been paid in full, all dividends declared by the Corporation upon shares of the Series or Parity Dividend shares shall be declared pro rata with respect to all shares of the Series and Parity Dividend Shares then outstanding, so that the amounts of any dividends declared on shares of the Series and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued and payable but unpaid dividends on shares of the Series and the other Parity Dividend Shares, respectively, bear to each other.

     (e) Any reference to "distribution" contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     4. Optional Redemptions for Cash. (a) Subject to the restrictions in paragraph 3 above, shares of the Series shall be redeemable, in whole or in part, at the option of the Corporation commencing May 1, 1997, at the following redemption prices per share if redeemed during the 12-month period ending April 30 in the year indicated below:

                                                               REDEMPTION
                                                                 PRICE
YEAR                                                           ----------
1998........................................................     $26.58
1999........................................................      26.31
2000........................................................      26.05
2001........................................................      25.79
2002........................................................      25.53
2003........................................................      25.26
2004 and thereafter.........................................      25.00

plus, in each case, an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date. The Corporation may not redeem any shares of the Series prior to May 1, 1997, except pursuant to paragraph 5 below.

     (b) Not less than 20 nor more than 60 days prior to the date fixed for any redemption of shares of the Series pursuant to this paragraph 4, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by first-class mail, postage prepaid, to the holders of record of the shares of the Series to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice his certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of the Series to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in the redemption notice, and thereupon the redemption price of the shares shall be paid to or on the order of the person whole name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (c) If a notice of redemption has been given pursuant to this paragraph 4 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rate benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Series to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall be deemed to be no longer outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which

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reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price.
Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

     (d) If a notice of redemption has been given pursuant to this paragraph 4, and any holder of shares of the Series shall, prior to the close of business on the date fixed for redemption, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by paragraph 7 below), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph 7 below, whereupon any funds deposited by the Corporation, or on its behalf, with a paying agent or segregated and held in trust by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in paragraph 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

     (e) In every case of redemption of less than all of the outstanding shares of the Series pursuant to this paragraph 4, the shares to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors of the Corporation, provided that only whole shares shall be selected for redemption. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the shares of the Series at any time outstanding until all dividends accrued and in arrears upon all shares of the Series then outstanding shall have been paid for all past dividend periods.

     5. Debenture Exchange. (a) Subject to the restrictions in paragraph 4 above and paragraph 5(e) below, shares of the Series shall be exchangeable at the option of the Corporation, in whole but not in part, on any February 1, May 1, August 1 or November 1, commencing May 1, 1995 through the issuance, in redemption of and in exchange for the shares of the Series, of the Corporation's 10 1/2% Convertible Subordinated Debentures due 2004 (the "Debentures") in the manner provided in this paragraph 5. The Debentures will be subject to the terms and conditions of an indenture (the "Indenture") with United States Trust Company of New York, as Trustee, in substantially the form attached hereto as Exhibit A and incorporated by reference herein. The Debentures shall be convertible into Common Stock of the Corporation at the Conversion Price (as determined pursuant to paragraph 7 below) applicable to the Series at the time of exchange, subject to further adjustment as provided in the Indenture. If, for any reason, prior to the execution and delivery of the Indenture, either the Corporation or United States Trust Company of New York does not desire that United States Trust Company of New York act as Trustee under the Indenture, the Corporation may, in its sole discretion, appoint another entity to act as Trustee under the Indenture, provided that the other entity meets the qualification requirements to act as Trustee under the Indenture.

     (b) The Debentures will be issued solely in redemption of and in exchange for shares of the Series at the rate of $1,000 principal amount of Debentures for each 40 shares of the Series (the "Exchange Multiple") outstanding on the Debenture Exchange Date (as defined in paragraph 5(c)). In lieu of issuing Debentures in a principal amount other than $1,000 or multiple thereof, the Corporation shall redeem for cash, at the rate of $25 per share, any holder's shares of the Series constituting less than a whole Exchange Multiple.

     (c) Not less than 30 nor more than 60 days prior to the date fixed for the issue of Debentures in redemption of and in exchange for shares of the Series pursuant to this paragraph 5, a notice shall be given by first-class mail, postage prepaid, to the holders of record of shares of the Series at their respective addresses as the same shall appear on the books of the Corporation, specifying the effective date of the exchange for the Debentures (the "Debenture Exchange Date") and the place where certificates for shares of the Series are to be surrendered for Debentures and stating that dividends on shares of the Series will cease to accrue on the Debenture Exchange Date. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the insufficiency of the notice or the validity of the proceedings for redemption and exchange with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

     (d) If notice of redemption and exchange has been given pursuant to this paragraph 5, then (unless the Corporation shall default in issuing Debentures in redemption of and in exchange for shares of the Series or shall fail to pay or set aside accrued and unpaid dividends on shares of the Series as provided in paragraph 5(e) and notwithstanding that any certificates for shares of the Series have not been surrendered for exchange), on the Debenture Exchange Date, the holders of such shares shall cease to be stockholders with respect to the shares and shall have no interest in or claims against the Corporation by virtue thereof (except the right to receive Debentures in exchange therefor and such accrued and unpaid dividends thereon to the Debenture Exchange Date), shall have no voting, conversion or other rights with respect to such shares, and the shares of the Series shall be deemed to be no longer outstanding. Upon the surrender (and endorsement, if required by the Corporation) of the certificates for shares of the Series in accordance with such notice, such certificates shall be exchanged for Debentures and such accrued and unpaid dividends in accordance with this paragraph 5. If notice of redemption and exchange has been given pursuant to this paragraph 5 and any holder of shares of the Series shall, prior to the close of business on the Debenture Exchange Date, give written notice to the Corporation pursuant to paragraph 7 below of the conversion of any or all of the shares to be redeemed and exchanged held by the holder (accompanied by a certificate or certificates for the shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by paragraph 7 below), then the redemption and exchange shall not become effective as to the shares to be converted and the conversion shall become effective as provided in paragraph 7 below.

     (e) If on the Debenture Exchange Date the Corporation has failed to pay or set aside, separate and apart from its other funds, in trust for the pro rata benefit of the holders of shares of the Series, all dividends accrued and unpaid on the shares of the Series to the Debenture Exchange Date then no shares of the Series shall be redeemed or exchanged for Debentures.

     6. Liquidation. (a) The liquidation value of shares of the Series, in case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall be $25.00 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the payment date.

     (b) In the event of any voluntary or involuntary liquidation, dissolution or wind-up of the Corporation, the holders of shares of the Series (i) shall not be entitled to receive the liquidation value of the shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full and (ii) shall be entitled to receive the liquidation value of such shares held by them in preference to and in priority over any distributions upon the Common Shares, all ESOP Shares and any other series or class of the Corporation's capital stock that ranks junior as to liquidation rights to the Series (collectively, "Junior Liquidation Shares"). Upon payment in full of the liquidation value to which the holders of shares of the Series are entitled, the holder of shares of the Series will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation value payable to the holders of shares of the Series and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the holders of shares of the Series and the holders of Parity Liquidation Shares are entitled were paid in full.

     (c) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6.

     7. Conversion. (a) Holders of shares of the Series will have the right, exercisable at any time, except in the case of shares of the Series called for redemption or to be exchanged for Debentures (as described in paragraph 4 or 5 above), to convert shares of the Series into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price of $7.20, subject to adjustment as described below (the "Conversion Price"). The number of shares of Common Stock into which a share of the Series shall be convertible shall be determined by dividing $25.00 by the Conversion Price then in effect. In the case of shares of the Series called for redemption or to be exchanged for the Debentures, conversion rights will expire at the close of business on the redemption date or the Debenture Exchange Date, as the case may

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be. No payment or adjustment for accrued dividends on the shares of the Series is to be made on conversion, but holders of record of shares of the Series on a record date fixed for the payment of a dividend on such shares shall be entitled to receive the dividend notwithstanding the conversion of the shares prior to the dividend payment date.

     (b) Any holder of shares of the Series electing to convert the shares or any portion thereof in accordance with paragraph 7(a) above shall deliver the certificates therefor to the principal office of any transfer agent for the Common Stock, with a form of conversion notice fully completed and duly executed. The conversion right with respect to any shares of the Series shall be deemed to have been exercised at the date upon which the certificates therefor with the conversion notice duly executed shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date.

     (c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series. If more than one share of the Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series so surrendered. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of Sale Price of the Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate. As used in this Certificate, "Sale Price" means the closing sales price of the Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the principal national or regional stock exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by National Association of Securities Dealers Automated Quotation System and, if not so reported, then as reported by the National Quotation Bureau Incorporated.

     (d) If a holder converts shares of the Series, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares or Common Stock upon the conversion. The holder, however, shall pay any such tax that is due because the shares are issued in a name other than the name of the holder.

     (e) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series. For the purposes of this paragraph 7(e), the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of the Series shall be computed as if at the time of computation all outstanding shares of the Series were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock issued upon conversion of the shares of the Series shall be validly issued, fully paid and nonassessable.

     (f) The Conversion Price shall be subject to adjustment as follows:

          (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock that is paid or made (1) in other shares of stock of the Corporation or (2) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying the Conversion

     Price at which the shares of the Series were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of paragraph 7(f)(iv) below) at the record date therefor (the "Current Market Price"), or in case the Corporation shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying the Conversion Price at which shares of the Series were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, convertible or exchangeable securities, rights or warrants, plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of paragraph 7(f)(iv) below). Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 7(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this paragraph 7(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

          (iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding ordinary cash dividends paid out of retained earnings) or rights to subscribe (excluding those referred to in paragraphs 7(f)(i) and 7(f)(ii) above), then in each such case the number of shares of Common Stock into which each share of the Series shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of the Series was theretofore convertible by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the Current Market Price per share of Common Stock (as determined in accordance with the provisions of paragraph (7)(iv) below) on the date of such distribution and of which the denominator shall be the product of the number of outstanding shares of Common Stock and the Current Market Price per share of Common Stock, less the aggregate fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a statement filed with the transfer agent for the shares of the Series) of the assets or evidences of indebtedness so distributed or of such subscription rights. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the distribution.
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          (iv) For the purpose of any computation under paragraphs 7(f)(ii) and
     7(f)(iii) above, the Current Market Price per share of Common Stock at any date shall be deemed to be the average Sale Price (as defined in paragraph 7(c) above) for the 30 consecutive trading days commencing 45 trading days before the day in question.

          (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this paragraph 7(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(f)(v) shall be made to the nearest cent.

          (vi) In the event that, at any time as a result of an adjustment made pursuant to paragraph 7(f)(i) or 7(f)(iii) above, the holder of any share of the Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs 7(f)(i) through 7(f)(v) above, and the other provisions of this paragraph 7(f) with respect to the Common Stock shall apply on like terms to any such other shares.

          (vii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series.

          (viii) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 7. The provisions of this paragraph 7(f)(viii) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     (g) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of record of the Series a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the conversion price otherwise in effect for purposes of paragraph 7(f) above.

     8. Status of Shares. All shares of the Series that are at any time redeemed pursuant to paragraph 4 or 5 above or converted pursuant to paragraph 7 above, and all shares of the Series that are otherwise reacquired
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by the Corporation and subsequently canceled by the Board of Directors shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of the Series or any one or more other series.

     9. Voting Rights. Except as set forth below or otherwise required by law, holders of shares of the Series shall have one vote for each share held on all matters submitted to a vote of the stockholders of the Corporation, voting as a single class with the outstanding Common Shares, ESOP Shares or any other series of Preferred Stock with like voting rights. Any shares of the Series held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

     (a) Dividend Defaults. (i) If and whenever accrued dividends on the shares of the Series or any Parity Dividend Shares shall not have been paid in an aggregate amount equal to or greater than the equivalent of six quarterly dividends (whether or not consecutive) on shares of the Series or such Parity Dividend Shares at the time outstanding, than the holders of shares of the Series and the holders of such Parity Dividend Shares upon which like voting rights have been conferred, voting together as a single class, shall be entitled to elect two new directors to fill two new directorships. The holders of shares of the Series and any such Parity Dividend Shares voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this paragraph 9. Such right to vote as a single class to elect two directors shall, when vested, continue until all dividends in default on the shares of the Series and such Parity Dividend Shares shall have been paid in full and, when so paid, such right to elect two directors separately as a class shall cease, subject to the same provisions for the vesting of such right to elect two directors separately as a class in the case of future dividend defaults.

     (ii) So long as any share of the Series are outstanding, the By-laws shall contain no provisions that would restrict the exercise, by the holders of shares of the Series and the holders of Parity Dividend Shares, of the right to elect directors under the circumstances provided in paragraph 9(a)(i) above.

     (iii) Directors elected pursuant to paragraph 9(a)(i) shall serve until the earlier of (A) the next annual meeting of the stockholders of the Corporation and the election (by the holders of shares of the Series and the holders of Parity Dividend Shares) and qualification of their respective successors or (B) the date upon which all dividends in default on the shares of the Series and such Parity Dividend Shares shall have been paid in full. If, Prior to the end of the term of any director elected as aforesaid, a vacancy in the office of that director shall occur during the continuance of a default in dividends on the shares of the Series or such Parity Dividend Shares by reason of death, resignation or disability, the vacancy shall be filled for the unexpired term by the appointment by the remaining director elected as aforesaid of a new director for the unexpired term of the former director.

     (b) Miscellaneous. So long as any shares of the Series are outstanding, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Series and any outstanding Parity Dividend Shares, voting as a single class (or, if less that all shares of the Series and all series of Parity Dividend Shares then outstanding would be adversely affected thereby, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of each series so affected, voting as a separate class), the Corporation may not:

          (i) amend, alter or repeal (by merger or otherwise) any provision of the Corporation's Certificate of Incorporation or this Certificate or the By-laws of the Corporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the shares of the Series (except as such relative rights, preferences, qualifications, limitations or restrictions may be affected by the authorization of any new series of Parity Dividend Shares having the same relative rights, preferences, qualifications, limitations or restrictions as the Series);

          (ii) authorize or issue, or increase the authorized amount of, any Senior Dividend Shares or Senior Liquidation Shares;

          (iii) effect any reclassification of the shares of the Series; or

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          (iv) make any change in the Indenture in a manner that adversely affects or would adversely affect the rights of the holders of Debentures issued thereunder.

     The above notwithstanding, the Corporation's Certificate of Incorporation may be amended to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

     10. Mandatory Redemption. The shares of the Series are not subject to mandatory redemption or sinking fund requirements.

     11. Special Conversion Rights of Holders Upon Certain Events Following a Fundamental Change or a Change of Control of the Corporation.

     (a) Change of Control. Upon the occurrence of a Change of Control (as defined in paragraph 11(e) below) with respect to the Corporation, each holder of shares of the Series shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that a Change of Control has occurred, to convert all, but not less than all, of the holder's shares of the Series into Common Stock of the Corporation at an adjusted Conversion Price per share equal to the Special Conversion Price (as defined in paragraph 11(e) below). The Corporation may, at its option, in lieu or providing Common Stock upon any such special conversion, provide the holder with cash equal to the Market Value (as defined in paragraph (e) below) of the Common Stock multiplied by the number of shares of Common Stock into which shares of the Series would have been convertible immediately prior to the Change of Control at an adjusted conversion price equal to the Special Conversion Price. The special conversion right arising upon a Change of Control shall only be applicable with respect to the first Change of Control that occurs after the date of issuance of any shares of the Series. Shares of the Series that becomes convertible pursuant to a special conversion right shall, unless so converted, remain convertible into the number of shares of Common Stock that the holders of the shares would have owned immediately after the Change of Control if the holders had converted the shares immediately before the effective date of the Change of Control, subject to adjustment, as provided in paragraph 7(f) above.

     (b) Fundamental Change. Upon the occurrence of a Fundamental Change (as defined in paragraph 11(e) below) with respect to the Corporation, each holder of shares of the Series shall have a special conversion right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that a Fundamental Change has occurred, to convert all, but not less than all, of the holder's shares of the Series into the kind and amount of cash, securities, property or other assets receivable upon the Fundamental Change by a holder of the number of shares of Common Stock into which such shares of the Series would have been convertible immediately prior to the Fundamental Change at an adjusted Conversion Price equal to the Special Conversion Price. The Corporation or a successor corporation, as the case may be, may, at its option and in lieu of providing the consideration as required above upon such conversion, provide the holder with cash equal to the Market Value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of the Series would have been convertible immediately prior to the Fundamental Change at an adjusted Conversion Price equal to the Special Conversion Price. Shares of the Series that becomes convertible pursuant to a special conversion right shall, unless so converted, remain convertible into the kind and amount of cash, securities, property or other assets that the holders of the shares would have owned immediately after the Fundamental Change if the holders had converted the shares immediately before the effective date of the Fundamental Change, subject to adjustment as provided in paragraph 7(f) above.

     (c) Notice. Upon the occurrence of a Change of Control or a Fundamental Change with respect to the Corporation, within 30 days after the occurrence, the Corporation shall mail to each registered holder of shares of the Series a notice of the occurrence (the "Special Conversion Notice") setting forth the following:

          (i) the event constituting the Change of Control of Fundamental
     Change;

          (ii) the conversion date upon exercise of the applicable special conversion right;

          (iii) the Special Conversion Price;

          (iv) the Conversion Price then in effect under paragraph 7 and the continuing conversion rights, if any, thereunder;

          (v) the name and address of the paying agent and conversion agent;

          (vi) that the holders who elect to convert shares of the Series must satisfy the requirements of paragraph 7(b) and must exercise their conversion right within the 45-day period after the mailing of the Special Conversion Notice by the Corporation;

          (vii) the exercise of such conversion right shall be irrevocable and no dividends on shares of the Series (or portions thereof) tendered for conversion shall accrue from and after the conversion date; and

          (viii) that the Corporation (or a successor corporation, if applicable) may, at its option, elect to pay cash (specifying the amount thereof per share) for all shares of the Series tendered for conversion.

     (d) Exercise Procedures. A holder of shares of the Series must exercise the special conversion right within the 45-day period after the mailing of the Special Conversion Notice or the special conversion right shall expire. Such right must be exercised in accordance with paragraph 7(b) to the extent the procedures therein are consistent with the provisions of this paragraph 11. Exercise of such conversion right shall be irrevocable, to the extent permitted by applicable law, and dividends on shares of the Series tendered for conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Change of Control or Fundamental Change shall be the 45th day after the mailing the Special Conversion Notice. In taking any action in connection with any Change of Control or Fundamental Change or related special conversion right, the Corporation will comply with all applicable federal securities laws and regulations.

     (e) Definitions. The following definitions shall apply to terms used in this paragraph 11:

          (i) A "Change of Control" with respect to the Corporation shall be deemed to have occurred at such time as any person (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including a group (within the meaning of Rule 13d-5 under the Exchange Act), together with any of its Affiliates (as defined below), files or becomes obligated to file a report (or any amendment or supplement thereto) on Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing that such person has become the beneficial owner of either (A) more than 50% of the shares of Common Stock of the Corporation then outstanding or (B) securities representing more than 50% of the combined voting power of the Voting Stock (as defined below) of the Corporation then outstanding; provided that a Change of Control shall not be deemed to have occurred with respect to any transaction that constitutes a Fundamental Change. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by, or is under common control with, the person specified. An "Associate" of a person means (A) any corporation or organization, other than the Corporation or any subsidiary of the Corporation, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (B) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries. As used herein, a person shall be deemed to have "beneficial ownership" with respect to, and shall be deemed to "beneficially own," any securities of the Corporation in accordance with
     Section 13 of the Exchange Act and the rules and regulations (including Rule 13d-3, Rule 13d-5 and any successor rules) promulgated by the Securities and Exchange Commission thereunder; provided that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3.

          (ii) A "Fundamental Change" with respect to the Corporation means (A) the occurrence of any transaction or event in connection with which 66 2/3% or more of the outstanding Common Stock of the Corporation shall be exchanged for, converted into, acquired for or converted solely into the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (B) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Corporation's property, business or assets; provided, however that a Fundamental Change shall not be deemed to have occurred with respect to either of the following transactions or events: (1) any transaction or event in which more than 50% (by value as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below); or
     (2) any consolidation or merger of the corporation in which, immediately prior to such transaction, the holders of Common Stock and units in the development drilling partnerships sponsored by the Corporation to conduct drilling operations on properties of the Corporation own, directly or indirectly, (I) 50% or more of the common stock of the sole surviving corporation (or of the ultimate parent of the sole surviving corporation) outstanding at the time immediately after the consolidation or merger and
     (II) securities representing 50% or more of the combined voting power of the surviving corporation's Voting Stock (as defined below) (or of the Voting Stock of the ultimate parent of such surviving corporation) outstanding at such time.

          (iii) "Voting Stock" means, with respect to any person, capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          (iv) The "Special Conversion Price" shall mean the higher of the Market Value of the Common Stock or $4.00 per share, provided that each time the then prevailing Conversion Price shall be adjusted as provided elsewhere herein, such dollar amount shall likewise be adjusted so that the ratio of such dollar amount to the then prevailing Conversion Price, after giving effect to any such adjustment, shall always be the same as the ratio of $4.00 to the initial Conversion Price (without giving effect to any adjustment).

          (v) The "Market Value" of the Common Stock or any other Marketable Stock shall be the average of the last reported sales price of the Common Stock or such other Marketable Stock, as the case may be, for the five trading days ending on the last trading day preceding the date of the Change of Control or Fundamental Change, provided that if the Marketable Stock is not traded on any national securities exchange or similar quotation system as described in the definition of "Marketable Stock" during such period, then the Market Value of such Marketable Stock shall be the average of the last reported sales prices per share of such Marketable Stock during the first five trading days commencing with the first day after the date on which such Marketable Stock was first distributed to the general public and traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States; and

          (vi) "Marketable Stock" shall mean Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Corporation as a result of a Fundamental Change (or of the ultimate parent of such successor), which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

     (f) Effect of Notice. The Special Conversion Notice shall be given by first-class mail, postage prepaid, to the holders of record of the shares of the Series at their respective addresses as the same shall appear on the books of the Corporation. No failure of the Corporation to give the foregoing notice shall limit any holder's right to exercise the special conversion right hereunder.

     12. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

          "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term "controlling" and "controlled" having meanings correlative to the foregoing.

          "Common Shares" shall mean any stock of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Shares issuable upon conversion of shares of this series shall include only shares of the class designated as Common Shares as of the original date of issuance of shares of the Series, or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications. Unless the context otherwise specifies or requires, all references in this certificate to "Common Shares" include the Common Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Assistant Secretary this 6th day of February, 1995.

                                                  /s/ DAVID L. KELLEY
                                          --------------------------------------
                                                     David L. Kelley
                                                        President

                                          ATTEST:

                                                 /s/ SHIRLEY W. SMITH
                                          --------------------------------------
                                                     Shirley W. Smith
                                                   Assistant Secretary

     Exhibit A to this Certificate of Designation, which is the form of Indenture that would be applicable to 10 1/2% Convertible Subordinated Debentures should Contour ever elect to issue them, is not reproduced here because it is voluminous and not meaningful.

                       The Consent Solicitation Agent is

                                D.F. KING & CO.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005

                                   telephone:

                                 (800) 628-8532

                                 (212) 269-5550
                              (banks and brokers)

                                                                      APPENDIX D

October 3, 2001

To The Board of Directors of Contour Energy Co.

Dear Directors:

We understand that Contour Energy Co. (the "Company") is considering entering into a transaction in which the Company is considering soliciting the approval of certain of its stockholders to reclassify each of its shares of $2.625 convertible exchangeable preferred stock (the "Preferred Stock") into three shares of common stock of the Company and one share of redeemable cash equivalent preferred stock that will be immediately redeemed for $7.25 of cash. The solicitation and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in reclassifying the Preferred Stock. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's audited financial statements for the fiscal years ended December 31, 1998 through 2000 and interim financial statements for the Company for the six months ended June 30, 2001, which the Company's management has identified as the most current information available;

     2. discussed with the Company's Executive Vice President and Chief Financial Officer (which reflected his discussions with certain members of the Company's senior management) the operations, financial condition, future prospects and projected operations and performance of the Company;

     3. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2001 through 2003;

     4. reviewed other publicly available financial data for the Company, including but not limited to the Company's publicly traded securities, and that of certain companies that we deem comparable to the Company; and

     5. conducted such other studies, analyses and investigations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the holders of the Preferred Stock from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions as to the scope of indemnification.

     Our Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permissible under Delaware law.

     Our By-laws provide for the indemnification of officers and directors acting on our behalf if any such person so indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, any such person had no reason to believe his or her conduct was unlawful.

     Delaware law permits us to purchase and maintain insurance on behalf of any of our officers, directors, employees or agents against any liability asserted against or incurred by any of them in such capacity or arising out of the status thereof as such whether or not we would have the power to indemnify such officer, director, employee or agent against such liability under the applicable provisions of Delaware law, the Certificate of Incorporation or the By-laws.

     The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the liabilities and expenses arising from his or her service as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 2.1     -- Agreement and Plan of Consolidation among the Registrant,
         Kelley Oil Corporation, Kelley Oil & Gas Partners, Ltd.
            ("Kelley Partners") and the other parties named therein
            (incorporated by reference to Exhibit 2.1 to the
            Registrant's Registration Statement (the "Consolidation
            Registration Statement") on Form S-4 (Reg No. 33-84338)
            filed September 26, 1994, as amended).
 3.1     -- Certificate of Incorporation of the Registrant
         (incorporated by reference to Exhibit 3.1 to the
            Consolidation Registration Statement).
 3.2     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated December 20, 1994 (incorporated by reference to Exhibit 3.2 to the Consolidation
            Registration Statement).
 3.3     -- Certificate of Correction to Certificate of Incorporation
         of the Registrant dated February 12, 1996 (incorporated by reference to Exhibit 3.1 to the Registrant's Current
            Report on Form 8-K (File No. 0-25214) dated February 15,
            1996).
 3.4     -- Certificate of Designation of $2.625 Convertible
         Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current
            Report on Form 8-K (File No. 0-25214) dated February 10,
            1995).
 3.5     -- Certificate of Designations of Cumulative Convertible
         Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form
            8-K (File No. 0-25214) dated February 10, 1995).
 3.6     -- Certificate of Merger of Kelley Partners into Kelley Oil
         & Gas Corporation dated March 28, 1996 (Incorporated by
            reference to Exhibit 3.6 to the Company's Annual Report
            on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1997).
 3.7     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated April 29, 1996 (Incorporated by
            reference to Exhibit 3.7 to the Company's Annual Report
            on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1997).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 3.8     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated July 12, 1999 (incorporated by
            reference to Exhibit 3.8 to the Registrant's Registration
            Statement on Form S-4 (Reg. No. 333-84053) filed July 30,
            1999).
 3.9*    -- Certificate of Correction to Certificate of Amendment
            dated May 12, 2000.
 3.10    -- Bylaws of the Registrant (incorporated by reference to
         Exhibit 3.5 to the Consolidation Registration Statement).
 4.1     -- Certificate representing Common Stock of the Registrant
         (incorporated by reference to Exhibit 4.1 to the
            Consolidation Registration Statement).
 4.2     -- Certificate representing $2.625 Convertible Exchangeable
         Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Consolidation Registration
            Statement).
 4.3     -- Supplemental Indenture dated February 7, 1995 among the
         Registrant, Kelly Partners and United States Trust Company
            of New York, relating to Kelly Partners' 8 1/2%
            Convertible Subordinated Debentures (the "8 1/2%
            Debentures") due 2000 (incorporated by reference to
            Exhibit 4.1 to the Registrant's Current Report on Form
            8-K (File No. 0-25214 dated February 10, 1995).
 4.4     -- Supplemental Indenture dated March 29, 1996 between the
         Registrant and United States Trust Company of New York,
            relating to the 8 1/2% Debentures (incorporated by
            reference to Exhibit 4.4 to the Registrant's Annual
            Report on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1995).
 4.5     -- Indenture dated as of October 15, 1996, among the
         Registrant, as issuer, Kelley Oil Corporation and Kelley
            Operating Company, Ltd., as guarantors, and United States
            Trust Company of New York, relating to the Registrant's
            10 3/8% Senior Subordinated Notes due 2006 (incorporated
            by reference to Exhibit 4.1 to the Registrant's Quarterly
            Report on Form 10-Q (File No. 0-25214) for the quarterly
            period ended September 30, 1996).
 4.6     -- Form of the Registrant's 10 3/8% Senior Subordinated Note
         Due 2006, Series B (incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-4
            (Reg. No. 333-18481) filed December 20, 1996, as
            amended).
 4.7     -- Indenture dated as of May 29, 1998, among the Company, as issuer, Kelley Oil Corporation and Kelley Operating Company,
            Ltd., as guarantors, and United States Trust Company of
            New York, relating to the Company's 10 3/8% Senior
            Subordinated Notes due 2006 (incorporated by reference to
            Exhibit 4.7 to the Company's Registration Statement on
            Form S-4 (Reg. No. 333-61681) filed August 17, 1998).
 4.8     -- Form of the Company's 10 3/8% Senior Subordinated Note
         Due 2006, Series D (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-4 (Reg.
            No. 333-61681 filed August 17, 1998).
 4.9     -- Indenture dated as of April 15, 1999 among the Company,
         Kelley Oil Corporation, Kelley Operating Company, Ltd. and
            Concorde Gas Marketing, Inc., as guarantors, and Norwest
            Bank Minnesota, National Association, relating to the
            Company's 14% Senior Secured Notes due 2003, maturing at
            105% of the stated principal amount B (incorporated by
            reference to Exhibit 4.13 to the Registrant's
            Registration Statement on Form S-4 (Reg. No. 333-84053)
            filed July 30, 1999).
 4.10    -- Form of the Company's 14% Senior Secured Notes due 2003,
         maturing at 105% of the stated principal amount
            (incorporated by reference to Exhibit B of Exhibit 4.13
            to the Registrant's Registration Statement on Form S-4
            (Reg. No. 333-84053) filed July 30, 1999).
 5.1*    -- Opinion of Porter & Hedges, L.L.P. regarding the legality of Common Stock and Redeemable Cash Equivalent Preferred
            Stock.
10.1     -- Amended and Restated Employee Stock Ownership Plan of
         Kelley Oil effective as of January 1, 1989 (incorporated by reference to Exhibit 10.15 to Kelley Oil's Annual Report
            on Form 10-K (File No. 0-17585) for the year ended
            December 31, 1991).
10.2     -- 1987 Incentive Stock Option Plan (the "1987 Plan") of
         Kelley Oil (incorporated by reference to Kelley Oil's Annual
            Report on Form 10-K (File No. 0-17585) for the year ended
            December 31, 1988).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
10.3     -- 1991 Incentive Stock Option Plan (the "1991 Plan") of
         Kelley Oil (incorporated by reference to Exhibit 10.3 to
            Kelley Oil's Annual Report on Form 10-K (File No.
            0-175850 for the year ended December 31, 1991).
10.4     -- 1995 Incentive Stock Option Plan of the Registrant (the
         "1995 Plan") (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K (File No.
            0-25214) for the year ended December 31, 1995).
10.5     -- Amendment to the 1987 Plan, 1991 Plan and 1995 Plan
         (incorporated by reference to Exhibit 10.5 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.6     -- 1996 Nonqualified Stock Option Plan of the Registrant
         (incorporated by reference to Exhibit 10.4 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.7     -- Employment Agreement dated as of February 15, 1996
         between the Registrant and John F. Bookout, Jr.
            (incorporated by reference to Exhibit 10.2 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.8     -- Employment Agreement dated as of October 1, 1998 with
         Rick G. Lester (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K (File No.
            001-14286) for the year ended December 31, 1998).
10.9     -- Employment Agreement dated as of July 31, 1999 with
         Kenneth R. Sanders (incorporated by reference to Exhibit
            10.9 to the Registrant's Annual Report on Form 10-K (File
            No. 001-14286) for the year ended December 31, 1999).
10.10    -- 1996 Incentive Stock Option Plan of the Registrant
         (incorporated by reference to Exhibit 10.11 to the
            Registrant's Annual Report on Form 10-K (File No.
            0-25214) for the year ended December 31, 1996).
10.11    -- 1997 Annual and Long-Term Incentive-Performance Plan of
         the Registrant (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K (File No.
            001-14286) for the year ended December 31, 1997).
10.12    -- Purchase and Sale Agreement, dated October 21, 1997,
         between the Company and SCANA Petroleum Resources, Inc.
            (incorporated by reference to Exhibit 10.2 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated December 1, 1997).
10.13    -- Employment Agreement dated March 22, 2001 with Rick G.
         Lester (incorporated by reference to Exhibit 10.1 to the
            Registrant's Quarterly Report on Form 10-Q (File No.
            0-25214 dated May 11, 2001).
10.14    -- Employment Agreement dated March 22, 2001 with Kenneth R.
         Sanders (incorporated by reference to Exhibit 10.2 to the
            Registrant's Quarterly Report on Form 10-Q (File No.
            0-25214 dated May 11, 2001).
10.15    -- 2001 Stock Option and Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
            Report on Form 10-Q (File No. 0-25214) dated August 13,
            2001).
21.1     -- Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form
            10-K (File No. 0-25214) for the year ended December 31,
            1996).
23.1     -- Consent of Deloitte & Touche LLP.
23.2     -- Consent of H.J. Gruy & Associates, Inc.
23.3     -- Consent of Porter & Hedges, L.L.P. (included in exhibit
            5.1).
24.1     -- Powers of Attorney (included on the signature page of
            this Registration Statement).
99.1     -- Form of Consent.

---------------

* To be filed by Amendment.

(b) Schedules: All schedules for which provision is made in applicable accounting regulations of the SEC have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant makes the following undertakings:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (3) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement I reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was being declared effective; and

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 5th day of October, 2001.

                                          CONTOUR ENERGY CO.

                                          By:    /s/ KENNETH R. SANDERS
                                            ------------------------------------
                                                     Kenneth R. Sanders
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jared D. Nielsen and Rick G. Lester, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed as of the 5th day of October, 2001, by the following persons in the capacities and on the dates indicated:

                       SIGNATURE                                       TITLE                    DATE
                       ---------                                       -----                    ----

                 /s/ KENNETH R. SANDERS                     President, Chief Executive     October 5, 2001
 ------------------------------------------------------        Officer and Director
                   Kenneth R. Sanders


                   /s/ RICK G. LESTER                        Executive Vice President,     October 5, 2001
 ------------------------------------------------------       Chief Financial Officer
                     Rick G. Lester                                and Director


                  /s/ JOHN J. CONKLIN                                Director              October 5, 2001
 ------------------------------------------------------
                    John J. Conklin


                 /s/ RALPH P. DAVIDSON                               Director              October 5, 2001
 ------------------------------------------------------
                   Ralph P. Davidson


                  /s/ ADAM P. GODFREY                                Director              October 5, 2001
 ------------------------------------------------------
                    Adam P. Godfrey


                   /s/ SETH W. HAMOT                                 Director              October 5, 2001
 ------------------------------------------------------
                     Seth W. Hamot

                       SIGNATURE                                       TITLE                    DATE
                       ---------                                       -----                    ----


                 /s/ ROBERT D. KINCAID                               Director              October 5, 2001
 ------------------------------------------------------
                   Robert D. Kincaid


                    /s/ EDWARD PARK                                  Director              October 5, 2001
 ------------------------------------------------------
                      Edward Park


                   /s/ WARD W. WOODS                                 Director              October 5, 2001
 ------------------------------------------------------
                     Ward W. Woods

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 2.1     -- Agreement and Plan of Consolidation among the Registrant,
         Kelley Oil Corporation, Kelley Oil & Gas Partners, Ltd.
            ("Kelley Partners") and the other parties named therein
            (incorporated by reference to Exhibit 2.1 to the
            Registrant's Registration Statement (the "Consolidation
            Registration Statement") on Form S-4 (Reg No. 33-84338)
            filed September 26, 1994, as amended).
 3.1     -- Certificate of Incorporation of the Registrant
         (incorporated by reference to Exhibit 3.1 to the
            Consolidation Registration Statement).
 3.2     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated December 20, 1994 (incorporated by reference to Exhibit 3.2 to the Consolidation
            Registration Statement).
 3.3     -- Certificate of Correction to Certificate of Incorporation
         of the Registrant dated February 12, 1996 (incorporated by reference to Exhibit 3.1 to the Registrant's Current
            Report on Form 8-K (File No. 0-25214) dated February 15,
            1996).
 3.4     -- Certificate of Designation of $2.625 Convertible
         Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current
            Report on Form 8-K (File No. 0-25214) dated February 10,
            1995).
 3.5     -- Certificate of Designations of Cumulative Convertible
         Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form
            8-K (File No. 0-25214) dated February 10, 1995).
 3.6     -- Certificate of Merger of Kelley Partners into Kelley Oil
         & Gas Corporation dated March 28, 1996 (Incorporated by
            reference to Exhibit 3.6 to the Company's Annual Report
            on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1997).
 3.7     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated April 29, 1996 (Incorporated by
            reference to Exhibit 3.7 to the Company's Annual Report
            on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1997).
 3.8     -- Certificate of Amendment to Certificate of Incorporation
         of the Registrant dated July 12, 1999 (incorporated by
            reference to Exhibit 3.8 to the Registrant's Registration
            Statement on Form S-4 (Reg. No. 333-84053) filed July 30,
            1999).
 3.9*    -- Certificate of Correction to Certificate of Amendment
            dated May 12, 2000.
 3.10    -- Bylaws of the Registrant (incorporated by reference to
         Exhibit 3.5 to the Consolidation Registration Statement).
 4.1     -- Certificate representing Common Stock of the Registrant
         (incorporated by reference to Exhibit 4.1 to the
            Consolidation Registration Statement).
 4.2     -- Certificate representing $2.625 Convertible Exchangeable
         Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.2 to the Consolidation Registration
            Statement).
 4.3     -- Supplemental Indenture dated February 7, 1995 among the
         Registrant, Kelly Partners and United States Trust Company
            of New York, relating to Kelly Partners' 8 1/2%
            Convertible Subordinated Debentures (the "8 1/2%
            Debentures") due 2000 (incorporated by reference to
            Exhibit 4.1 to the Registrant's Current Report on Form
            8-K (File No. 0-25214 dated February 10, 1995).
 4.4     -- Supplemental Indenture dated March 29, 1996 between the
         Registrant and United States Trust Company of New York,
            relating to the 8 1/2% Debentures (incorporated by
            reference to Exhibit 4.4 to the Registrant's Annual
            Report on Form 10-K (File No. 0-25214) for the year ended
            December 31, 1995).
4 .5     -- Indenture dated as of October 15, 1996, among the
         Registrant, as issuer, Kelley Oil Corporation and Kelley
            Operating Company, Ltd., as guarantors, and United States
            Trust Company of New York, relating to the Registrant's
            10 3/8% Senior Subordinated Notes due 2006 (incorporated
            by reference to Exhibit 4.1 to the Registrant's Quarterly
            Report on Form 10-Q (File No. 0-25214) for the quarterly
            period ended September 30, 1996).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
 4.6     -- Form of the Registrant's 10 3/8% Senior Subordinated Note
         Due 2006, Series B (incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-4
            (Reg. No. 333-18481) filed December 20, 1996, as
            amended).
 4.7     -- Indenture dated as of May 29, 1998, among the Company, as issuer, Kelley Oil Corporation and Kelley Operating Company,
            Ltd., as guarantors, and United States Trust Company of
            New York, relating to the Company's 10 3/8% Senior
            Subordinated Notes due 2006 (incorporated by reference to
            Exhibit 4.7 to the Company's Registration Statement on
            Form S-4 (Reg. No. 333-61681) filed August 17, 1998).
 4.8     -- Form of the Company's 10 3/8% Senior Subordinated Note
         Due 2006, Series D (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-4 (Reg.
            No. 333-61681 filed August 17, 1998).
 4.9     -- Indenture dated as of April 15, 1999 among the Company,
         Kelley Oil Corporation, Kelley Operating Company, Ltd. and
            Concorde Gas Marketing, Inc., as guarantors, and Norwest
            Bank Minnesota, National Association, relating to the
            Company's 14% Senior Secured Notes due 2003, maturing at
            105% of the stated principal amount B (incorporated by
            reference to Exhibit 4.13 to the Registrant's
            Registration Statement on Form S-4 (Reg. No. 333-84053)
            filed July 30, 1999).
 4.10    -- Form of the Company's 14% Senior Secured Notes due 2003,
         maturing at 105% of the stated principal amount
            (incorporated by reference to Exhibit B of Exhibit 4.13
            to the Registrant's Registration Statement on Form S-4
            (Reg. No. 333-84053) filed July 30, 1999).
 5.1*    -- Opinion of Porter & Hedges, L.L.P. regarding the legality of Common Stock and Redeemable Cash Equivalent Preferred
            Stock.
10.1     -- Amended and Restated Employee Stock Ownership Plan of
         Kelley Oil effective as of January 1, 1989 (incorporated by reference to Exhibit 10.15 to Kelley Oil's Annual Report
            on Form 10-K (File No. 0-17585) for the year ended
            December 31, 1991).
10.2     -- 1987 Incentive Stock Option Plan (the "1987 Plan") of
         Kelley Oil (incorporated by reference to Kelley Oil's Annual
            Report on Form 10-K (File No. 0-17585) for the year ended
            December 31, 1988).
10.3     -- 1991 Incentive Stock Option Plan (the "1991 Plan") of
         Kelley Oil (incorporated by reference to Exhibit 10.3 to
            Kelley Oil's Annual Report on Form 10-K (File No.
            0-175850 for the year ended December 31, 1991).
10.4     -- 1995 Incentive Stock Option Plan of the Registrant (the
         "1995 Plan") (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K (File No.
            0-25214) for the year ended December 31, 1995).
10.5     -- Amendment to the 1987 Plan, 1991 Plan and 1995 Plan
         (incorporated by reference to Exhibit 10.5 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.6     -- 1996 Nonqualified Stock Option Plan of the Registrant
         (incorporated by reference to Exhibit 10.4 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.7     -- Employment Agreement dated as of February 15, 1996
         between the Registrant and John F. Bookout, Jr.
            (incorporated by reference to Exhibit 10.2 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated February 15, 1996).
10.8     -- Employment Agreement dated as of October 1, 1998 with
         Rick G. Lester (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K (File No.
            001-14286) for the year ended December 31, 1998).
10.9     -- Employment Agreement dated as of July 31, 1999 with
         Kenneth R. Sanders (incorporated by reference to Exhibit
            10.9 to the Registrant's Annual Report on Form 10-K (File
            No. 001-14286) for the year ended December 31, 1999).
10.10    -- 1996 Incentive Stock Option Plan of the Registrant
         (incorporated by reference to Exhibit 10.11 to the
            Registrant's Annual Report on Form 10-K (File No.
            0-25214) for the year ended December 31, 1996).

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
10.11    -- 1997 Annual and Long-Term Incentive-Performance Plan of
         the Registrant (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K (File No.
            001-14286) for the year ended December 31, 1997).
10.12    -- Purchase and Sale Agreement, dated October 21, 1997,
         between the Company and SCANA Petroleum Resources, Inc.
            (incorporated by reference to Exhibit 10.2 to the
            Registrant's Current Report on Form 8-K (File No.
            0-25214) dated December 1, 1997).
10.13    -- Employment Agreement dated March 22, 2001 with Rick G.
         Lester (incorporated by reference to Exhibit 10.1 to the
            Registrant's Quarterly Report on Form 10-Q (File No.
            0-25214 dated May 11, 2001).
10.14    -- Employment Agreement dated March 22, 2001 with Kenneth R.
         Sanders (incorporated by reference to Exhibit 10.2 to the
            Registrant's Quarterly Report on Form 10-Q (File No.
            0-25214 dated May 11, 2001).
10.15    -- 2001 Stock Option and Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
            Report on Form 10-Q (File No. 0-25214) dated August 13,
            2001).
21.1     -- Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form
            10-K (File No. 0-25214) for the year ended December 31,
            1996).
23.1     -- Consent of Deloitte & Touche LLP.
23.2     -- Consent of H.J. Gruy & Associates, Inc.
23.3     -- Consent of Porter & Hedges, L.L.P. (included in exhibit
            5.1).
24.1     -- Powers of Attorney (included on the signature page of
            this Registration Statement).
99.1     -- Form of Consent.

---------------

* To be filed by Amendment.